UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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Buffalo Wild Wings, Inc.

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PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

BUFFALO WILD WINGS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held

         , 2017

TO THE SHAREHOLDERS OF BUFFALO WILD WINGS, INC.:

You are cordially invited to attend our 2017 Annual Meeting of Shareholders, to be held at          , Central Daylight Time on          , 2017, for the following purposes:

1.	To elect members of the Board of Directors, thereby setting the number of members of the Board of Directors at nine.

2.	To advise in a non-binding vote to approve the compensation of our executive officers as disclosed in the attached proxy statement, or a “say-on-pay” vote.

3.	To advise in a non-binding vote to recommend the frequency of future say-on-pay votes, or a “say-when-on-pay” vote.

4.	To approve the 2017 Incentive Compensation Plan.

5.	To ratify the appointment of our independent registered public accounting firm for fiscal year ending December 31, 2017.

6.	To take action on any other business that may properly come before the meeting or any adjournment thereof.

Accompanying this Notice of Annual Meeting is a Proxy Statement, a form of Proxy, and our Annual Report on Form 10-K for the year ended December 25, 2016.

Your vote will be especially important for our 2017 Annual Meeting of Shareholders. Marcato Capital Management (together with its affiliates and related parties, “Marcato”) has notified Buffalo Wild Wings that Marcato intends to nominate nominees for election to the Board of Directors at the meeting in opposition to the nominees recommended by our Board of Directors. You may receive a proxy statement, [color] proxy card and other solicitation materials from Marcato. Buffalo Wild Wings is not responsible for the accuracy of any information provided by or relating to Marcato or its nominees contained in solicitation materials filed or disseminated by or on behalf of Marcato or any other statements that Marcato may make.

The Buffalo Wild Wings Board of Directors does not endorse any Marcato nominees other than Sam B. Rovit and unanimously recommends that you vote FOR the election of each of the nominees proposed by the Board of Directors, including Sam B. Rovit, on your YELLOW proxy card. Although you are permitted to grant a proxy to anyone who provides you with a valid form of proxy, the Board of Directors strongly urges you not to sign or return any [color] proxy card sent to you by Marcato. If you have previously submitted a [color] proxy card sent to you by Marcato, you can revoke that proxy and vote for our Board of Directors’ nominees and on the other matters to be voted on at the 2017 Annual Meeting of Shareholders by using the enclosed YELLOW proxy card.

Whether or not you will attend the meeting, we hope that your shares will be represented and voted. In advance of the meeting on          , 2017, please cast your vote through the Internet, by telephone or by mail as described in your YELLOW proxy card. Instructions on how to vote are found in the section titled “Outstanding Shares and Voting Rights” on page 21.

Only shareholders of record as shown on our books at the close of business on          , 2017 will be entitled to vote at our 2017 Annual Meeting of Shareholders or any adjournment thereof. Each shareholder is entitled to one vote per share on all matters to be voted on at the meeting.

We encourage you to attend the meeting, but whether or not you plan to attend the 2017 Annual Meeting of Shareholders, please submit your completed proxy via phone, mail or internet as soon as possible. Proxies are revocable and will not affect your right to vote in person in the event you revoke the proxy and attend the meeting. The prompt return of proxies will help us avoid the unnecessary expense of further requests for proxies.

BY ORDER OF THE BOARD OF DIRECTORS,

Dated:	, 2017 Minneapolis, Minnesota	Jerry R. Rose Chairman of the Board

Important Notice Regarding the Availability of Proxy Materials for the Meeting of Shareholders to be held on          , 2017:

This Notice, the Proxy Statement, Form of Proxy and Annual Report on Form 10-K are available at

BUFFALO WILD WINGS, INC. PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS to be held: , 2017

2017 Annual Meeting of Shareholders   |   i

BUFFALO WILD WINGS, INC.

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

to be held

, 2017

Our Board of Directors is soliciting proxies from our shareholders to vote their shares of Common Stock at the Buffalo Wild Wings, Inc. 2017 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on           , 2017, at the location and for the purposes set forth in the Notice of Annual Meeting, and at any adjournment thereof. Buffalo Wild Wings, Inc. is referred to in this document as “we,” “us,” “our,” and the “company.”

The cost of soliciting proxies, including the preparation, assembly, and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of stock, will be borne by us. In addition to solicitation by the use of the mails, certain of our directors, officers and employees may solicit proxies by telephone, email or personal contact, and have requested brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our stock and will reimburse them for their reasonable out-of-pocket expenses in so forwarding such materials. Our company has retained MacKenzie Partners, Inc. to assist in the solicitation of votes and the distribution of proxy materials for a fee not to exceed $750,000, plus out-of-pocket expenses. MacKenzie Partners, Inc. expects that approximately 30 of its employees will assist in the solicitation of proxies. In addition, MacKenzie Partners, Inc. and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement. The total amount estimated to be spent for our proxy solicitations related to an annual meeting of shareholders is estimated to be approximately $         , approximately $          of which has been incurred to date. Costs representing amounts historically spent for a solicitation of proxies for the election of directors in the absence of a contest have not been excluded from these estimates, while costs represented by salaries and wages of any regular employees and officers of our company have been excluded. Additional information about persons who are participants in this proxy solicitation is set forth in Appendix B.

Any shareholder giving a proxy may revoke it any time prior to its use at the Annual Meeting (1) by giving written notice of such revocation to the Secretary or any one of our other officers (2) by submitting a timely, later dated written proxy (or voting instruction form if you hold shares through a broker), or (3) providing timely subsequent telephone or Internet voting instructions. Personal attendance at the Annual Meeting is not, by itself, sufficient to revoke a proxy unless written notice of the revocation or a later dated proxy is delivered to an officer before the revoked or superseded proxy is used at the Annual Meeting. Proxies will be voted as directed therein. Proxies which are signed by shareholders, but which lack specific instruction with respect to any proposal, will be voted in favor of the number and slate of directors proposed by the Board of Directors and listed herein, for the say-on-pay approval, for the say-when-on-pay approval, for the 2017 Incentive Compensation Plan, and for the ratification of our independent registered accounting firm.

The presence at the Annual Meeting in person or by proxy of the holders of a majority of our outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. If a broker returns a “non-vote” proxy, indicating a lack of voting instructions by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote proxy shall be deemed present at the meeting for purposes of determining a quorum but shall not be deemed to be represented at the meeting for purposes of calculating the vote required for approval of such matter. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall otherwise not be deemed to have been voted on such matter. As a result, an abstention on any proposal will have no effect on the outcome of the proposal, except it will have the same effect as a vote against the 2017 Incentive Compensation Plan and against ratification of our independent registered accounting firm.

The mailing address of the principal executive office of Buffalo Wild Wings is 5500 Wayzata Boulevard, Suite 1600, Minneapolis, Minnesota 55416. We expect that this Proxy Statement, the related Form of Proxy, and Notice of Annual Meeting will first be mailed to shareholders on or about          , 2017.

2017 Annual Meeting of Shareholders   |   1

proxy summary

Below is a summary of the information included in this Proxy Statement. Please refer to the complete Proxy Statement for full information and before you vote.

Meeting Information

Time:	Central Daylight Time

Date:	, 2017

Place:

Record Date:	, 2017

Voting Eligibility:	Shareholders as of the record date are entitled to vote, and each share of common stock is entitled to one vote on all matters to be voted on. As of the record date for the Annual Meeting, there were shares of common stock outstanding and expected to be entitled to vote at the Annual Meeting. There are no other securities outstanding and entitled to vote at the Annual Meeting.

Admission:	Only shareholders and authorized guests may attend the meeting and all attendees will be required to show a valid form of ID (such as a government-issued form of photo identification). If you hold your shares in street name (i.e. through a bank or broker), you must also provide proof of share ownership, such as a letter from your bank or broker or a recent brokerage statement.

How to Cast your Vote

YOUR VOTE IS IMPORTANT! Please cast your vote using the enclosed YELLOW proxy card and play a part in the future of Buffalo Wild Wings, Inc.

Marcato Capital Management (together with its affiliates and related parties, “Marcato”) has notified Buffalo Wild Wings that Marcato intends to nominate four nominees for election to the Board of Directors at the meeting in opposition to the nominees recommended by our Board of Directors. You may receive a proxy statement, [color] proxy card and other solicitation materials from Marcato. Buffalo Wild Wings is not responsible for the accuracy of any information provided by or relating to Marcato or its nominees contained in solicitation materials filed or disseminated by or on behalf of Marcato or any other statements that Marcato may make.

The Buffalo Wild Wings Board of Directors unanimously recommends that you vote FOR the election of each of the nominees proposed on the YELLOW proxy card. Although you are permitted to grant a proxy to anyone who provides you with a valid form of proxy, our Board strongly urges you not to sign or return any [color] proxy card sent to you by Marcato. If you have previously submitted a [color] proxy received by you from Marcato, our Board encourages you to revoke that proxy card and vote for our Board’s nominees and on the other matters to be voted on at the meeting by completing, signing and returning the enclosed YELLOW proxy card.

●	Shareholders of record, who hold shares registered in their own name, can vote by signing, dating and returning the enclosed YELLOW proxy card in the postage-paid return envelope, or by telephone or via the Internet, following the easy instructions shown on the enclosed YELLOW proxy card.

●	Beneficial owners, who own shares through a bank, brokerage firm or other financial institution, can vote by returning the voting instruction form, or by following the instructions for voting via telephone or the Internet, as provided by the bank, broker or other organization. If you own shares in different accounts or in more than one name, you may receive different voting instructions for each type of ownership. Please vote all your shares.

●	If you are a shareholder of record or a beneficial owner who has a legal proxy to vote the shares, you may choose to vote in person at the Annual Meeting. Even if you plan to attend the Annual Meeting in person, please cast your vote as soon as possible by using the YELLOW proxy card.

If you have any questions or need assistance voting, please contact MacKenzie Partners, Inc., our proxy solicitor assisting us in connection with the Annual Meeting, toll-free at 1-800-322-2885.

2017 Annual Meeting of Shareholders   |   2

PROPOSALS and Board Recommendations

Proposal No.	Proposal	Unanimous Board Recommendation	See Page
1	To elect members of the Board of Directors, thereby setting the number of members of the Board of Directors at nine.	FOR each nominee recommended by our Board on the YELLOW proxy card	8

2	To advise in a non-binding vote to approve the compensation of our executive officers as disclosed in the attached proxy statement (a “say-on-pay” vote).	FOR	41

3	To advise in a non-binding vote to recommend the frequency of future say-on-pay votes (a “say-when-on-pay” vote).	1 YEAR	42

4	To approve the 2017 Incentive Compensation Plan.	FOR	43

5	To ratify the appointment of our independent registered public accounting firm for fiscal year ending December 31, 2017.	FOR	60

If you sign and return the YELLOW proxy card or submit a proxy by telephone or over the internet and do not specify how your shares are to be voted, your shares will be voted in accordance with the recommendations of the Board of Directors.

COMPANY HIGHLIGHTS

Corporate Governance

●	8 of 9 directors are independent
●	6 of 8 independent directors have joined since 2014
●	Annual elections for all directors
●	New independent Board Chair was appointed on January 3, 2017, as part of an enhanced Chair rotation plan
●	Recent appointment of new Chairs for each Committee
●	Diversity reflected in composition of Board of Directors and director experience
●	Comprehensive risk oversight by full Board of Directors, with designated roles for each committee
●	Policies prohibit insiders from effecting short sales, hedging and pledging stock
●	Robust stock ownership guidelines for officers and non-employee directors
●	Executive sessions at beginning and end of each Board of Directors meeting
●	CEO sits on the board of only one other public company and no independent director sits on the boards of more than two other public companies
●	Annual evaluations of the Board of Directors and each of its committees, with follow-up discussions in executive session

Executive Compensation

The Compensation Discussion and Analysis section includes a detailed description of our executive compensation practices and the 2016 compensation decisions and payouts.

●	Reflective of our pay-for-performance philosophy, the Annual Incentive Program paid out at significantly below target levels in 2016, and the Equity Incentive Program paid out just above our three-year target.

●	The Compensation Committee solicited input from investors and advisors and made significant changes to the 2017 Compensation Program to reflect the input received.

●	The Compensation Committee follows best practices for establishing compensation mix and levels and using the programs to attract, retain and motivate senior executives.

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Background of the solicitation

The following timeline is provided in order to help shareholders understand the extent to which we have engaged with Marcato Capital Management (together with its affiliates and related parties, “Marcato”) during 2016 and 2017 regarding our strategic plan, our use of capital and our directors and nominees. These discussions have not led to an agreement between the parties, and Marcato has nominated four persons for election to serve as directors in place of four of the directors nominated and recommended for election by our Board of Directors. Our Board does not endorse the Marcato nominees other than Sam B. Rovit and unanimously recommends you vote the YELLOW proxy card FOR the election of each of the nominees recommended by our Board, including Sam B. Rovit.

On May 17, 2016, our Director of Investor Relations, Heather Pribyl, received and responded to an email from Matthew Hepler, a partner at Marcato, indicating that Marcato had acquired a 3.0% ownership position in the company.

On May 20, 2016, Mr. Hepler and Marcato Partner Mick McGuire had a phone conference with Ms. Pribyl. During this call Mr. McGuire and Mr. Hepler asked questions about the performance and operations of the company and asked about our current restaurant ownership profile.

On June 17, 2016, Mr. McGuire, Mr. Hepler and Eric Shapiro, Marcato analyst, met in Minneapolis with our CEO, Sally Smith, and other representatives from senior management. During this meeting, they toured a restaurant and Mr. McGuire, Mr. Hepler and Mr. Shapiro delivered a presentation calling for a change in compensation practices, cost-saving actions, increased international expansion, increased debt leverage and an immediate transition to a 90% franchised restaurant ownership profile (“refranchising”).

On June 28, 2016, Ms. Smith and Ms. Pribyl held a follow-up conference call with Mr. McGuire. On that call, Ms. Smith informed Mr. McGuire that Buffalo Wild Wings was already in the process of implementing many of the proposals made in Marcato’s presentation. Specifically, Ms. Smith highlighted Buffalo Wild Wings was in the process of amending future compensation plans, evaluating the capital allocation policy, initiating a cost-savings program and continuing to look for ways to quickly expand internationally. Mr. McGuire indicated to Ms. Smith that he expected the company to publicly commit to refranchising, within weeks. During this discussion, Mr. McGuire also disclosed to Ms. Smith that Marcato had increased its ownership to 4.9%.

On June 30, 2016, the Board of Directors held a meeting and invited representatives from its financial advisor, Lazard Freres & Co. (“Lazard”) to review the Marcato presentation in detail with our Board and to discuss the proposals presented.

On July 22, 2016, Ms. Smith and other members of our senior management team and a representative from Lazard met in person in Minneapolis for the second time with Mr. McGuire, Mr. Hepler and Mr. Shapiro, in the company’s home office. During that discussion, Ms. Smith provided background on our current restaurant ownership profile and explained some preliminary concerns with Marcato’s proposal of a 90% franchised model. Mr. McGuire stated that refranchising was central to his investment thesis for Buffalo Wild Wings. The same day, Marcato representatives and Lazard representatives held a follow-up call to review and discuss the assumptions used by Marcato in its presentation.

On July 25, 2016, the day prior to our second quarter earnings call, Marcato filed a Schedule 13D disclosing beneficial ownership of 5.1% of our outstanding common stock. That same day, Ms. Smith exchanged emails and a phone call with Mr. McGuire. The following day, Mr. McGuire emailed Ms. Smith a summary of analyst reactions to Marcato’s Schedule 13D.

On July 27, 2016, Ms. Pribyl held a follow-up call with Mr. Hepler and Mr. Shapiro during which they discussed our published results for the second quarter. During the days that followed, Ms. Smith and representatives of Lazard engaged in multiple phone calls and email exchanges with representatives of Marcato.

On July 30, 2016, Mr. Hepler informed representatives of Lazard by phone that Marcato expected a major announcement with respect to recapitalization and refranchising at the company’s upcoming Analyst Day. During this phone call, Mr. Hepler indicated his expectation that Marcato receive a commitment on refranchising plans from the company by August 2, 2016, three days following the phone call.

On July 31, 2016, advisors to the company provided Marcato with a non-disclosure agreement. Marcato executed the agreement on August 2, which allowed Marcato to see the materials to be presented at our Analyst Day on August 16, 2016.

2017 Annual Meeting of Shareholders   |   4

On August 3, 2016, we shared our preliminary Analyst Day script with Marcato.

On August 4, 2016, Lazard representatives held a call with Mr. McGuire regarding the draft materials. Mr. McGuire also had a phone conversation with our director, Oliver Maggard, on August 4. On August 5, 2016, in an effort to better understand the assumptions underlying Marcato’s financial models in its presentations, representatives of Lazard had a phone call with Mr. Hepler and Mr. Shapiro.

On August 7, 2016, Mr. Shapiro informed Lazard that Marcato was not willing to share any additional underlying financial analysis with respect to the models in Marcato’s presentation.

During the week of August 8, 2016, we furnished Marcato with further drafts of the Analyst Day materials. Mr. McGuire told Ms. Smith that he felt the company was not responding to the refranchising proposal effectively. He spoke with then-Chairman of our Board, James Damian, on the phone on August 10, and sent an email to Ms. Smith on August 11 regarding certain chief financial officer candidates that he felt should not be considered for the position.

On August 16, 2016, Buffalo Wild Wings held our Analyst Day, during which we shared details about our operations, growth plans and capital allocation strategy. Mr. Hepler and Mr. Shapiro attended the meeting. The following day, Marcato filed an amendment to its Schedule 13D that included a letter to Mr. Damian and a slightly revised version of the presentation that had been shared with management on June 17, 2016.

On August 18, 2016, at the company’s direction, Lazard had a discussion with Marcato’s counsel concerning the negotiation of a potential standstill and settlement. The parties were unable to come to an agreement during these discussions, as Mr. McGuire was only willing to consider such an agreement if two Marcato representatives (Mr. McGuire and Mr. Hepler) and three other Marcato-selected directors – a majority of the Board of Directors – were added. Marcato also demanded decision rights with respect to the appointment of our new chief financial officer.

On August 22, 2016, Marcato sent a letter demanding inspection of certain books and records of the company. We agreed to share shareholder list materials, in compliance with Minnesota law.

On August 23, 2016, a representative of Lazard, at the Company’s direction, contacted Marcato’s counsel to express openness to considering Marcato’s independent director suggestions.

On August 25, 2016, Marcato filed an amendment to its Schedule 13D that included a presentation criticizing certain elements of the Analyst Day presentation.

On August 29, 2016, we hosted a third in-person meeting in Minneapolis with Mr. McGuire and his team. During this meeting we further discussed the refranchising analysis and shared that we disagreed with the assumptions in the model. On August 31, 2016, Lazard representatives held a follow-up call with Marcato to further discuss these assumptions.

On September 12, 2016, Mr. Damian agreed to meet in person with Mr. McGuire and set October 18 as the date for that meeting.

On September 14, 2016, Marcato filed an amendment to its Schedule 13D.

On September 20, 2016, Mr. McGuire and Mr. Hepler met in person with Lazard representatives, during which meeting the parties continued to discuss modeling assumptions and other financial analysis. That same day, Marcato sent a second letter demanding inspection of certain books and records of the company, and we shared a shareholder lists from the company’s transfer agent and a list of shareholders through employee benefit plans.

On September 26, 2016, Ms. Smith held a call with Mr. McGuire during which they discussed Mr. McGuire’s proposals.

On October 5, 2016, Mr. McGuire presented Buffalo Wild Wings as an investment idea at the Ira Sohn Conference in San Francisco and, the next day, Marcato filed this presentation as an amendment to its Schedule 13D.

On October 11, 2016, after a thorough search process led by a leading national search firm and direct input from certain shareholders, the Board of Directors announced the addition of three new directors: Harmit Singh (Chief Financial Officer, Levi Strauss & Co.), Harry “Hal” Lawton (Senior Vice President of North America, eBay, Inc.) and Andre Fernandez (President, CBSRadio). The new directors were elected to fill vacancies created by the concurrent resignations of Dale Applequist and Warren Mack and an increase in the size of our Board by one.

On October 14, 2016, Marcato filed an amendment to its Schedule 13D reporting its demand for additional information relating to its earlier letters demanding inspection of books and records of the company.

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On October 18, 2016, Mr. Damian met in person with Mr. McGuire in Minneapolis, during which Mr. McGuire delivered to Mr. Damian his June presentation and provided additional feedback on the recent director appointments.

On October 24, 2016, following a thorough search with a leading national search firm, we announced the appointment of Alexander Ware as our new Chief Financial Officer.

On October 26, 2016, we held our regularly scheduled third quarter earnings call. The next day, Ms. Pribyl and our Chief Operating Officer, James Schmidt, held a follow-up call with Mr. Hepler and Mr. Shapiro to answer questions regarding our published results for the third quarter.

On October 26 and 27, 2016, Mr. McGuire and Mr. Maggard exchanged a series of emails, during which Mr. McGuire requested that he be permitted to address the full Board of Directors.

On November 18, 2016, during a regularly-scheduled meeting of the Board of Directors, our Board discussed Marcato’s latest interactions with management and directors. With assistance from its financial advisors, our Board also reviewed financial analysis of multiple refranchising scenarios, focusing on the impact to shareholder value.

On December 6, 2016, Marcato filed amendment to its Schedule 13D that included an open letter to our franchisees and announced the launch of a proxy solicitation campaign website.

On December 16, 2016, Mr. Ware, Mr. Singh, Mr. Lawton, and Ms. Pribyl held an in-person meeting with Mr. McGuire at his office in San Francisco. They were joined by Mr. Damian and an additional company director, Jerry Rose, on the phone. During this meeting, Mr. McGuire restated his thoughts on the performance of the company, the strength of the refranchising model and expectations of immediate action.

On December 19, 2016, the Board of Directors announced the appointment of Jerry R. Rose as its new Chair and Mr. Singh, Ms. Davis and Mr. Fernandez as the new chairs of its audit, compensation and governance committees, respectively.

On December 22 and 23, 2016, Mr. McGuire and Mr. Ware exchanged multiple emails and had a phone conversation regarding Marcato’s refranchising proposal and the timing of any action to be taken by Buffalo Wild Wings.

On December 23, 2016, Mr. McGuire sent emails to our management and certain directors regarding the announcement YUM! Brands had made about further refranchising efforts.

On January 18, 2017, the Board of Directors held a meeting during which it conducted a thorough review of sales driving and cost savings initiatives and evaluated our company’s capital allocation plans.

On January 24, 2017, we issued a press release announcing an expansion of our share repurchase program, as well as an acceleration of the time frame in which we will reach our leverage target.

On January 31, 2017, and February 6, 2017, Mr. Emil Lee Sanders, a Marcato Board nominee, contacted multiple franchisees to say he was interested in buying Buffalo Wild Wings restaurants from franchisees.

On February 6, 2017, Marcato filed an amendment to its Schedule 13D to announce its intention to nominate four director candidates for election at the Annual Meeting.

On February 7, 2017, we held our regularly scheduled fourth quarter and fiscal year earnings call. Ms. Pribyl and Mr. Ware held a follow-up call with Mr. Shapiro the following day to discuss our published results for the fourth quarter and full fiscal year.

On February 14, 2017, the Board of Directors met and discussed the Marcato nominations and settlement options.

The Board of Directors held a teleconference meeting on February 17, 2017, to further discuss initiating settlement negotiations with Mr. McGuire.

On February 20, 2017, at the company’s direction, the company’s financial advisor spoke with Mr. McGuire regarding a settlement. The company offered Marcato representation on its Board of Directors. Mr. McGuire indicated that he was only interested if all four of his nominees would be seated on the Board.

On February 22, 2017, Marcato filed an amendment to its Schedule 13D, which included a presentation directed to our shareholders.

On February 24, 2017, Mr. Fernandez spoke with Mr. McGuire on the phone to discuss scheduling interviews for each

2017 Annual Meeting of Shareholders   |   6

of the four Marcato nominees as part of the Governance Committee’s customary evaluation process. Mr. McGuire did not commit that he or his nominees would participate during this call.

On February 25, 2017, Mr. McGuire called Mr. Fernandez to inform him that Marcato’s director nominees would participate in director interviews, but that Mr. McGuire himself would not submit to the inverview process. Over the next few days, Marcato and Buffalo Wild Wings, through their respective counsel, arranged for telephone interviews with each of Marcato’s nominees, other than Mr. McGuire.

On March 6 and 7, 2017, the Governance Committee conducted telephone interviews with Marcato nominees Emil Lee Sanders, Sam Rovit and Scott Bergren. The Governance Committee met later in the day on March 7, 2017, to discuss the interviews and further evaluate the candidates, including whether they might recommend any of the director nominees to the Board of Directors.

On March 8, 2017, Marcato issued a press release with a presentation that documented stock sales of members of management and our Board of Directors.

On March 13, 2017, the independent association of Buffalo Wild Wings franchisees, Franchise Business Services, issued a press release announcing their support of management and their strategies for Buffalo Wild Wings.

On March 24, 2017, a representative of Spotlight Advisors, a financial advisor to the Company, spoke with Mr. McGuire on the phone to discuss settlement opportunities, but the parties were unable to come to agreement on a settlement.

On March 26, 2017, after interviewing multiple candidates and considering the Marcato nominees, the Board of Directors announced its decision to include Janice L. Fields (former President of McDonalds USA, LLC) and Sam B. Rovit (CEO of CTI Foods), on our 2017 slate of director nominees. The Board also announced that Mr. Damian and Michael Johnson will not be standing for re-election in 2017.

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ELECTION OF DIRECTORS (Proposal #1)

Our Bylaws provide that the number of directors shall be the number set by the shareholders at each regular meeting (though the Board of Directors may increase and the shareholders may increase or decrease the number between regular meetings). The Bylaws require that we have at least one director. In accordance with our principles of corporate governance, which require at least seven directors, and the recommendations of the Governance Committee, the Board of Directors set the number of directors at nine and selected the persons listed below as nominees to be elected at the Annual Meeting. Unless otherwise instructed, the proxies will be voted to elect the nine nominees listed below, thereby setting the number of members of the Board at nine. The election of the nominees to the Board requires the affirmative vote of a plurality of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter. As such, the nine directors receiving the most votes at the Annual Meeting will be seated as Directors.

You may receive a proxy statement, [color] proxy card and other solicitation materials from Marcato. The Buffalo Wild Wings Board of Directors does not endorse any Marcato nominees other than Sam B. Rovit and unanimously recommends that you vote FOR the election of each of the nominees proposed by the Board of Directors, including Sam B. Rovit, on the YELLOW proxy card.  Please note that voting to “withhold” with respect to any Marcato nominee on a [color] proxy card sent to you by Marcato is not the same as voting for your Board’s nominees because a vote to “withhold” with respect to any Marcato nominee on its [color] proxy card will revoke any YELLOW proxy you may have previously submitted. To support the Board of Directors’ nominees, you should vote FOR the Board’s nominees on the YELLOW proxy card and disregard, and not return, any [color] card sent to you by Marcato. If you have previously submitted a [color] proxy card sent to you by Marcato, you can revoke that proxy and vote for the Board of Directors’ nominees and on the other matters to be voted on at the meeting by using the enclosed YELLOW proxy card.

Your vote is very important. Even if you plan to attend the Annual Meeting, we request that you vote your shares by signing, dating and returning the enclosed YELLOW proxy card in the postage-paid envelope provided or by voting via the Internet or by telephone using the instructions provided on the enclosed YELLOW proxy card. If your brokerage firm, bank, broker-dealer or other similar organization is the holder of record of your shares (i.e., your shares are held in “street name”), you will receive voting instructions from the holder of record. You must follow these instructions in order for your shares to be voted. Your broker is required to vote those shares in accordance with your instructions. Because of the contested nature of the proposals, if you do not give instructions to your broker, your broker may not be able to vote your shares with respect to the election of directors or any of the other proposals. We urge you to instruct your broker or other nominee, by following those instructions, to vote your shares in line with the Board’s recommendations on the YELLOW proxy card.

The persons named as proxies intend to vote the proxies FOR the election of each of the Board’s nominees unless you indicate on the YELLOW proxy card a vote to “WITHHOLD” your vote with respect to any of the nominees.

If elected, the individuals listed below shall serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. Seven of the nine nominees identified in this proxy statement are current members of the Board of Directors. If, prior to the Annual Meeting, it should become known that any one of these nominees will be unwilling or unable to serve as a director after the Annual Meeting by reason of resignation, death, incapacity, or other unexpected occurrence, the proxies will be voted for such substitute nominee(s) as may be selected by the Board. Alternatively, the proxies may, at the Board’s discretion, be voted for such fewer number of nominees that may result from such resignation, death, incapacity, or other unexpected occurrence. Each of the nominees identified in this proxy statement has agreed to be named as a nominee in our proxy soliciting materials for the Annual Meeting. The Board has no reason to believe that any of the nominees listed below will withdraw or be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES
IDENTIFIED IN THIS PROXY STATEMENT AND THE YELLOW PROXY CARD.

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BUSINESS EXPERIENCE AND QUALIFICATIONS
Jerry R. Rose Director Since: 2010 Age: 66 Board Roles: Chairman of the Board	Cynthia L. Davis Director Since: 2014 Age: 55 Board Roles: Compensation Committee Chair Governance Committee

Career Highlights and Experience: Mr. Rose served as Corporate Vice President of Cargill, Inc. from 2004 to September 2012. Mr. Rose began his career at Cargill as a Financial Management Trainee and, during his 40-year tenure there, had multiple roles in the Accounting and Finance departments and gained extensive restaurant and supply chain expertise. Mr. Rose spent almost one half of his career working directly with a large number of restaurant chains, many of which were multi-national. Mr. Rose’s responsibilities included approving major dedicated supply chain operations and major innovation models, all of which required a significant understanding of each chain’s strategy. He drove the strategy for Cargill’s international investment activities and acquisitions, as well as serving as chair of the Cargill Business Excellence Committee, which focused on developing high-performance businesses in Cargill worldwide. Mr. Rose was assigned to Sunny Fresh Foods, where he worked for 12 years, rising to President in 1995. Under Rose’s leadership, Sunny Fresh Foods became the first food company to receive the Malcolm Baldrige Quality Award in 1999. He was a member of the Corporate Center and a platform leader for the Cargill Animal Nutrition, Animal Protein & Salt Platform and the Cargill BioFuels, BioIndustrial & Emerging Business Platform. He is a past member of the North Dakota and Arkansas State Societies of Certified Public Accountants and the American Institute of Certified Public Accountants.

Other Affiliations:

•        Daybreak Foods, a privately-held large egg production company operating in the United States, board and chairman since January, 2013.

Additional Qualifications and Skills: Mr. Rose is a financial expert who brings to our Board of Directors experience in strategic planning, acquisitions and capital allocation. He has senior management experience in a large global organization and brings experiences from the many restaurant companies he supported. He brings expertise in food production and processing, food manufacturing, financial markets, transportation and animal nutrition.

Career Highlights and Experience: Ms. Davis served as an executive at Nike for 10 years, most recently as Vice President of Nike Inc. and President of Nike Golf from 2008 until her retirement in December 2014. In her role with Nike Golf, she led the $800 million global golf business, including all product, marketing, sports marketing, sales, operations, finance, legal, and human resources responsibilities. Davis drove innovative profitable growth and a team of elite athletes headlined by two of the most iconic golf athletes. To that end, in 2013, she was recognized as one of Sports Illustrated’s “50 Most Powerful People in Sports.” Prior to joining Nike in 2005, Davis was the Senior Vice President of Golf Sponsorships, Sports Marketing and New Media for the Golf Channel. Leading up to that, she was the President and CEO of The Arnold Palmer Golf Company after serving as Vice President of the Ladies Professional Golf Association (LPGA). Davis is a former chairperson of the National Golf Foundation (NGF) and has served on the Golf 20/20 Executive Committee.

Other Affiliations:

•        Kennametal Inc. board of directors, including service on its audit and governance committees, since December 2012

Additional Qualifications and Skills: Through her business background, Ms. Davis brings to the Board of Directors significant global business leadership skills. She has experience in strategic planning, innovation and consumer initiatives, go-to-market profitable growth plans, and expertise in the sports industry. She also brings corporate governance experience to the Board, through her experience with other public companies.

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BUSINESS EXPERIENCE AND QUALIFICATIONS
Andre J. Fernandez Director Since: 2016 Age: 48 Board Roles: Governance Committee Chair Audit Committee	Janice L. Fields Director Since: N/A Age: 61 Board Roles: N/A

Career Highlights and Experience: Mr. Fernandez is the President and Chief Executive Officer of CBS RADIO. In this role, Mr. Fernandez is responsible for the overall direction and management of that company, which includes 117 over-the-air radio stations in 26 major markets, production and distribution of original content in sports, news and entertainment, and production of live events and festivals. Prior to joining CBS RADIO, Mr. Fernandez worked for Journal Communications Inc. from October 2008 to March 2015, where he served in multiple finance and strategy roles, most recently as the President and Chief Operating Officer. Previously, Mr. Fernandez served in a number of leadership roles of increasing responsibility at the General Electric Company, including Chief Financial Officer of Telemundo Communications; Chief Financial Officer and Controller of GE Latin America; Chief Financial Officer of GE Digital Energy; Assistant Treasurer of GE Corporate Treasury; and Chief Financial Officer of GE Capital Information Technology Solutions (ITS) Brazil. Additionally, Mr. Fernandez has been named to Billboard’s “Power 100” list which recognizes the most influential executives in the music industry and was ranked the second most powerful person in radio on Radio Ink’s “40 Most Powerful People in Radio” list.

Other Affiliations:

•        National Association of Broadcasters board of directors since May 2016.

•        Froedtert Health, a $2 billion academic healthcare system based in Wisconsin, board of directors since July 2010, Vice Chair from 2014-2016.

•        Television Bureau of Advertising, board member from 2014-2015.

Additional Qualifications and Skills: Mr. Fernandez brings to the Board of Directors global executive leadership skills. He has experience in mergers & acquisitions, P&L management, strategic planning, marketing, digital, global operations and sales.

Career Highlights and Experience: Ms. Fields served as President of McDonald’s USA, LLC, a subsidiary of McDonald’s Corporation, a fast food chain operator and franchiser, from January 2010 until her retirement in November 2012. Ms. Fields career at McDonald’s spanned more than 35 years. Ms. Fields held numerous other roles at McDonald’s, having started her career as a crew member. Prior to serving as President, she held several executive positions within McDonald’s USA, including U.S. Division President for the Central Division from 2003 through 2006 and Executive Vice President and Chief Operating Officer from 2006 through January 2010.

Other Affiliations:

•        Monsanto Corporation board of directors since 2008, chair of Sustainability and Corporate Responsibility Committee since 2015.

•        Chico’s FAS board of directors since 2013, chair of Corporate Governance and Nominating Committee since 2014.

•        Ronald McDonald House Charities Global Brand, a nonprofit organization supporting children’s health, board of directors since 2012.

Additional Qualifications and Skills: Ms. Fields will bring to the Board of Directors a wealth of restaurant industry experience. She has expertise related in operations franchising, marketing, risk management, supply chain, human resources and strategic planning.

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BUSINESS EXPERIENCE AND QUALIFICATIONS
Harry A. Lawton Director Since: 2016 Age: 42 Board Roles: Compensation Committee	J. Oliver Maggard Director Since: 1999 Age: 62 Board Roles: Audit Committee

Career Highlights and Experience: Mr. Lawton has served as Senior Vice President of North America at eBay, Inc. since May 2015. At eBay, Mr. Lawton’s responsibilities include all functions for the Americas business unit, including merchandising, marketing, operations, business selling, consumer selling, and advertising. He also has global responsibility for shipping, payments and risk, and trust functions. Before joining eBay, Mr. Lawton held a number of leadership positions at Home Depot, Inc. from May 2005 until May 2015, including Senior Vice President of Merchandising of Hardlines, and Senior Vice President and President of that company’s online business. Prior to Home Depot, Mr. Lawton served as an Associate Principle for McKinsey & Company from 2000 to 2005.

Other Affiliations:

•        Children’s Discovery Museum of San Jose board of directors since 2015

•        UVA Darden School corporate advisory board since 2011

Additional Qualifications and Skills: Mr. Lawton brings to our Board of Directors extensive experience in retail, technology, and global operations. He also contributes to the general management and strategic business development skills of our Board.

Career Highlights and Experience: Mr. Maggard has served as Managing Partner of Caymus Partners LLC, an investment banking firm, since October 2002, and as a Managing Partner of its affiliate Caymus Equity Partners, LLC, a private equity firm, since its founding in 2012. From January 1995 to October 2002, Mr. Maggard was a Managing Director and Partner of Regent Capital Management Corp., a private equity firm which he co-founded. Prior to founding Regent Capital, Mr. Maggard held various positions with Bankers Trust Company, Kidder Peabody & Company, Inc., Drexel Burnham Lambert Incorporated, and E.F. Hutton & Co.

Other Affiliations:

•        Serves as a director of four portfolio companies of Caymus Equity Partners, LLC, all privately held companies, including a chain of physical therapy facilities, a unit play in the consumer/wellness space, since 2016

Additional Qualifications and Skills: Mr. Maggard has significant financial experience and brings strong leadership to our Board of Directors and its Audit Committee. Throughout his career, he has advised and invested in numerous consumer oriented businesses, including multiple restaurant concepts. While reviewing hundreds of investment opportunities each year, he has a thorough understanding of the drivers of value in both public and private companies. He understands the importance of unit level economics as one of those value drivers, as well as how they have an impact on the financials of the overall company.

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BUSINESS EXPERIENCE AND QUALIFICATIONS
[Photo to Come]	Sam B. Rovit Director Since: N/A Age: 59 Board Roles: N/A	Harmit J. Singh Director Since: 2016 Age: 54 Board Roles: Audit Committee (Chair)

Career Highlights and Experience: Since October 2015, Mr. Rovit has served as President and Chief Executive Officer of CTI Foods, a leading provider of custom food solutions to major chain restaurants and food manufacturers. From September 2013 until March 2015, Mr. Rovit served as President of the Refrigerated Meals Business Unit at Kraft Foods, where he was responsible for managing iconic brands such as Oscar Mayer, Lunchables and Claussen Pickles. From February 2011 until August 2013, Rovit served as Kraft’s EVP, Strategy, and President of Planters Nuts. Prior to that, Mr. Rovit was President and CEO of Swift & Company, and he also served as Partner and Director at Bain & Company, Inc. where he led the firm’s Global Mergers & Acquisitions Practice.

Additional Qualifications and Skills: Mr. Rovit is a seasoned executive with over 20 years of experience in the food services industry. He has built and led consumer retail brands, and managed and serviced complex manufacturing supply chains. He will provide the Board and company with valuable industry knowledge, management experience and insight into value-maximizing strategies.

Career Highlights and Experience: Mr. Singh has served as Executive Vice President and Chief Financial Officer at Levi Strauss & Co. since January 2013. He is responsible for managing that company’s finance, information technology, strategic sourcing and global business services functions globally. Previously, Mr. Singh was Executive Vice President and Chief Financial Officer of Hyatt Hotels Corporation from 2008 to December 2012. Prior to that, he spent 14 years at Yum! Brands, Inc. in a variety of global leadership roles including Senior Vice President and Chief Financial Officer of Yum! Restaurants International (2005-2008) and Pizza Hut (2003-2005). Before joining Yum!, Mr. Singh worked in various financial capacities for American Express India & Area Countries.

Other Affiliations:

•        CNBC Global CFO Council, member 2015

•        Wall Street Journal CFO Network, member 2014

•        Avendra, LLC, board of directors and audit committee chair from 2009 to 2012.

•        Chartered Accountant from India

Additional Qualifications and Skills: Mr. Singh brings to our Board of Directors broad financial knowledge across a variety of industries, including financial services, restaurants, hospitality and retail apparel. He also brings global experience in franchisee management, real estate and development, growth expansion and business turnarounds. He has worked with a diverse group of shareholders - both of public and private companies. During his professional career he has lived in 3 countries and 5 cities.

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BUSINESS EXPERIENCE AND QUALIFICATIONS
Sally J. Smith Director Since: 1996 Age: 59

Career Highlights and Experience: Ms. Smith has served as our Chief Executive Officer and President since July 1996. She served as our Chief Financial Officer from 1994 to 1996. Prior to joining Buffalo Wild Wings, she was the Chief Financial Officer of Dahlberg, Inc., the manufacturer and franchisor of Miracle-Ear hearing aids, from 1983 to 1994. Ms. Smith began her career with KPMG LLP, an international accounting and auditing firm. Ms. Smith is a CPA.

Other Affiliations:

•        Hormel Foods Corporation board of directors since 2014

•        Alerus Financial Corporation, a private chain of financial institutions based in Grand Forks, North Dakota, board of directors since 2007

•        Allina Health, a not-for-profit health care system with 13 hospitals and more than 90 clinics, board of directors since 2012

•        National Restaurant Association board of directors, including service as its chairperson in 2011

Additional Qualifications and Skills: Ms. Smith has led our company through significant growth and success. Her financial background gives her focus on the details of restaurant economics and her involvement in the National Restaurant Association exposes her to the current issues in the restaurant industry. Her election as 2011 chairperson demonstrates that she is respected as an industry leader.

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CORPORATE GOVERNANCE

Our business affairs are conducted under the direction of our Board of Directors in accordance with the Minnesota Business Corporation Act and our Articles of Incorporation and Bylaws. Members of our Board are informed of our business by discussing matters with management, reviewing materials provided to them, and participating in meetings of our Board and its committees. The corporate governance practices that we follow are summarized below.

Recent Key Governance Actions

Our Board of Directors and its Governance Committee took significant actions in 2016 to enhance the composition of our Board and its effectiveness in guiding us through our future strategy. The Governance Committee, as part of its Board review and composition duties, conducted a thorough search process, which resulted in the nomination of three highly-qualified directors. The search process began with a review of the skills and experience of the current Board, as well as the diversity of backgrounds and expertise represented by the directors. The Governance Committee worked with a leading executive and director search firm to refine the profile of their desired candidates and then conducted a screening process of more than 20 candidates, which included resume reviews, interviews and background checks. The Committee interviewed the final three candidates and decided to recommend all three to our Board for election, given the breadth of their experience and qualifications. In conjunction with the election of these new directors, two of our longer-tenured directors resigned from our Board. Our Board and the Governance Committee are committed to an enhanced Board refreshment plan ongoing into the future.

The Governance Committee also recommended, and our Board approved, new leadership appointments in December 2016, which took effect on January 3, 2017. As a result, Jerry Rose was appointed Chairman of the Board, Cindy Davis was appointed Chair of the Compensation Committee, Andre Fernandez was appointed Chair of the Governance Committee, and Harmit Singh was appointed Chair of the Audit Committee. Each of these appointments reflects the strengths of the individual in those positions, and the Board is confident these are the appropriate leaders for success. Our Board is committed to a robust leadership rotation plan for the future. In addition, the Governance Committee, following their established nomination process, interviewed and considered each of the independent directors proposed by Marcato and interviewed and considered additional nominees.This process led to our Board, upon recommendation of its Governance Committee, nominating both Janice L. Fields and Sam B. Rovit to stand for election by our shareholders at the Annual Meeting.

Independence

Our Board of Directors has determined that a majority of its members and nominees are “independent directors” as defined by the listing standards of The Nasdaq Stock Market LLC (“NASDAQ”). The independent directors serving on our Board are Janice L. Fields, Cynthia L. Davis, Andre J. Fernandez, Sam B. Rovit, Harry A. Lawton, J. Oliver Maggard, Jerry R. Rose and Harmit J. Singh. In determining independence, our Board considered that Mr. Fernandez is the President of CBS Radio, which received payment for advertising. The amount involved was significantly less than 5% of either party’s gross revenue. It was determined that this relationship does not interfere with Mr. Fernandez’s ability to exercise independent judgment in carrying out the responsibilities of a director.

Code of Ethics & Business Conduct

Our Board of Directors has approved a Code of Ethics & Business Conduct, which applies to all of our Team Members, directors, and officers, and also a Code of Ethics (“Executive Code of Ethics” and together with our Code of Ethics & Business Conduct, the “Codes”), which applies to our principal executive officer, principal financial officer, principal accounting officer, controller, executive and senior vice presidents, vice presidents, and select financial leaders. The Codes address such topics as protection and proper use of our assets, compliance with applicable laws and regulations, accuracy and preservation of records, accounting and financial reporting, conflicts of interest, and insider trading. The Codes are available free of charge on our website at www.buffalowildwings.com and are available in print to any shareholder who sends a request for a paper copy to Buffalo Wild Wings, Inc., Attn. Investor Relations, 5500 Wayzata Boulevard, Suite 1600, Minneapolis, Minnesota 55416. We intend to include on our website any amendment to, or waiver from, a provision of our Executive Code of Ethics that applies to

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our principal executive officer, principal financial officer, principal accounting officer, or controller and relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K.

Meeting Attendance

Board and Committee Meetings. During fiscal 2016, our Board of Directors held seven meetings. Each director attended at least 75% of the meetings of the Board and the committees on which such director served.

Annual Meeting of Shareholders. Our policy is that all directors are expected to attend our annual meeting of shareholders. If a director is unable to attend an annual meeting, the director must send a written notice to our Secretary at least one week prior to the meeting. All of our directors attended our 2016 Annual Meeting of Shareholders.

Executive Sessions of the Board

An executive session of independent directors is generally held at the time of each regular Board of Directors meeting.

Board Leadership Structure

Our principles of corporate governance give the Board of Directors the authority to choose whether the roles of Chairman of the Board and Chief Executive Officer are held by one person or two people. Our Board has chosen to have separate people fill the role of Chairman and CEO, and we believe that our current leadership structure is appropriate at this time.

Our Chief Executive Officer and Chairman have an excellent relationship that has given the Chief Executive Officer the freedom to successfully manage our company under the strong and insightful guidance of the Board of Directors. Our Board has eight independent members and one non-independent member, who is also our Chief Executive Officer. We believe that the number of independent, experienced directors that make up our Board, along with the independent oversight of the Board by the non-executive chairman, benefits us and our shareholders. All our independent directors have demonstrated leadership in other organizations and are familiar with Board processes.

Board’s Role in Risk Oversight

While each of the committees of the Board of Directors evaluate risk in their respective areas of responsibility, our Governance Committee is primarily responsible for overseeing the risk management processes on behalf of the full Board. We believe that designating a committee to be specifically focused on our company’s risk profile is beneficial, given the increased importance of monitoring risks in the current economic and business climate. We employ a risk management team that oversees day-to-day company risks as well as enterprise and strategic risk management. The Governance Committee meets with a member of the risk management team at every regular meeting to discuss our company’s risk profile and hear a report on specific issues as well as an enterprise risk assessment, and the member of the risk management team is given the opportunity for an executive session with the Governance Committee. The Governance Committee reports to the full Board on the most significant risk issues.

In addition to the Governance Committee’s role in enterprise risk management oversight, other committees also play a role in risk oversight. Our Compensation Committee is responsible for the oversight of our talent and compensation risk. With respect to compensation-related risk, the Compensation Committee completes an annual review of the Team Member compensation plans in order to determine whether any of the plans or policies are reasonably likely to have a material adverse effect on our company. To complete this review, we first considered all compensation policies and practices for our Team Members, including the base salaries, annual/quarterly cash incentive and long-term equity incentive award plans of our executive officers, as well as the compensation plans of our management-level Home Office Team Members, Field Leadership Team and Restaurant General Managers. This review is assisted by our outside compensation consultant. As part of our review, we considered whether any of our compensation policies and practices varied significantly from the overall risk and reward structure of our company and whether any of our compensation policies and practices incent individuals to take short-term risks that are inconsistent with our long-term goals. Upon completion of this review, our Compensation Committee determined there are no risks arising from our company’s compensation policies and practices that are reasonably likely to have a material adverse effect on our company.

Our Audit Committee is responsible for the oversight of our internal control and financial reporting risk. Internal control and financial reporting risk relates to the reliability of our financial reporting and compliance. Our Audit Committee receives regular updates from our legal department, internal audit department and representatives of our independent registered public accounting firm, which include updates on any risks arising from changes in government regulation to which we are subject. Our

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Audit Committee and, when appropriate, the full Board of Directors provides input on data risk as the processes, procedures and internal controls we have established concerning our data privacy and protection are integrally related to the internal controls we have established for financial reporting and compliance.

Our Board of Directors is also responsible for the oversight of our competitive environment, brand damage and cyber security risk. Competitive environment risk is monitored by the full Board through the periodic review of our operating performance and strategic plan. Brand damage risk is the risk to our company’s brand and reputation that may arise from a major incident or negative comments in the media, including social media. The Board receives periodic reports from management on potential incidents or media exposure that may cause damage to our brand and the risks relating to such damage. The full Board, and the Governance Committee in particular, regularly hears reports on management’s work upgrading and maintaining its information technology and systems to protect our company, to the greatest extent possible, against cyber risks and security breaches.

While the Board of Directors and the Governance Committee provide oversight to our risk management team, management is ultimately responsible for day-to-day risk management activities. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company, and our Board leadership structure supports this approach.

Committees of the Board

Our Board of Directors has established the following committees: Audit Committee, Compensation Committee, Governance Committee, Executive Committee and Compliance Committee.

Audit Committee. The Audit Committee reviews, in consultation with our independent registered public accounting firm, our financial statements, accounting and other policies, accounting systems, internal audit reports, and the adequacy of internal controls for compliance with corporate policies and directives. The Audit Committee is responsible for the engagement of our independent registered public accounting firm and reviews other matters relating to our relationship with our independent registered public accounting firm. The Audit Committee also oversees the administration of our related party transactions policy, which is described in “Certain Relationships and Related Transactions” on page 59. The “Report of Audit Committee” is included on page 61. The Audit Committee held twelve meetings during fiscal 2016.

The current members of the Audit Committee are Harmit J. Singh, Chair, James M. Damian, Andre J. Fernandez, and J. Oliver Maggard. All members of the Audit Committee are “independent directors” as defined by NASDAQ’s listing standards and meet the additional independence criteria for audit committee members set forth in the listing standards and SEC Rule 10A-3. The Board of Directors has determined that Andre J. Fernandez, J. Oliver Maggard, and Harmit J. Singh are “audit committee financial experts” as defined by Item 407(d)(5) of Regulation S-K under the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We acknowledge that the designation of Mr. Fernandez, Mr. Maggard, and Mr. Singh as audit committee financial experts does not impose on Mr. Fernandez, Mr. Maggard, and Mr. Singh any duties, obligations, or liability greater than the duties, obligations, and liability imposed on Mr. Fernandez, Mr. Maggard, and Mr. Singh as a member of the Audit Committee and the Board in the absence of such designation or identification.

Compensation Committee. The Compensation Committee develops and administers compensation policies and plans and is responsible for producing the “Compensation Committee Report,” which is on page 41 of this Proxy Statement. The Compensation Committee designs and oversees our compensation programs for our Chief Executive Officer, Chief Operating Officer, Executive Vice Presidents, and Senior Vice Presidents. Our independent directors are responsible for final approval of the Chief Executive Officer’s compensation. The Compensation Committee is vested with the same authority as the Board of Directors with respect to the granting of awards and the administration of our equity and non-equity plans. As part of its annual performance review of the Chief Executive Officer, which is conducted in connection with recommending the Chief Executive Officer’s compensation, the Compensation Committee may interview other executive officers. In approving compensation for other executive officers, the Compensation Committee takes into account recommendations from the Chief Executive Officer, among other factors. The Compensation Committee held seven meetings during fiscal 2016.

The current members of the Compensation Committee are Cynthia L. Davis, Chair, Michael P. Johnson, and Harry A. Lawton. All members of the Compensation Committee are “independent directors” as defined by NASDAQ’s listing standards; “non-employee directors” as defined by Rule 16b-3 of the Exchange Act; and “outside directors” as defined in Section 162(m) of the Internal Revenue Code. All of the committee members also meet the additional independence criteria for compensation committee members set forth in the listing standards and SEC Rule 10C-1 promulgated under the Exchange Act.

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In setting 2016 compensation, the Compensation Committee retained Frederic W. Cook, Inc. (“FW Cook”) as its compensation consultant. FW Cook was retained by and reported directly to the Compensation Committee. The Compensation Committee consulted with FW Cook regarding our compensation plans, policies, and annual programs, with FW Cook attending most of the Committee’s meetings. FW Cook did not provide any other consulting services to us. We have concluded that the work of the compensation consultant in fiscal 2016 did not raise any conflict of interest.

Governance Committee. The Governance Committee, acting as a nominating committee, screens and recommends to the Board of Directors candidates for nomination. The Committee also recommends to the Board the members of various committees, addresses corporate governance matters and oversees enterprise risk management. The current members of the Governance Committee are Andre J. Fernandez, Chair, Cynthia L. Davis, and Michael P. Johnson. All members of the Governance Committee are independent directors. The policies of the Governance Committee are described more fully in the “Governance Committee Report” on page 18. The Governance Committee held eleven meetings during fiscal 2016.

In recommending the non-employee director compensation to the Board of Directors, the Governance Committee retained FW Cook as its consultant. Also during 2016, the Governance Committee engaged a professional search firm to assist in identifying and evaluating candidates to serve as directors.

Executive Committee. During the intervals between meetings of the Board of Directors, the Executive Committee has all the powers of the Board in the management of our business, properties and affairs, including any authority to take action provided in our Bylaws to be taken by the Board, subject to applicable laws. The Executive Committee, however, is not authorized to fill vacancies of the Board or its committees, declare any dividend or distribution or take any action which, pursuant to the Bylaws, is required to be taken by a vote of a specified portion of the whole Board. On December 19, 2016, the Board of Directors dissolved the Executive Committee effective January 3, 2017. The members of the Executive Committee were Sally J. Smith, J. Oliver Maggard, and James M. Damian. The Executive Committee held one meeting during fiscal 2016.

Compliance Committee. On December 4, 2008, to comply with Nevada gaming laws, the Board of Directors formed a Compliance Committee, which was empowered to exercise its best efforts to identify and evaluate situations arising in the course of our business that may adversely affect the objectives of gaming control. As established, the Compliance Committee was to have at least three members, including a director and at least one person who is familiar with gaming regulatory laws and procedures and is independent of our company. For approximately the past eight years, the three members of the Compliance Committee were now-retired board member Warren E. Mack, our Chief Operating Officer, James M. Schmidt, and an outside independent member. The Compliance Committee held four meetings during fiscal 2016.

After eight years of operating its gaming compliance program in good standing, we, with approval from the Board of Directors, has petitioned the Nevada Gaming Control Board (“NGCB”) to request administrative consideration and approval to modify its gaming compliance plan so as to remove the plan’s requirement to maintain a Compliance Committee; the pending request also seeks to have the plan’s Compliance Officer (who is an employee of our company) now provide semi-annual compliance reports directly to the Chief Operating Officer—instead of quarterly reports to the Compliance Committee—and an annual compliance summary to the Governance Committee. Outside gaming counsel will provide the semi-annual compliance reports to the NGCB and will continue to advise the Compliance Officer, and, as needed, the Governance Committee, on relevant compliance issues. With direction from the Governance Committee, the Compliance Officer may use any of our resources and whatever means she/he deems appropriate to support the objectives of gaming control. We expect to receive a response to our modification request later this year.

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Communications with the Board

Shareholders may communicate directly with the Board of Directors. All communications should be directed to our Secretary at the address below and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors or for non-management directors. If no specific director is named, the communication will be forwarded to the entire Board. The communication will not be opened before being forwarded to the intended recipient, but it will go through normal security procedures. Shareholder communications to the Board should be sent to the attention of our “Corporate Secretary” at:

Buffalo Wild Wings, Inc.
5500 Wayzata Boulevard, Suite 1600
Minneapolis, MN 55416

GOVERNANCE COMMITTEE REPORT

The Governance Committee is comprised of independent directors. In accordance with its written charter, as well as the principles of corporate governance adopted by the Board of Directors and the nominating policies, the Governance Committee assists the Board with fulfilling its responsibilities regarding any matters relating to corporate governance, including selection of candidates for our Board. Its duties include oversight of: the principles of corporate governance by which Buffalo Wild Wings and the Board are governed; the codes of ethical conduct and legal compliance by which Buffalo Wild Wings and its directors, executive officers, Team Members, and agents are governed; policies for evaluation of the Board and the chairperson; policies for election and reelection of directors; and policies for succession planning for the Chief Executive Officer, Board chairperson, and other Board leaders. In addition, the Committee is responsible for ongoing review of the composition of the Board, focusing on the governance and business needs and requirements of our company, screening of director candidates and recommending nominees to the Board, evaluating the performance of directors, recommending director compensation to the Board and recommending the reelection of directors who are performing effectively and who continue to provide a competency needed on the Board. The Governance Committee is committed to an active Board refreshment process and chairperson rotation program. In 2016 and early 2017, pursuant to these goals, the Governance Committee recommended three directors be added to the Board, two directors rotate off the Board, and introduced a new Chair for the Board and each Committee. The Committee also has recommended two new directors to be added to the slate for the 2017 Annual Meeting. Our principles of corporate governance provide that there should be at least seven directors on the Board, with a majority being independent.

Each year, the Governance Committee oversees the evaluation process for the Board of Directors and its committees. Each director completes a written evaluation of the Board and their respective Committees, and the Secretary also conducts a follow-up evaluation phone call, accompanied by the Board Chair and Governance Committee Chair. The Board and each Committee discuss the results of the evaluations in Executive Session.

The Governance Committee will consider candidates for nomination as a director recommended by shareholders, directors, third-party search firms, and other sources. Director candidates should have certain minimum qualifications, including being able to read and understand basic financial statements, being familiar with our business and industry, having high standards of personal ethics and mature judgment, being able to work collegially with others, having commitment to shareholder value and being willing to devote the necessary time and energy to fulfilling the Board’s responsibilities. Independent directors are not permitted to serve on more than two other boards of public companies without approval from the Board. The Governance Committee may modify these minimum qualifications from time to time. In addition, factors such as the following may be considered:

•	appropriate size and the diversity of our Board of Directors;

•	current and future needs of the Board with respect to the particular talents and experience of its directors to properly guide our strategy;

•	the knowledge, skills and experience of nominees, including experience in the restaurant, retail and entertainment industry in which our company operates, business, finance, management or public company board service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board and anticipated needs given board refreshment plans;

•	familiarity with domestic and international business matters;

•	legal and regulatory requirements, and experience with accounting rules and governance practices;

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•	appreciation of the relationship of our business to the changing needs of society; and

•	desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by a new member.

During its ongoing review, the Governance Committee evaluates the overall composition of the Board, the skills and experiences represented by incumbent directors and the need for new directors to replace retiring directors or expand the Board. In seeking new director candidates, the Governance Committee considers the skills, expertise and qualities that will be required to effectively oversee the current and future strategic plans of our company. The Governance Committee, in conjunction with these needs, also considers the diversity of the Board in terms of geographic representation, gender and ethnic makeup of its members. The Board evaluates the makeup in the context of the Board as a whole with the objective of recommending a group that can work together using its diversity of experience and perspective to ensure that our company is well managed, performance is optimized and that decisions represent the best interests of our company and its shareholders.

Shareholders who wish to recommend one or more persons as a director candidate must provide a written recommendation to our Secretary. Notice of a recommendation must include the shareholder’s name, address, and the number of Buffalo Wild Wings shares owned, along with information with respect to the person being recommended, i.e. name, age, business address, residence address, current principal occupation, five-year employment history with employer names and a description of each employer’s business, the number of shares beneficially owned by the prospective nominee, whether such person can read and understand basic financial statements, and other board memberships, if any. The recommendation must be accompanied by a written consent of the prospective nominee to stand for election if nominated by the Board of Directors and to serve if elected by the shareholders. We may require a nominee to furnish additional information that may be needed to determine the eligibility of the nominee.

Shareholders who wish to present a proposal at an annual meeting of shareholders must provide a written notice to our Secretary at the address below. For each proposal, the notice must include a brief description of the matter to be brought before the meeting, the reasons to bring the matter before the meeting, the shareholder’s name, address, and number of shares owned, and any material interest that the shareholder may have in the proposal. The Secretary will forward the proposals and recommendations to the Governance Committee. See “Shareholder Proposals” on page 61.

Buffalo Wild Wings, Inc.

5500 Wayzata Boulevard, Suite 1600

Minneapolis, MN 55416
Attention: Corporate Secretary

A copy of the current Governance Committee Charter can be found on the Buffalo Wild Wings website at www.buffalowildwings.com.

Members of the Governance Committee

Andre J. Fernandez, Chair Cynthia L. Davis Michael Johnson

Compensation to Non-Employee Directors

Cash Compensation. In addition to being reimbursed for out-of-pocket expenses incurred while attending Board of Directors or committee meetings, the non-employee directors received the following cash compensation in 2016. The director compensation is determined by the full Board, upon recommendation from the Governance Committee, and is effective at the May meeting each year. The fees are paid at the quarterly Board meetings.

Board members annual cash retainer	$60,000
Board chair fee	$25,000
Non-chair member fee for Audit, Compensation, Governance and Compliance Committees	$8,000
Non-chair member fee for Executive Committee	$4,000
Chair fee for Audit Committee	$20,000
Chair fee for Compensation Committee	$16,000
Chair fee for Governance Committee	$10,000
Chair fee for Executive Committee	$5,000

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Equity Compensation. The non-employee directors are entitled to an annual grant of fully-vested stock units for the number of shares with a grant date fair value equal to approximately $95,000. To determine the number of stock units to grant, we divide $95,000 by the average of the twenty data points that represent the daily high and low stock price of the ten preceding trading days. Because of this methodology, the value of the stock awards will not likely be exactly $95,000. In 2016, each of our outside directors received a grant of 707 stock units, which were credited to the directors on May 13, 2016. In 2017, the annual grants are expected to be approved at a meeting of the Board of Directors scheduled for          .

Stock Ownership Guidelines. We require our non-employee directors to maintain a minimum level of stock ownership to strengthen alignment with our shareholders. Our current guidelines require non-employee directors to own stock (including stock units) equal to five times the annual cash retainer within six years of joining the Board of Directors. Additional details regarding our stock ownership guidelines for non-employee directors and executives can be found on page 39 of this proxy statement.

Deferred Compensation. Our Deferred Compensation Plan permits the directors to defer up to 100% of compensation, including fees and stock unit grants. Currently, no director has elected to defer any portion of compensation.

Compensation Consultant. In recommending the non-employee director compensation to the Board of Directors, the Governance Committee retained FW Cook as its consultant.

Director Compensation Table. The table below summarizes the compensation paid by us to our non-employee directors during fiscal year 2016.

Name	Fees Earned or Paid in Cash		Stock Awards(4)	Total
Dale M. Applequist(1)	$90,000	(2)	$94,962	$184,962
James M. Damian	$105,000		$94,962	$199,962
Cynthia L. Davis	$76,000		$94,962	$170,962
Andre J. Fernandez(3)	$15,000		–	$15,000
Michael P. Johnson	$84,000		$94,962	$178,962
Harry A. Lawton(3)	$15,000		–	$15,000
Warren E. Mack(1)	$91,250	(2)	$94,962	$186,212
J. Oliver Maggard	$91,000		$94,962	$185,962
Jerry R. Rose	$77,000		$94,962	$171,962
Harmit J. Singh(3)	$15,000		–	$15,000

(1)	Mr. Applequist and Mr. Mack retired October 6, 2016.
(2)	Mr. Applequist and Mr. Mack were paid in 2016 for a full year of board service that began in May 2016.
(3)	Mr. Fernandez, Mr. Lawton and Mr. Singh were elected to our Board of Directors on October 6, 2016.
(4)	The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, of stock unit awards made under our 2012 Equity Incentive Plan. Assumptions used in the calculation of these amounts are included in footnote 1(w) to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 25, 2016 filed with the Securities and Exchange Commission.

2017 Director Compensation Actions. In order to simplify the compensation for the directors, the Board approved a revised cash payment compensation program for 2017. This program will go into effect as of May 11, 2017. The Board of Directors approved the following compensation changes for 2017:

Board members annual cash retainer	$75,000
Board chair fee	$25,000
Chair of Audit Committee fee	$20,000
Chairs of Compensation and Governance Committee fee	$16,000

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OUTSTANDING SHARES AND VOTING RIGHTS

Our Board of Directors has fixed          , 2017 as the record date for determining shareholders entitled to vote at the Annual Meeting. Persons who were not shareholders on such date will not be eligible to vote. At the close of business on the record date, there were         shares of our Common Stock issued and outstanding. The Common Stock is our only outstanding class of capital stock. Each share of Common Stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. Holders of Common Stock are not entitled to cumulative voting rights.

Under applicable Minnesota law, the voting requirement for each proposal included in this proxy statement is as follows:

Proposal No.	Proposal	Voting Requirement
1	To elect members of the Board of Directors, thereby setting the number of members of the Board of Directors at nine.	Requires affirmative vote of a plurality of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter.

2	To advise in a non-binding vote to approve the compensation of our executive officers as disclosed in the attached proxy statement (a “say-on-pay” vote).	Will be deemed to have received advisory approval if the proposal receives more FOR votes than AGAINST votes.

3	To advise in a non-binding vote to recommend the frequency of future say-on-pay votes (a “say-when-on-pay” vote).	Level of frequency that receives the affirmative vote of a plurality of the FOR votes cast with respect to the proposal.

4	To approve the 2017 Incentive Compensation Plan.	Requires the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter, provided that such majority must be greater than 25% of our outstanding shares.

5	To ratify the appointment of our independent registered public accounting firm for fiscal year ending December 31, 2017.	Requires the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter, provided that such majority must be greater than 25% of our outstanding shares.

If a shareholder indicates on their proxy that they wish to abstain from voting, including brokers holding their customers’ shares who cause abstentions to be recorded, these shares are considered present and entitled to vote at the Annual Meeting and those shares will count toward determining whether or not a quorum is present at the meeting. However, an abstention on any proposal will have no effect on the outcome of the proposal, except that it will have the same effect as a vote against the 2017 Incentive Compensation Plan and against the ratification of our independent registered accounting firm. A shareholder (including a broker) who does not give authority to vote, or withholds authority to vote, on a certain proposal will not be considered present and entitled to vote on that proposal.

If a shareholder who holds their shares through a broker does not give instructions to the broker as to how to vote the shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against “routine” proposals, such as the ratification of the auditors. Brokers cannot vote on their customers’ behalf on “non-routine” proposals such as the election of directors or approval of the compensation of our named executive officers. These rules apply to brokers holding our shares even though our common stock is traded on the NASDAQ Global Select Market. If a broker votes shares that are unvoted by its customers for or against a “routine” proposal, these shares are counted for the purpose of establishing a quorum and also will be counted for the purpose of determining the outcome of “routine” proposals. If a broker does not receive voting instructions as to a non-routine proposal, or chooses to leave shares unvoted on a routine proposal, a “broker non-vote” occurs and those shares will be counted for the purpose of establishing a quorum, but not for determining the outcome of those proposals. Shares that are subject to broker non-votes are considered not entitled to vote on the particular proposal, and effectively reduce the number of shares needed to approve that proposal. In the event of a contested vote at the Annual Meeting, none of the proposals presented will be deemed “routine” and, as such, no broker will be permitted to vote its customer’s shares without receiving instructions from that customer.

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SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table provides information as of March 24, 2017, concerning the beneficial ownership of our Common Stock by (i) the named executive officers in the Summary Compensation Table, (ii) each of our directors, (iii) all current directors and executive officers as a group, and (iv) each shareholder who we know beneficially owns more than 5% of our outstanding Common Stock. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them.

Name or Identity of Group	Number of Shares Beneficially Owned(1)	Percent of Class(1)
Sally J. Smith(2)	86,519	*
James M. Schmidt(3)	50,049	*
Alexander H. Ware(4)	5,085	*
Judith A. Shoulak(5)	30,787	*
Emily C. Decker(6)	14,019	*
Jeffrey B. Sorum(7)	14,209	*
Mary J. Twinem(8)	36,239	*
Kathleen M. Benning(9)	14,119	*
James M. Damian	3,100	*
Cynthia L. Davis	1,598	*
Andre J. Fernandez	–	–
Janice L. Fields	–	–
Michael P. Johnson	15,586	*
Harry A. Lawton	–	–
J. Oliver Maggard	3,522	*
Jerry R. Rose	4,329	*
Sam B. Rovit	–	–
Harmit J. Singh	–	–
All Current Executive Officers and Directors as a Group (17 Persons)(10)	257,136	1.59%

FMR LLC(11) 245 Summer Street Boston, MA 02210	2,547,033	15.78%
BlackRock, Inc.(12) 55 East 52nd Street New York, NY 10055	1,765,706	10.94%
The Vanguard Group(13) 100 Vanguard Blvd. Malvern, PA 19355	1,403,268	8.70%
Marcato Capital Management LP(14) 4 Embarcadero Center, Suite 2100 San Francisco, CA 94111	976,100	6.05%

*	Less than 1% of the outstanding shares of Common Stock.
(1)	Under the rules of the SEC, shares not actually outstanding are deemed to be beneficially owned by an individual if such individual has the right to acquire the shares within 60 days. Accordingly, shares deemed beneficially owned by virtue of an individual’s right to acquire them are also treated as outstanding when calculating the percent of the class owned by such individual and when determining the percent owned by any group in which the individual is included. Percentages are based on 16,136,768 shares of our Common Stock outstanding as of March 24, 2017.
(2)	Includes 40,446 shares subject to options exercisable within 60 days of March 24, 2017.
(3)	Includes 6,322 shares subject to options exercisable within 60 days of March 24, 2017 and 8,212 shares issuable in settlement of stock units under our Deferred Compensation Plan, which settlement may occur upon his separation from service.
(4)	Includes 2,721 shares subject to options exercisable within 60 days of March 24, 2017.
(5)	Includes 10,053 shares subject options exercisable within 60 days of March 24, 2017.
(6)	Includes 3,632 shares subject to options exercisable within 60 days of March 24, 2017.
(7)	Includes 3,057 shares subject to options exercisable within 60 days of March 24, 2017.
(8)	Ms. Twinem retired from all positions with our company in February 2016.
(9)	Ms. Benning resigned from all positions with our company in September 2016. Includes 316 subject to options exercisable within 60 days of March 24, 2017.
(10)	Includes 75,298 shares that may be purchased by current executive officers and directors pursuant to options exercisable within 60 days of March 24, 2017.
(11)	Information is based on Amendment No. 8 to Schedule 13G filed with the SEC by FMR LLC on February 14, 2017, reflecting securities beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies as of December 30, 2016. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act

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(“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC. Voting of the shares is carried out pursuant to written guidelines established by the Fidelity Funds’ Boards of Trustees.
(12)	Information is based on Amendment No. 8 to Schedule 13G filed with the SEC by BlackRock, Inc. (“BlackRock”) on March 9, 2017, reflecting securities beneficially owned as of February 28, 2017. BlackRock is the parent holding company of investment adviser subsidiaries that hold shares of our common stock: BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asses Management Canada Limited, Black Rock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd., BlackRock Investments Management, LLC, and FutureAdvisor, Inc. BlackRock, Inc. reported sole voting power with respect to 1,726,925 shares and sole dispositive power with respect to 1,765,706 shares.
(13)	Information is based on Amendment No. 5 to Schedule 13G filed with the SEC by The Vanguard Group on February 10, 2017, reflecting securities beneficially owned as of December 31, 2016. In its capacity as investment advisor, The Vanguard Group has sole voting power with respect to 37,196 shares, sole dispositive power with respect to 1,364,957 shares and shared dispositive power with respect to 38,311 shares.
(14)	Information is based on Amendment No. 9 to Schedule 13D filed with the SEC by Marcato Capital Management LP on February 16, 2017, reflecting securities beneficially owned as of February 14, 2017. In its capacity as investment advisor, Marcato Capital Management LP has shared voting power with respect to 976,100 shares and shared dispositive power with respect to 976,100 shares.

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COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

The Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program, including the objectives and elements of compensation as well as determinations made by the Compensation Committee (referred to in this CD&A as the “Committee”) regarding our named executive officers (“NEOs”). For 2016, the following six current executive officers were determined to be NEOs as a result of their positions during the year (chief executive officer or chief financial officer) or their total compensation making them the three other highest paid continuing executive officers for the fiscal year:

•	Sally J. Smith, President and Chief Executive Officer

•	James M. Schmidt, Chief Operating Officer

•	Alexander H. Ware, Chief Financial Officer

•	Judith A. Shoulak, Executive Vice President, President North America Buffalo Wild Wings

•	Emily C. Decker, Senior Vice President, General Counsel and Secretary

•	Jeffrey B. Sorum, Senior Vice President, Corporate Controller, who served as interim Chief Financial Officer from March 1, 2016 to October 30, 2016.

In addition, two other former executive officers were also determined to be NEOs for 2016, as noted below:

•	Mary J. Twinem, Former Executive Vice President and Chief Financial Officer. Ms. Twinem was the Chief Financial Officer until her retirement from the company effective February 29, 2016.

•	Kathleen M. Benning, Former Executive Vice President, Chief Strategy Officer and Business Development. Ms. Benning was an executive officer until her resignation from her position effective September 26, 2016. Ms. Benning’s termination of employment with the company was effective December 31, 2016.

The objective of our executive compensation program is to enable us to recruit, retain and motivate a highly qualified management and leadership team by providing market-based levels of compensation in a way that builds a strong leadership team as a model for the entire organization. Our overall executive compensation design philosophy reflects the Committee’s desire to align management’s actions with the interests of our shareholders. Accordingly, a substantial percentage of the compensation for our named executive officers is at-risk and based primarily on company performance. Our executives, as a team and individually, will benefit from larger rewards when performance objectives are exceeded and conversely will receive lower or no rewards when performance falls below targeted levels.

Buffalo Wild Wings is focused on profitable growth that builds shareholder value. To accomplish this goal, we attract, motivate, retain, and fairly reward executive talent with a competitive compensation plan composed of three main elements, which we collectively refer to as “total direct compensation”: (1) base salaries; (2) annual cash incentive compensation; and (3) equity incentive compensation in the form of performance-based restricted stock units (“PRSUs”) and stock options. The Committee makes its compensation design decisions based on the following principles: holding executives accountable for our company’s goals, ensuring alignment with shareholder interests, encouraging team member engagement and optimizing results.

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EXECUTIVE SUMMARY

Company Performance Metrics for 2016

We continued to deliver on our strategy to remain a differentiated category-leading restaurant concept while investing in the future. In, 2016, we opened 34 new company-owned Buffalo Wild Wings. Our franchisees in the United States opened 28 Buffalo Wild Wings locations. Same-store sales at company-owned Buffalo Wild Wings decreased 2.4%. Our revenue increased 9.6%, net earnings decreased 0.3% and were tempered by higher costs for traditional chicken wings and lower same store sales performance.

•	We provided value to our shareholders with earnings per diluted share of $5.12 for the year, an increase of 3.0% to the prior year as a result of our share repurchase activity.

•	We increased our presence with 60 net additional Buffalo Wild Wings restaurants, ending the year with 1,223 locations across the world. Our international franchise partners opened 8 new Buffalo Wild Wings in Mexico, the Philippines, and Panama. We also have 17 restaurants open with our emerging brands concepts: 2 PizzaRev restaurants, 8 company-owned R Taco restaurants and 7 franchised R Taco restaurants. We ended the year with 1,240 total locations.

•	Our company-owned same-store sales decreased 2.4% and franchised restaurant same-store sales decreased 2.7%.

•	The cost for traditional chicken wings increased 4.4% to $1.91 per pound.

•	Our unit growth helped to drive a 9.6% increase in revenue, which resulted in total revenue of $1.99 billion for 2016. Revenue consists of sales at company-owned restaurants and royalties collected from sales at franchised restaurants.

•	Our Board of Directors authorized an increase of $400million share repurchase program of our common stock in January 2017, bringing the total authorization to $900 million.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among Buffalo Wild Wings, Inc., the NASDAQ Composite Index,
and S&P 600 Restaurants Index

*$100 invested on December 25, 2011 in company stock or December 31, 2011 in applicable index, including reinvestment of dividends. Indices calculated on month-end basis.

Copyright© 2017 Standard & Poor’s, a division of S&P Global. All rights reserved.

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Alignment between Pay and Performance

2016 was a challenging year for same store sales performance in the casual dining industry and for Buffalo Wild Wings. As a result of company performance for 2016 being below Plan, there was a significant decline this year in the value of performance-based compensation for our named executive officers. The following chart shows the year-over-year decline for our CEO, comparing what was earned for 2016 versus 2015. See the “2016 Executive Compensation” section of this CD&A for a more detailed explanation of the payouts earned under these components of our executive compensation program.

Component	Change (2016 vs. 2015)	Method of Calculation
• Salary	No increase	Salary at the end of 2016 versus end of 2015
• Cash Incentive Plan (CIP)	-48%	Payout earned for the 2016 CIP versus 2015 CIP
• Performance-Based Restricted Stock Units (PRSUs)	-65%	Payout value for the 2014-2016 PRSUs versus 2013-2015 PRSUs
• Total Realized Compensation(1)	-54%	Total realized compensation for 2016 versus 2015 (excluding gain from option exercises)

(1)	Total realized compensation is defined as salary paid in 2016 or 2015, total CIP payout earned for 2016 or 2015, and PRSU payout value for the 2014-2016 PRSUs vesting at the end of 2016 or the 2013-2015 PRSUs vesting at the end of 2015. This calculation excludes the intrinsic value of options exercised in 2016 or 2015. If that value were included in total realized compensation, the decline year-over-year would be 61%.

Our President and Chief Executive Officer’s total compensation as shown in the summary compensation table on page 51 declined by 8.4%. This is dramatically different than the decline of 54% we are showing in the table above for total realized compensation, which we feel is a better reflection of the change in performance-based compensation from one year to the next. The differences between these two definitions are described below, which is primarily in how long term incentives are valued and included:

	Total Compensation (Summary Compensation Table)	Total Realized Compensation
Salary	Salary received in the fiscal year	Same
CIP	Payout earned for the fiscal year	Same
PRSUs	Award value of new PRSU grants made during the fiscal year	Actual payout value for PRSUs that were vested and earned at the end of the fiscal year
Options	Award value of new option grants made during the fiscal year	Not included in this calculation since the timing of when option gains are realized can vary greatly
Other	All other compensation	n/a

In addition, the chart below on the right reinforces the alignment between our annual incentive payouts and shareholder outcomes. In 2014, a year with strong shareholder returns, the CIP paid to our CEO was well above target. However, in the 2015 and 2016 years where we didn’t achieve our pre-established Plan goals, the annual incentive play payouts were significantly below target.

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elements of our executive compensation program for 2016

At Buffalo Wild Wings, there are three main components to the total direct compensation opportunity for our executive officers: base salary, annual cash incentive and long-term equity incentive compensation. A large proportion of total direct compensation is performance-based, not guaranteed, and fully at risk. This results in a close alignment between executive rewards and the creation of long-term shareholder value. Our incentive plans are also focused on rewarding our executive team for driving sales and earnings growth. The chart below provides a view of each of the three main components of total direct compensation for our CEO and the average of our other named executive officers. Each of these components is described in more detail in the section “2016 Executive Compensation”.

Component	CEO Target Pay Mix	Other NEOs Target Pay Mix	Description
Base Salary			Base Salary: Base salary represents the fixed pay component and is set at a level that reflects the executive’s internal role as well as the external market value from competitive benchmarking
Annual Cash Incentive Program (CIP)	2016 CIP award opportunity:
Payout can range from 0 to 200% of target on most metrics, which include company performance (80% weighting in total) and individual performance (20% weighting). Company performance metrics include total revenue, net income, same store sales, and restaurant openings.
Individual performance includes key initiatives or results that are needed to support business growth and success.
Equity Incentive Program (EIP) • PRSUs • Stock Options	The 2016 EIP is comprised of two components:

75% in Performance-Based Restricted Stock Units (PRSUs):
From 0 to 200% of target PRSUs can be earned based on achievement of cumulative net income over a three-year performance period

25% in Stock Options:
Tied to shareholder value, and only have value if the future share price is above the exercise price
Total Direct Compensation	For the CEO, 78% of the target total direct compensation is performance-based and at risk to ensure that a significant portion of pay is directly linked to company results and the creation of long-term shareholder value.

For the other named executive officers, they had an average of 66% of their target total direct compensation that is performance-based and at risk.

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PREVIEW OF DESIGN CHANGES FOR 2017

The Committee regularly reviews the design of the executive compensation program to ensure that incentive plans are appropriately aligned with or company strategy and interests of shareholders. As a result of this review, the Committee approved in February 2017 a number of changes to the metrics for the CIP and PRSUs. In making these changes, the Committee considered the shifts in our strategy, which now includes an added focus on optimizing capital allocation, increasing debt leverage, and improving margins. The Committee also considered input from its Consultant and some of our largest shareholders. The table below summarizes these changes, which will be described in more detail in next year’s Proxy Statement.

	2016 Executive Compensation Program	2017 Executive Compensation Program
Annual Cash Incentive Program (CIP) – Metrics	30% Net Income 25% Revenue 10% Same Store Sale % Increase 5% Same Store Sales No. Positive Quarters 10% Enterprise Openings 20% Individual Performance	40% Income from Operations 20% Same Store Sales % Increase 20% Operating Margin % (Income from Operations as a % of Revenues) 20% Individual Performance
Equity Incentive Program (EIP) – PRSU Metrics	100% Cumulative Net Income	75% Cumulative NOPAT (Income from Operations After-Tax) 25% Average ROIC (Return on Invested Capital)

The 2017 CIP is a simplified design that will have three company performance-based metrics instead of the five that are currently in the plan. This will align the CIP metrics with the changes in our strategic and operational focus for 2017. Within the three metrics, there is a focus on earnings (income from operations), revenue (same store sales), and efficiency (operating margin %).

For the 2017-2019 PRSUs, which are granted March 2017, cumulative income from operations after-tax (“NOPAT”) will be the new earnings metric replacing net income. Average ROIC has been added as a new second metric, which will have a weighting of 25%. The payout for the 2017-2019 PRSUs will be based on the cumulative NOPAT (75% weighting) and Average ROIC (25% weighting) achieved for the performance period vs. goals for threshold, target, and maximum.

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SUMMARY OF 2016 EXECUTIVE pay ACTIONS

The following is a summary of the pay actions for 2016 approved by the Committee for our named executive officers. Refer to the “2016 Executive Compensation” section later in this Compensation Discussion & Analysis for a more detailed explanation of how the payouts were determined under these cash and equity incentive programs for 2016.

Base Salaries

The Committee approved base salary adjustments for certain named executive officers during 2016 that were effective March 21, 2016. For the CEO, there was no adjustment made to her salary during 2016. It has remained at the current level since the last adjustment was made in March 2015. For the other named executive officers, the average base salary adjustment was 3.0% and considered market position, performance and time since last increase.

2016 Cash Incentive Program (CIP)

2016 CIP Payout: Although the company achieved record revenues for 2016 and progress on many of its key initiatives, the financial performance fell short of its 2016 Plan. Only net income and enterprise openings were above threshold for 2016 resulting in a payout being earned for these two metrics. As a result, a payout of 29.9% of target was earned on the company performance portion of the CIP, which accounts for 80% of the CIP award opportunity. This is down significantly from the company performance payout of 76.2% of target for 2015 and 155.8% of target for 2014. Combined with the payout earned on individual performance (the remaining 20% of CIP), where many of the expectations for the year were at least partially met or in some cases exceeded, the CIP total award for our CEO was down 48% from last year. For other named executive officers, the total CIP awards were down an average of 45% from last year.

Results for 2016

Weighting	Performance Metric	% of Plan Achieved	% of Target Payout
30%	Net Income	82.5%	55.1%
25%	Total Revenue	92.6%	0%
10%	Same Store Sales % Increase (annual)	--	0%
5%	Same Store Sales (no. positive quarters)	--	0%
10%	Restaurant Openings (All Enterprise)	73.8%	73.8%

20%	Individual Performance	Varies by NEO
100%

2016 CIP Payout = 29.9% of target on company performance

Equity Incentive Program (EIP)

2014-2016 PRSU Payout: The performance-based portion of our EIP payout is determined by the three-year cumulative net income of the company. Under the terms of the PRSUs granted to our named executive officers on March 31, 2014, a percentage of the PRSUs was earned based on the company’s cumulative net income for the three fiscal years ended December 25, 2016. The actual cumulative net income slightly exceeded the goal for target payout. As a result, a payout of 115.8% of target was earned for the 2014-2016 PRSUs. Maximum payout that could have been earned was 200% of target.

Weighting	Award Type	Performance Metrics
75%	PRSUs	Three Year Cumulative Net Income
25%	Stock Options	Stock Price Appreciation
100%

2014-2016 PRSU Payout = 115.8% of target based on cumulative net income results for 2014 to 2016

Refer to the “2016 Executive Compensation” section starting on page 34 of this CD&A for a more detailed explanation of how the payouts were determined under these cash and equity programs for 2016.

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Executive Compensation Governance and practices

At Buffalo Wild Wings, our executive compensation program operates within a corporate governance framework that is designed to ensure independent oversight, objective advice and analysis, appropriate risk management, and transparency. Our executive compensation program is designed with our shareholder long-term interests in mind. The following are some of the key elements of our governance framework and the key executive compensation practices that demonstrate our commitment to pay for performance and our total rewards philosophy.

Governance

●	The compensation of our named executive officers is reviewed and established annually by the Committee. The CEO’s compensation is approved by all the independent directors of the full Board.

●	The Committee engages an independent compensation consultant to advise on the compensation program design and provide comparison data.

●	The Committee utilizes a peer group of retail and restaurant companies as one factor to setting base salaries or the target total direct compensation opportunity to ensure competitiveness in the market, and the peer group list is reviewed annually.

●	The Committee engages its independent compensation consultant to perform an annual risk analysis of compensation programs for the executive officers as well as the other field and Home Office Team Members, as more fully described on page 32.

●	The Committee reviews tally sheets summarizing the compensation of each named executive officer. This information is used by the Committee to understand the implications of its decisions on compensation for the named executive officers.

Practices

●	A substantial portion of the compensation for our executives is at risk (78% and 66% of targeted total direct compensation for our CEO and other named executive officers, respectively) and results in payouts only to the extent Buffalo Wild Wings and the executives accomplish goals approved by the Committee and the Board of Directors.

●	We have robust stock ownership guidelines in place for alignment with shareholder interests.

●	Each of our named executive officers is party to an employment agreement that provides for separation payments if the executive is terminated without cause or if the executive resigns for good reason and for acceleration of these payments if the separation occurs within one year of a change in control. The change of control feature is a “double trigger” arrangement.

●	We do not provide tax gross-ups or cash allowances to its executive officers.

●	There is a documented process and policy for how and when long-term incentives are granted. We do not grant discounted options with an exercise price below fair market value on the grant date.

●	Executive officers are subject to a written clawback policy under which the company will seek to recover or cancel cash or equity-based incentive compensation previously provided to an executive if the executive’s misconduct caused or contributed to the issuance of materially noncompliant financial statements that were used to determine the amount of the compensation and were required to be restated.

●	There is an anti-hedging policy in place for executive officers and directors, as well as an insider trading policy.

THE EXECUTIVE COMPENSATION PROCESS

The Role of the Compensation Committee

The Committee met seven times during 2016. In these meetings, the Committee reviewed and discussed the regular agenda items that are part of its annual planning calendar. Our CEO, COO and Senior Vice President, Talent and Organizational Performance attend the meetings on behalf of management, except when their own compensation is being discussed.

The Committee’s responsibilities are described in the Committee Charter and include the following:

●	Periodically review and approve the company’s compensation philosophy, policies and programs that in the Committee’s judgment support the company’s strategy and are consistent with the long-term interest of shareholders.

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●	Annually review each element of the program to ensure alignment with the philosophy and goals of the company.

●	Handle all aspects of the compensation for executive officers and the design, goal setting, and payout determination for the company’s incentive programs.

●	Monitor the compensation of the executive officers and adjust as necessary to align with the total rewards philosophy.

●	Evaluate the CEO’s performance against the company’s goals and objectives and recommend to the independent directors the CEO’s compensation. The CEO is not included in any discussions or decisions related to her pay.

●	Review the CEO’s evaluations of the other executive officers’ performance relative to their individual goals and objectives and her recommendations for the compensation of the other executive officers, and approve the compensation of the other executive officers, including their employment agreements and special or supplemental benefits.

●	Review and approve modifications to all of the following compensation and benefits plans: Equity Incentive Program, Cash Incentive Program, Deferred Compensation Plan, ESPP Plan and 401K Plan. Make recommendations to the Board of Directors for shareholder approval of any new or amended equity-based compensation plans.

●	Approve equity-based grants for any team member subject to the requirements of Section 16 of the Exchange Act.

●	Ensure the effectiveness of the leadership development process by reviewing annual development and succession plans with respect to the CEO and other executive officers.

The Role of the Compensation Consultant

To assist in reviewing and setting 2016 compensation, the Committee again retained FW Cook as its independent compensation consultant. FW Cook reports directly to the Committee, independent of management. The Committee assessed the independence of FW Cook and took into account related factors in accordance with SEC and NASDAQ rules and concluded that the work of FW Cook did not raise any conflict of interest that would prevent them from independently advising the Committee. In addition:

●	The Committee consults with FW Cook regarding the company’s compensation plans, policies, and annual programs.

●	FW Cook provides recommendations based on compensation trends and regulatory/compliance developments.

●	FW Cook is only engaged to provide services to the Committee and the Board, and does not provide any other consulting services to the company, other than supporting the Governance Committee in their recommendation of non-employee director compensation.

The Role of the Chief Executive Officer

After the end of each fiscal year, the CEO completes a performance evaluation for each executive officer, which includes an evaluation of performance against individual objectives. Based on these evaluations, the CEO makes a recommendation on the portion of the cash incentive tied to individual performance that each executive officer should receive as well as a recommendation for each executive officer’s base salary and target payout opportunities for the upcoming year under the CIP and EIP. The evaluations and recommendations are then provided to and discussed with the Committee, which makes the final compensation determinations for each executive officer. The CEO does not make any recommendations and is not present during voting or deliberations on her compensation.

Outcome of the 2016 Shareholder Advisory Vote

We conduct an annual shareholder advisory vote on the compensation of the company’s named executive officers. This vote is not binding on the company; however, the Committee does take into account the outcome of the vote when making future compensation decisions.

Our 2016 Say-on-Pay proposal was supported by over 99.4% of our shareholders who voted on the proposal. Although the Committee always considers changes to the compensation programs, based upon various inputs, among them our regular engagement with our shareholders, to enhance effectiveness and alignment, it did not make any significant changes to the executive compensation program for 2016 because it felt that the compensation program fairly motivated and compensated our named executive officers under our then-current strategy and plans. As noted earlier in the Compensation Discussion & Analysis, however, the Committee considered additional shareholder input and our evolving financial strategies in designing the

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compensation programs for 2017. For more information, see Proposal #2, ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION starting on page 41.

PEER GROUP

The Committee uses information gathered from our peer group as one of multiple factors in analyzing executive compensation. Data from these peer group companies was used to inform decisions regarding executive compensation for 2016. FW Cook assists the Committee in determining which companies belong in our peer group. The Committee annually evaluates the composition of the peer group and makes appropriate changes to the peer group to ensure that we maintain a group of restaurant and retail companies whose operations and size are similar to ours. Based on this evaluation and on the recommendation of FW Cook, the Committee approved in August 2016 the replacement of Chico’s FAS and Hibbett Sports with Dave & Buster’s Entertainment, Inc. and Five Below, Inc. The peer group as approved by the Committee currently consists of the following 17 companies:

BJ’s Restaurants, Inc.	Domino’s Pizza, Inc.
Bloomin’ Brands, Inc.	Dunkin’ Brands Group, Inc.
Bob Evans Farms, Inc.	Five Below, Inc.
Brinker International, Inc.	Panera Bread Company
Cheesecake Factory, Inc.	Red Robin Gourmet Burgers, Inc.
Chipotle Mexican Grill, Inc.	Ruby Tuesday, Inc.
Cracker Barrel Old Country Store	Texas Roadhouse, Inc.
Dave & Buster’s Entertainment, Inc.	Ulta Salon, Cosmetics and Fragrance, Inc.
DineEquity, Inc.

TOTAL REWARDS PHILOSOPHY

As a long-term growth company, our total rewards philosophy strives to maximize the principles of accountability, alignment, engagement and optimization among our Team Members. Our philosophy is to “pay for performance” by designing our compensation programs to reward Team Members for company and individual success.

Our philosophy is supported by four specific Total Rewards Principles, which serve as the guiding framework to our specific compensation programs and approaches we use to drive performance. The following chart outlines the key objectives and purpose of our rewards programs for each of these four principles.

Accountability	Alignment	Engagement	Optimization
― Maintains a consistent link between performance, rewards and results ― Rewards quantitative and qualitative results	― Ensures that all compensation plans are appropriately aligned with the interests of shareholders and other Team Members and are tied into company strategy	― Promotes a high level of urgency, motivation and commitment ― Makes the link between pay and performance clear ― Promotes teamwork and collaboration	― Encourages Team Members and teams to achieve extraordinary results ― Rewards exceptional performance with exceptional pay

Our executive compensation program is structured so that our base salaries and targeted total direct compensation opportunity are positioned around the median of the competitive market. Actual competitive positioning varies by executive officer depending on a number of factors that may include the executive’s experience level, scope of responsibilities, and impact on the organization. We set aggressive annual and long-term goals in order to drive behaviors and results that will provide shareholder value that meets or exceeds expectations. Our annual cash incentive and long-term equity incentive programs are designed so that we provide total rewards that are commensurate with actual results. We believe that a substantial portion of the compensation for our executives should be at risk and received only to the extent Buffalo Wild Wings and the executive accomplish goals approved by the Committee and the Board of Directors. At-risk compensation comprises a greater percentage of target total direct compensation for our executives than other Team Members.

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2016 EXECUTIVE COMPENSATION

Base Salary

We set base salaries for our executive officers to be competitive with the market median of our peers and to allow us to attract and retain executive talent. In our target pay mix for 2016, base salaries are the smallest component, comprising 22% of the target total direct compensation opportunity for our CEO. For our other continuing named executive officers, base salary represent 34% of the target total direct compensation opportunity. Our committee reviews base salaries annually, and considers competitive market data provided by its independent consultant and performance of the executive officer when making base pay decisions. The Committee at its meeting on February 11, 2016 approved the base salary adjustments shown in the following table. For the CEO, there was no adjustment made to her salary during 2016. It has remained at the current level since the last adjustment was made in March 2015. For the other named executive officers, their adjustments were merit increases that considered market position, performance and time since last increase. These base salary adjustments were effective beginning March 21, 2016.

	Annual Base Salary Effective March 21, 2016	Percentage Increase
Sally J. Smith	$875,000	0.0%
James M. Schmidt	$530,000	2.9%
Alexander H. Ware	n/a	n/a
Judith A. Shoulak	$425,000	2.4%
Emily C. Decker	$370,000	4.2%

Jeffrey B. Sorum	$222,500	4.2%
Mary J. Twinem	n/a	n/a
Kathleen M. Benning	$360,000	1.1%

Cash Incentive Program (CIP)

Our CIP provides our executive officers with an annual incentive opportunity that is tied to company performance and individual performance. The 2016 CIP metrics for company performance are focused on driving sales and earnings growth. Company performance is weighted at 80% of the CIP opportunity. The other 20% weighting is on individual performance, which are specific goals for each executive officer. They generally include the key initiatives or results that are needed to support business growth and success. The individual objectives for our CEO are agreed upon at the beginning of each year between our CEO and the Committee when the Committee reviews CEO performance for the previous year. The individual performance objectives for the remaining executive officers are agreed upon by the CEO and the respective executive officers and are reviewed by the Committee.

The Committee approved the following target annual CIP opportunities for the named executive officers for 2016. Note that Mr. Ware was not eligible for the 2016 CIP as a result of his hire date of October 31, 2016. His target CIP opportunity would have been 80% of salary if he had been eligible for the 2016 CIP. Each CIP opportunity is entirely at risk, meaning that if threshold performance is not met on any of the metrics including individual performance, then no CIP award is earned. The Committee considered competitive market data provided by its Consultant in establishing these target CIP levels for 2016.

	Position Title	2016 Target CIP Opportunity (% of Base Salary)
Sally J. Smith	President and Chief Executive Officer	110%
James M. Schmidt	Chief Operating Officer	85%
Alexander H. Ware	Chief Financial Officer	Not eligible
Judith A. Shoulak	EVP, President North America Buffalo Wild Wings	80%
Emily C. Decker	SVP, General Counsel and Secretary	60%

Jeffrey B. Sorum	SVP, Corporate Controller	55%
Mary J. Twinem	Former EVP, Chief Financial Officer	Not eligible
Kathleen M. Benning	Former EVP, Chief Strategy Officer and Business Development	80%

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The following table shows the performance goals and range of payout opportunity for each of the metrics in the 2016 CIP. For performance between any of the levels specified in the table, there is an interpolation of the payout that is in proportion to the performance actually achieved.

		Performance Goals			CIP Payout (% of Target)
Performance Metrics	Weight	Threshold(1)	Target	Maximum(2)	Threshold	Target	Maximum
Net Income ($ Millions)	30%	$93.5	$116.9	$128.6	50%	100%	200%
Total Revenue ($ Millions)	25%	$2,037.7	$2,145.0	$2,252.2	50%	100%	200%
Same Store Sales % Increase (annual)	10%	0%	2.7%	n/a	0%	100%	% of Plan
Same Store Sales (no. positive quarters)	5%	2	4	4	25%	100%	100%
Restaurant Openings (all Enterprise)	10%	0	103	n/a	0%	100%	% of Plan
Individual Performance	20%	Individual goals vary by executive			0%	100%	200%

(1)	Performance below threshold levels results in no payout.
(2)	The CIP payout for performance above maximum is capped as shown in the table above except for the metrics of same store sales % increase and restaurant openings, where the payout is determined on a straight-line basis by dividing actual performance by Plan.

Company Performance. The following table shows the company performance results achieved on each metric for 2016, and the resulting payout that was earned under the CIP. On an overall basis, a CIP payout of 29.9% of target was earned for the company performance metrics for 2016, which has a weighting of 80% of the CIP opportunity. This compares to a CIP payout of 76.2% of target on company performance for 2015 and 155.8% of target on company performance for 2014.

Performance Metrics	Weight	2016 Plan	2016 Actual Performance (as adjusted) (1)	% of Plan Achieved	% of Target Payout Achieved on Company Performance
Net Income ($ Millions)	30%	$116.9	$96.6	82.5%	55.1%
Total Revenue ($ Millions)	25%	$2,145.0	$1,986.8	92.6%	0%
Same Store Sales % Increase (annual)	10%	2.7%	-2.6%	--	0%
Same Store Sales (no. positive quarters)	5%	4	0	--	0%
Restaurant Openings (all Enterprise)	10%	103	76	73.8%	73.8%
TOTAL	80%				29.9%

(1)	The Committee reserves the right under the 2016 CIP to adjust for unplanned or unusual items that it deems had a significant impact on operating results. An adjustment could have the effect of either increasing or decreasing the payout calculated for a performance metric. For 2016, there was only one adjustment approved by the Committee to actual performance as reported in the Consolidated Financial Statements. For the net income metric, the Committee approved an adjustment for unplanned legal and advisory fees associated with shareholder activity in 2016. This resulted in adjusted net income for 2016 of $96.6 million.

Individual Performance. In addition to the company performance metrics identified above, our named executive officers also have an opportunity to earn a portion of their CIP award based on their individual performance against objectives. This portion of CIP allows us to reward executives for their contributions to key initiatives or results that are needed to support business growth and success. The following table shows the % of target payout earned for 2016 on individual performance (range in potential payout is 0% to 200% of target).

	Position Title	% of Target Payout Achieved on Individual Performance
Sally J. Smith	President and Chief Executive Officer	75%
James M. Schmidt	Chief Operating Officer	100%
Alexander H. Ware	Chief Financial Officer	Not eligible
Judith A. Shoulak	EVP, President North America Buffalo Wild Wings	75%
Emily C. Decker	SVP, General Counsel and Secretary	120%

Jeffrey B. Sorum	SVP, Corporate Controller	100%
Mary J. Twinem	Former EVP, and Chief Financial Officer	Not eligible
Kathleen M. Benning	Former EVP, Chief Strategy Officer and Business Development	100%

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The Committee and the Board of Directors conduct a CEO evaluation at the end of the year to assess the extent to which the CEO’s individual performance was achieved. This evaluation begins first with the CEO providing a self-assessment of her results on each objective. Each Board member then does an evaluation of the CEO’s performance using a third party service to combine and report on the results. The Committee and Board then discuss the evaluation results and agree upon an overall performance rating and payout on the CEO’s individual performance objectives. The CEO’s performance objectives for 2016 included the following: (1) achieve the financial plan for the company, (2) identify and execute key growth opportunities for Buffalo Wild Wings, North America, (3) redefine the emerging brands strategy including the growth plan for R Taco, and (4) fill key leadership roles on the executive team and continue focus on succession planning and talent development. A payout of 75% of target was approved for the CEO considering her results in partially meeting these individual performance objectives for 2016. This is down from the payout on individual performance for the CEO of 110% of target for 2015 and 166.7% of target for 2014.

The Committee approved the payout earned on individual performance for the other named executive officers after reviewing and discussing the results that were achieved toward individual objectives of each executive for 2016. Our named executive officers had financial and team objectives, as well as strategic objectives that were specific to their area of responsibility. The average payout for the named executive officers other than CEO was 99.0% of target, down from an average of 107.5% of target for 2015 and an average of 147.4% of target for 2014.

Total CIP Award Earned. The 2016 total CIP award earned by each named executive officer is determined by adding together the payout earned for company performance and the payout earned for individual objectives, as shown below:

The table below shows the final total CIP payout earned for 2016 by each named executive officer, with a comparison to actual total CIP payouts earned for 2015. This shows that the total CIP payouts for all of the named executive officers were down significantly over last year as a result of the company missing its 2016 Plan.

	2016 Actual CIP Payout
Named Executive Officer	For Company Performance	For Individual Performance	TOTAL	Actual 2016 CIP Payout as a % of Target	% Change in Actual CIP Payout (2016 vs. 2015)
Sally J. Smith	$230,230	$144,375	$374,605	39%	-48%
James M. Schmidt	$107,800	$90,100	$197,900	44%	-47%
Alexander H. Ware	--	--	--	--	--
Judith A. Shoulak	$81,300	$51,000	$132,300	39%	-51%
Emily C. Decker	$53,100	$53,300	$106,400	48%	-40%

Jeffrey B. Sorum	$29,300	$24,400	$53,700	44%	-42%
Mary J. Twinem	--	--	--	--	--
Kathleen M. Benning	$68,900	$57,600	$126,500	44%	-45%

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Equity Incentive Program (EIP)

The Committee believes that equity incentives are a critical component of the total compensation mix for our executive officers and other key leaders. They provide a reward opportunity for our executive team that is directly aligned with the long-term interests of shareholders. As an incentive, there is only payout value if certain long term company performance goals are achieved or shareholder value is created.

The Committee establishes a target EIP award value for each named executive officer, as shown in the table below. These percentages, when multiplied by base salary, determined the total value of EIP annual awards that our named executive officers were eligible to receive during 2016. The Committee considered competitive market data provided by its Consultant in establishing these target EIP levels for 2016, which were unchanged from 2015.

	Position Title	2016 Target EIP Award Opportunity (% of Base Salary)
Sally J. Smith	President and Chief Executive Officer	250%
James M. Schmidt	Chief Operating Officer	140%
Alexander H. Ware	Chief Financial Officer	115%
Judith A. Shoulak	EVP, President North America Buffalo Wild Wings	115%
Emily C. Decker	SVP, General Counsel and Secretary	100%

Jeffrey B. Sorum	SVP, Corporate Controller	90%
Mary J. Twinem	Former EVP, and Chief Financial Officer	Not eligible
Kathleen M. Benning	Former EVP, Chief Strategy Officer and Business Development	115%

The EIP target award opportunity is used to determine the total grant date fair value of equity awards for our named executive officers, which is then split between grants of Performance-Based Restricted Stock Units (PRSUs) and stock options: 75% in PRSUs and 25% in stock options. We believe that this combination appropriately rewards management for achieving long-term profitable growth and the creation of shareholder value. It is important to note that PRSUs and stock options are performance-based awards, meaning that they only have value if performance conditions are met or our share price increases. Further, the Committee believes equity incentives with their vesting requirements assist in the retention of our executive team, which is critical to the success of our long-term growth strategy.

Annual Grant of PRSUs. Under the EIP, the company makes annual grants of PRSUs subject to certain vesting and performance conditions. During 2016, our named executive officers received a new grant of PRSUs representing the three-year performance period ending with fiscal 2018 (“2016-2018 PRSUs”). The performance condition for the 2016-2018 PRSUs is three-year cumulative net income. Cumulative net income is defined as the sum of reported net income for each year in the three year performance period, subject to adjustments, if any, as specified in the EIP Exception Guidelines approved by the Committee for this award. The EIP Exception Guidelines generally provide for adjustments to net income for such items as acquisition losses related to a reacquisition of a franchise right, asset impairments and store closure costs from restaurant relocations in an acquisition, intangible asset impairment charges, increases or decreases in stock-based compensation expense that result from a change in the grant date, goodwill impairment due to market capitalization falling below book value, and impact of newly adopted accounting pronouncements. The Committee approved cumulative net income goals that determine the percentage of share units earned at threshold, target and maximum for the 2016-2018 PRSUs. No share units are earned if threshold performance is not achieved.

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The target number of 2016-2018 PRSUs that can be earned for each named executive officer is determined according to the following formula: 75% of the executive’s target total EIP award opportunity, divided by the grant date fair value per share, equals the target number of PRSUs.

Target Total	x	75%	÷	Grant date fair	=	Target number of PRSUs
EIP Award				value per share
Opportunity

The number of PRSUs actually granted is equal to the maximum number of PRSUs that can be earned, which is twice the target number of PRSUs. The company grants the maximum number of PRSUs that can be earned at the start of the performance period in order to lock in the share price that is used in expensing the PRSUs. Under the EIP, the grant date fair value per share for PRSUs is the average of the twenty data points representing the high and low stock price on the ten trading days prior to the date of grant. The annual grant of PRSUs is made on the first trading day of the second quarter. For the 2016-2018 PRSUs this was a grant date of March 28, 2016. The grant date fair value per share for this grant was $152.48.

Annual Grant of Stock Options. Under the EIP, the company makes annual grants of stock options to named executive officers subject to certain vesting conditions. During 2016, our named executive officers received an annual grant of stock options at the same time that the PRSUs were granted. The stock options vest in four equal annual installments at the end of each fiscal year starting with the year of grant. The stock options have a term that expires at the seventh fiscal year end following the date of grant. The company grants Incentive Stock Options (ISOs) up to the maximum allowable limit for each executive, with the balance of the option value in Non-Qualified Stock Options (NQSOs). By granting ISOs, which can have favorable tax treatment, executives are encouraged to retain and hold for a longer period of time any stock acquired from an option exercise.

The number of stock options granted for each named executive officer is determined according to the following formula: 25% of the executive’s target total EIP award opportunity, divided by the grant date fair value per option share, equals the number of stock options granted (which are then either ISOs or NQSOs as described above).

Target Total	x	25%	÷	Grant date fair	=	Total number of options
EIP Award				value per option	granted
Opportunity				share

Under the EIP, the grant date fair value per option is the estimated Black-Scholes Value (“BSV”) for each option granted. The BSV is based on the updated valuation assumptions used for estimating the company’s option expense under generally accepted accounting principles. Annual grants of stock options are made on the first day of the second fiscal quarter each year. For the stock options granted during 2016, the grant date was March 28, 2016. This grant had a BSV of $47.65 per option and an exercise price of $147.55, which was the closing share price on the date of grant.

Payout Earned on 2014-2016 PRSUs. Our named executive officers who were employed with the company in 2014 received a grant in 2014 of PRSUs (“2014-2016 PRSUs”) that vested at the end of 2016 based on the degree to which the performance condition was satisfied. The performance condition for the 2014-2016 PRSUs was three-year cumulative net income. The Committee approved in February 2014 the following cumulative net income goals that determined the percentage of PRSUs earned at threshold, target and maximum for the 2014-2016 PRSUs. For performance between the specified levels, there is an interpolation of the payout that is in proportion to the performance actually achieved. No share units are earned if threshold is not achieved.

	Threshold	Target	Maximum
% of target PRSUs earned	75%	100%	200%
Cumulative Net Income Goal (in $ Millions)	$260.5	$280.6	$301.6

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For the three year performance period of 2014-2016, the company achieved cumulative net income of $283.9 million, which slightly exceeded the goal for target payout of $280.6 million. There were no adjustments made to reported net income for this performance period. Based on these results, the Committee approved a payout for the 2014-2016 PRSUs of 115.8% of target, which then determined the number of 2014-2016 PRSUs that were earned and paid out in February 2017. This payout is included in the “Option Exercises and Stock Vested in Fiscal 2016” table on page 55.

Other Benefits

Deferred Compensation Plan. Our named executive officers are eligible to participate in a nonqualified deferred compensation plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan is an unfunded plan that allows executives to defer up to 100% of their salary, CIP award, and/or PRSU payout. The company makes a monthly contribution to the plan on behalf of our named executive officers to provide additional retirement benefits and assist with retention. This contribution for our named executive officers is 10% to 12.5% of base salary and vests ratably over five years from date of hire. The Deferred Compensation Plan is described in more detail in the “Non-Qualified Deferred Compensation” section on page 56.

Perquisites and Benefits. Consistent with our commitment to emphasize pay for performance in our mix of total compensation, our executive officers receive very few perquisites. We believe the perquisites we provide are reasonable and comparable to other companies we compete with for executive talent. The Committee periodically reviews the levels of perquisites and other personal benefits provided to our executive officers, and approved reductions in these benefits as noted below.

In addition to benefits available to all Team Members under company-wide health, dental, life, and disability insurance plans, the company provides executive officers the perquisites and benefits described below, which are quantified in the column “All Other Compensation” of the “Summary Compensation Table” on page 51.

•	Individual disability and term life insurance. The benefit levels provided under these policies were fixed at the time that the policies were issued, and have not been adjusted since then. As part of its annual review of these arrangements, the Committee approved in February 2016 the elimination of both of these supplemental benefits for all executive officers effective at the end of 2016.

•	Executive physicals.

•	Personal financial planning and tax preparation services.

•	Company-owned vehicle for the Chief Executive Officer.

Stock Ownership Guidelines

We believe the executive officers and directors should have an appropriate level of equity ownership in order to align their interests with those of our shareholders. We encourage executive officers to own stock by providing opportunities for stock ownership through the exercise of stock options, payout of earned PRSUs, and purchase of stock through the Employee Stock Purchase Plan. For non-employee directors, a significant portion of their total remuneration is made out in fully-vested stock units annually. In May 2011, our company instituted the following stock ownership guidelines to encourage ownership among its executives and non-employee directors:

Director/Officer	Amount of stock ownership required
Chief Executive Officer	Five times base salary
Chief Operating Officer	Three times base salary
Executive Vice Presidents	Three times base salary
Senior Vice Presidents	Two times base salary
Vice Presidents	One times base salary
Non-Employee Director	Five times annual cash retainer

Executives and non-employee directors have six years from the implementation date of the guidelines (or date of hire, promotion or appointment) to reach their stock ownership guidelines. Under the guidelines, share ownership includes: shares held outright by the individual, shares acquired from the payout of PRSUs, vested “in the money” stock options, shares purchased through the Employee Stock Purchase Plan, and share equivalents held in deferred compensation accounts. As the table below indicates, each of the currently employed named executive officers, with the exception of Mr. Ware, have current ownership levels that are well in excess of the ownership guidelines. Mr. Ware was hired on October 31, 2016 and has until October 31, 2022 to satisfy the ownership guidelines. Our non-employee directors who were reelected to the Board in May 2016 have either met the guideline or are approaching the guideline in compliance with our phase-in period.

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	Current Ownership as a Multiple of Salary (1)	Ownership Guideline as a Multiple of Salary
Sally J. Smith	11.2 x	5.0 x
James M. Schmidt	10.6 x	3.0 x
Alexander H. Ware	0.8 x	3.0 x
Judith A. Shoulak	8.7 x	3.0 x
Emily C. Decker	4.6 x	2.0 x
Jeffrey B. Sorum	8.9 x	2.0 x

(1)	Share ownership as defined by the ownership guidelines, and valued as of 12/25/2016.

Anti-pledging/Anti-hedging Policies

Executive officers and non-employee directors are prohibited from using Buffalo Wild Wings stock as collateral for margin loans, whether for the purchase of Buffalo Wild Wings stock or any other securities. Executive officers and directors also must not “sell short” or otherwise hedge their holdings of Buffalo Wild Wings stock.

Separation and Change in Control Arrangements

The named executive officers, in accordance with the terms of their respective employment agreements and award agreements under equity compensation plans, are eligible for benefits and payments upon terminations of employment by our company without cause or by an executive for good reason as described under “Potential Payments Upon Termination or Change in Control” on page 56. We believe that severance arrangements generally are appropriate given the service provided, the additional time that may be required for senior executives to secure other employment, and the benefit to our company of obtaining non-compete and non-solicitation commitments and a general release of liability from each executive. In the context of a change in control, the Committee believes the use of a “double trigger” arrangement, requiring both a change in control and a termination of employment not for cause before accelerating vesting and exercisability of equity awards, appropriately addresses several goals. It reflects the value to our company of avoiding the distraction and loss of key executives that may occur in connection with any potential or actual change in control, without providing accelerated benefits to executives who continue to enjoy employment after such a transaction. At the same time, the arrangement is believed to be more attractive to acquiring companies, who may place significant value on retaining members of our company’s executive team. Consistent with best practices, no excise tax or income tax gross-ups are provided to offset any tax liability as a result of any Change in Control separation or compensation plan payments.

Clawback Policy

Our company has an Incentive Compensation Recovery Policy for all executive officers (“Covered Executives”). Under this policy, our company will seek to recover or cancel cash or equity-based incentive compensation previously provided to a Covered Executive if within three years from the date such incentive compensation was provided, our company is required to prepare an accounting restatement due to material noncompliance with any then applicable financial reporting requirement under the securities laws and misconduct by the Covered Executive caused or contributed to the noncompliance. The Committee believes that the officers who certify our company’s financial reporting should not be unjustly enriched for prior reporting periods in the event of such a restatement.

Special Tax Considerations

Section 162(m) of the Internal Revenue Code can potentially disallow a federal income tax deduction to our company for annual compensation in excess of $1 million paid to our CEO and certain of our executive officers. One exception to Section 162(m)’s disallowance of a federal tax deduction applies to “performance-based compensation” paid pursuant to shareholder-approved plans.

To ensure that 2016 annual cash incentive awards for executive officers could qualify as “performance-based compensation” for purposes of Section 162(m), the Committee approved a maximum annual incentive opportunity under the CIP for 2016 for each of the named executive officers expressed as a percentage of the individual’s annual salary (Ms. Smith, 200%; Mr. Schmidt, 170%; Ms. Shoulak and Ms. Benning, each 160%; and Ms. Decker, 120%). The maximum incentive opportunity would become payable for each executive officer if our company achieved positive operating earnings for 2016, but the Committee retained and expected to exercise discretion to reduce the amount payable based on our company and individual performance factors described earlier in this section. After certifying that our company had achieved positive operating earnings for 2016 and that maximum payouts could be made for each executive officer, the Committee exercised its discretion to reduce the amounts payable and approved the 2016 actual CIP payouts as set forth in the table on page 36.

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Compensation Committee Interlocks and Insider Participation

No member of the Committee was an officer or employee of our company during fiscal year 2016 or in any prior year, and no member of the Committee had a relationship which would require disclosure under Item 404(a) of Regulation S-K. There were no compensation committee interlocks as described in Item 407(e)(4) of Regulation S-K.

Compensation Committee Report

The Committee evaluates and establishes compensation for executive officers and oversees the deferred compensation plan, the equity plan, and other management incentive, benefit, and perquisite programs. Management has the primary responsibility for our company’s financial statements and reporting process, including the disclosure of executive compensation. With this in mind, the Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” found on pages xx-xx of this Proxy Statement. Based on the review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

A copy of the current Compensation Committee Charter can be found on the Buffalo Wild Wings website at www.buffalowildwings.com.

Members of the Compensation Committee Cynthia L. Davis, Chair Michael Johnson Harry A. Lawton

ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION
(Proposal #2)

Our company seeks a non-binding advisory vote from its shareholders to approve the compensation of the named executive officers as described in this proxy statement under “Executive Compensation” and “Compensation Discussion and Analysis.”

This proposal gives our shareholders the opportunity to express their views on our company’s named executive officer compensation. Because the vote is advisory, it will not be binding upon the Board of Directors. However, the Committee will take into account the outcome of the vote when making future compensation decisions. Our 2015 compensation was supported by over 99% of our shareholders voting at the meeting, and the Committee did not make any significant changes to the compensation design for 2016 because it felt that the compensation program fairly motivated and compensated our named executive officers under our then-current strategy and plans. As noted in the Compensation Discussion & Analysis, however, the Committee considered additional shareholder input and our evolving financial strategies in designing the compensation programs for 2017 and beyond.

The executive compensation program has been designed so that our targeted total direct compensation opportunity is competitive with the median of our peer group, with the opportunity through cash and equity incentives to earn above this level when our company’s performance warrants it. The Committee looks to implement a compensation program that promotes consistent strong long-term growth in shareholder value and provides balanced incentives to executives and managers that reward a mix of annual and long-term financial performance.

As discussed under “Compensation Discussion and Analysis,” our company believes that under our compensation policies and decisions, the named executive officers have an opportunity to be rewarded for achievement of performance goals and long-term sustained growth in company value. The key drivers of named executive officer compensation were our fiscal 2016 company performance, our performance for the previous three years and the individual performance of our named executive officers.

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We are presenting this proposal, which gives you as a shareholder the opportunity to approve our named executive officer compensation as disclosed in this proxy statement by voting for or against the following resolution:

RESOLVED, that the shareholders approve the compensation of our company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the company’s proxy statement for the annual meeting of shareholders to be held           , 2017.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
APPROVAL OF THE FOREGOING RESOLUTION
USING THE YELLOW PROXY CARD.

ADVISORY VOTE ON the frequency of the advisory vote to approve our executive officer compensation practices
(Proposal #3)

Our company is required to seek a non-binding advisory vote from its shareholders to determine the frequency of the non-binding advisory vote to approve the compensation of our executive officers as described in the Compensation Discussion and Analysis section and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in our annual proxy statements.

This proposal gives our shareholders the opportunity to express their views as to whether the non-binding advisory vote to approve our executive officer compensation practices should occur every one, two, or three years. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Board of Directors will take into account the outcome of the vote when deciding the frequency of the non-binding advisory approval of our future executive officer compensation decisions.

At our 2011 Annual Meeting of Shareholders, a plurality of the votes cast were in favor of holding the non-binding advisory vote to approve our executive officer compensation practices every year and we have requested the non-binding advisory vote at each subsequent annual meeting of shareholders.

We recommend that the frequency of the non-binding advisory vote to approve our executive compensation practices continue to occur annually. Although we believe that our executive compensation program cannot be reasonably judged based on the results in a single year, we believe that an annual vote provides shareholders with the most effective means for expressing their views on the effectiveness of our executive compensation over time and gives them an opportunity to provide meaningful input each year. An annual vote provides the Committee with more frequent indications of the shareholders’ views and should permit those views to be taken into consideration earlier than would be the case if votes are conducted every two or three years.

While we believe our recommendation is appropriate, the shareholders are not voting to approve or disapprove our recommendation and are instead asked to provide an advisory vote on whether the non-binding advisory vote on the approval of our executive officer compensation practices will be held every one, two or three years.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS CAST THEIR VOTE USING THE YELLOW PROXY CARD FOR ONE YEAR, TO CONTINUE OUR PRACTICE OF HOLDING THE NON-BINDING ADVISORY VOTE TO APPROVE OUR EXECUTIVE OFFICER COMPENSATION PRACTICES EVERY YEAR USING THE YELLOW PROXY CARD.

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Approval of the 2017 incentive COMPENSATION plan
(Proposal #4)

Introduction

On March 21, 2017, our board of directors, at the recommendation of our Compensation Committee (the “Committee”), approved the Buffalo Wild Wings, Inc. 2017 Incentive Compensation Plan (the “2017 Plan”), subject to approval by our shareholders at the Annual Meeting. The 2017 Plan will become effective on the date it is approved by our shareholders, and will replace our existing Amended and Restated 2012 Equity Incentive Plan (the “2012 Plan”), which is the only plan under which equity awards may currently be granted.

The number of shares of our common stock that may be the subject of awards and issued under the 2017 Plan is 2,250,000, less the number of shares granted under the 2012 Plan after December 25, 2016 and before the date the 2017 Plan becomes effective. After the 2017 Plan becomes effective, no new awards may be granted under the 2012 Plan and all new grants will be made under the 2017 Plan. Shares subject to awards outstanding under the 2012 Plan or its predecessor 2003 Equity Incentive Plan (the “2003 Plan”) that expire, are forfeited, or settled in cash after December 25, 2016 will become available for grant under the 2017 Plan. Except as provided in the previous sentence, no shares remaining available for future awards under 2012 Plan on the effective date of the 2017 Plan will be carried forward into the 2017 Plan.

As of December 25, 2016, a total of 347,671 shares were subject to outstanding awards under the 2012 and 2003 Plans, of which 145,624 shares were subject to outstanding stock options with a weighted average exercise price of $129.89 per share and a weighted average remaining contractual term of 4.1 years, and 202,047 shares were subject to unvested PRSU awards or time-based restricted stock unit awards. As of the same date, 641,933 shares were available for future awards under the 2012 Plan. We anticipate making annual equity awards under the 2012 Plan effective March 27, 2017 that will include stock options and PRSUs representing the three year performance period ending with fiscal 2019. The authorized share reserve of the 2012 Plan is reduced by one share of our common stock for every one share subject to an option or SAR award and by 2.0 shares for every one share subject to a full-value award. The same ratio will apply under the 2017 Plan.

The 2017 Plan also allows for our company to make performance-based cash incentive awards. As a result of incorporating this type of award in the 2017 Plan, we will no longer be maintaining its Amended and Restated Cash Incentive Plan, which was last approved by shareholders in 2012.

Shareholder Approval Requirement

Shareholder approval of the 2017 Plan is being sought in order to satisfy the shareholder approval requirements of (i) the NASDAQ Stock Market, (ii) Section 162(m) of the Internal Revenue Code (“Code”) in order to permit compensation provided under the 2017 Plan to qualify as performance-based compensation under that Section of the Code, and (iii) Code Section 422 to enable options granted under the 2017 Plan to qualify as incentive stock options under that section of the Code. Our Board of Directors believes that shareholder approval of the 2017 Plan is critical to providing the additional shares and the greater flexibility in terms of types and sizes of awards that will be crucial factors in enabling us to continue to provide a competitive mix of compensation to our key employees.

Factors Considered in Setting Size of Requested Share Reserve

In setting the proposed number of shares reserved and issuable under the 2017 Plan, the Committee and our board of directors considered a number of factors, including the following:

•	The company’s three-year average burn rate. Our three-year average “burn rate” was 1.64% for fiscal years 2014 through 2016. We define burn rate as the total number of shares subject to awards granted to participants in a single year expressed as a percent of our basic weighted average common shares outstanding for that year. This is well below the burn rate benchmark of 4.02% for our company as identified by Institutional Shareholder Services.

•	Estimated duration of shares available for issuance under the 2017 Plan. Based on the shares to be reserved under the 2017 Plan, and our historical and expected burn rate, we expect that the requested share reserve will be sufficient for awards for approximately eight years.

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•	Expected dilution. As of December 25, 2016, our projected voting power dilution based on including the 2,250,000 share reserve under the 2017 Plan and eliminating the shares available for future grants under the 2012 Plan would be 12.95%. Projected voting power dilution is defined as the sum of (i) the total number of shares of our common stock subject to outstanding awards under the 2012 and 2003 Plans and (ii) the total share reserve under the 2017 Plan, divided by the fully diluted number of our common shares outstanding.

Expectations regarding future share usage under the 2017 Plan are naturally based on a number of assumptions regarding factors such as future growth in the population of eligible participants, the rate of future compensation increases, the rate at which shares are returned to the 2017 Plan reserve through forfeitures, cancellations and the like, the level at which performance-based awards pay out, and our future stock price performance. While the Compensation Committee believes that the assumptions utilized are reasonable, future share usage will differ from current expectations to the extent that actual events differ from the assumptions utilized.

Key Compensation Practices

The 2017 Plan includes a number of features that we believe are consistent with the interests of our shareholders and sound corporate governance practices, including the following:

•	No repricing of underwater options or stock appreciation rights without shareholder approval. The 2017 Plan prohibits, without shareholder approval, actions to reprice, replace, or repurchase options or stock appreciation rights (“SARs”) when the exercise price per share of an option or SAR exceeds the fair market value of the underlying shares.

•	No discounted option or SAR grants. The 2017 Plan requires that the exercise price of options or SARs be at least equal to the fair market value of our common stock on the date of grant (except in the limited case of “substitute awards” as described below).

•	Conservative share recycling provisions. We may not add back to the 2017 Plan’s share reserve shares that are delivered or withheld to pay the exercise price of an option award or to satisfy a tax withholding obligation in connection with any awards, shares that we repurchase using option exercise proceeds and shares subject to an SAR award that are not issued in connection with the stock settlement of that award upon its exercise.

•	No liberal definition of “change in control.” No change in control would be triggered by shareholder approval of a business combination transaction, the announcement or commencement of a tender offer or any board assessment that a change in control may be imminent.

•	No automatic accelerated vesting of equity awards upon a change in control.

•	Limits on dividends and dividend equivalents. The 2017 Plan prohibits the payment of dividend equivalents on stock options and SARs, and requires that any dividends and dividend equivalents payable or credited on unvested full value awards must be subject to the same restrictions and risk of forfeiture as the underlying shares or share equivalents.

Description of the 2017 Incentive Compensation Plan

The major features of the 2017 Plan are summarized below. The summary is qualified in its entirety by reference to the full text of the 2017 Plan, which is attached to this proxy statement as Appendix A.

Eligible Participants

Employees of, and consultants and advisors to, our company or any subsidiary, as well as all non-employee directors of our company, will be eligible to receive awards under the 2017 Plan. As of February 19, 2017, there were approximately 42,300 employees, nine of whom are executive officers, eight non-employee directors and an indeterminate number of consultants and advisors who would be eligible to participate in the 2017 Plan. Although not necessarily indicative of future grants under the 2017 Plan, as of the same date, approximately 200 eligible recipients will be recommended for an annual grant in March 2017 under the predecessor 2012 Plan. Consultants and advisors were not eligible to receive awards under the 2012 Plan.

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Administration

The 2017 Plan will be administered by the Committee. To the extent consistent with applicable law, the Committee may delegate its duties, power and authority under the 2017 Plan to any one or more of its members, or, with respect to awards to participants who are not themselves our directors or executive officers, to one or more of our other directors or executive officers or to a committee of the Board comprised of one or more directors. The Committee may also delegate non-discretionary administrative duties to other persons, agents or advisors.

The Committee has the authority to determine the persons to whom awards will be granted, the timing, type and number of shares covered by each award, the terms and conditions of the awards and the manner in which the awards are paid or settled. The Committee may also (i) adopt sub-plans or special provisions applicable to awards, (ii) cancel or suspend an award, accelerate the vesting or extend the exercise period of any award, or otherwise amend the terms and conditions of outstanding awards to the extent permitted under the 2017 Plan, (iii) establish, modify or rescind rules to administer the 2017 Plan, interpret the 2017 Plan and any related award agreement, reconcile any inconsistency, correct any defect or supply any omission in the 2017 Plan, (iv) grant substitute awards under the 2017 Plan, and (v) require or permit the deferral of the settlement of an award and establish the terms and conditions of any such deferral. Unless an amendment to the terms of an award is necessary to comply with applicable laws or stock exchange rules, a participant who would be adversely affected by such an amendment must consent to it.

Subject to certain limits in the 2017 Plan, the Committee may also establish sub-plans or modify the terms of awards under the 2017 Plan with respect to participants who reside outside of the United States or are employed by a non-U.S. subsidiary in order to comply with local legal requirements or otherwise meet the objectives of the 2017 Plan.

Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the 2017 Plan prohibits the Committee from repricing any outstanding “underwater” option or SAR awards without the prior approval of our shareholders. For these purposes, a “repricing” includes amending the terms of an option or SAR award to lower the exercise price, canceling an option or SAR award in conjunction with granting a replacement option or SAR award with a lower exercise price, canceling an underwater option or SAR award in exchange for cash, other property or grant of a new full value award, or otherwise making an underwater option or SAR award subject to any action that would be treated under accounting rules as a “repricing.”

Available Shares and Limitations on Awards

The number of shares of our common stock that may be the subject of awards and issued under the 2017 Plan is 2,250,000, less the number of shares granted under the 2012 Plan after December 25, 2016 and before the date the 2017 Plan becomes effective. After the 2017 Plan becomes effective, no new awards may be granted under the 2012 Plan and all new grants will be made under the 2017 Plan. Shares subject to awards outstanding under the 2012 Plan or the 2003 Plan that expire, are forfeited, or settled in cash after December 25, 2016 will become available for grant under the 2017 Plan. Except as provided in the previous sentence, no shares remaining available for future awards under 2012 Plan on the effective date of the 2017 Plan will be carried forward into the 2017 Plan.

Under the terms of the 2017 Plan, the number of shares of common stock subject to options or SARs that may be granted to any one participant during a calendar year may not exceed 300,000. With respect to performance-based compensation, the number of shares subject to full value awards that are denominated in shares or share equivalents that may be granted to any one participant during any calendar year may not exceed 200,000 and the maximum amount payable with respect to full value awards and cash incentive awards that are not denominated in shares or share equivalents that may be granted to any one participant during any calendar year may not exceed $5,000,000. These share limitations are subject to adjustment for changes in our corporate structure or shares, as described below. The shares of common stock covered by the 2017 Plan are authorized but unissued shares.

Shares of common stock that are issued under the 2017 Plan or that are potentially issuable pursuant to outstanding awards will reduce the 2017 Plan’s share reserve by one share for each share issued or issuable pursuant to an option or SAR award, and by 2.0 shares for each share issued or issuable pursuant to a full value award.

Any shares of common stock subject to an award under the 2017 Plan, or to an award under either of the 2012 or 2003 Plans after December 25, 2016, that expires, is forfeited, or is settled or paid in cash will, to the extent of such expiration, forfeiture or settlement, automatically become available for issuance under the 2017 Plan. Each such share that becomes available for issuance will be added back to the 2017 Plan share reserve as (i) one share if the share was subject to an option or SAR award under the 2017 Plan or either of the 2012 or 2003 Plans and (ii) as 2.0 shares if the share was subject to a full value

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award under the 2017 Plan or the 2012 Plan. However, any shares tendered or withheld to pay the exercise price or satisfy a tax withholding obligation in connection with any award, any shares repurchased by our company using option exercise proceeds and any shares subject to a SAR award that are not issued in connection with the stock settlement of the SAR award on its exercise may not be used again for new grants.

Awards that may be settled solely in cash will not reduce the share reserve and will not reduce the shares authorized for grant to a participant in each calendar year. Awards granted or shares of our common stock issued under the 2017 Plan upon the assumption of, or in substitution or exchange for, outstanding equity awards previously granted by an entity acquired by us or any of our subsidiaries (referred to as “substitute awards”) will not reduce the share reserve under the 2017 Plan. Additionally, if a company acquired by us or any of our subsidiaries has shares available under a pre-existing plan approved by its shareholders and not adopted in contemplation of such acquisition, the shares available for grant pursuant to the terms of that pre-existing plan may be used for awards under the 2017 Plan and will not reduce the share reserve under the 2017 Plan, but only if the awards are made to individuals who were not employed by or providing services to us or any of our subsidiaries immediately prior to such acquisition.

Share Adjustment Provisions

If certain transactions with our shareholders occur that cause the per share value of our common stock to change, such as stock splits, spin-offs, stock dividends or certain recapitalizations (referred to as “equity restructurings”), the Committee will equitably adjust (i) the class of shares issuable and the maximum number and kind of shares subject to the 2017 Plan, (ii) outstanding awards as to the class, number of shares and price per share, and (iii) award limitations prescribed by the 2017 Plan. Other types of transactions may also affect the common stock, such as reorganizations, mergers or consolidations. If there is such a transaction and the Committee determines that adjustments of the type previously described in connection with equity restructurings would be appropriate to prevent any dilution or enlargement of benefits under the 2017 Plan, the Committee will make such adjustments as it may deem equitable.

Types of Awards

The 2017 Plan permits us to award stock options, SARs, restricted stock awards, stock unit awards, other stock-based awards and cash incentive awards to eligible recipients. These types of awards are described in more detail below.

Options. Employees of our company or any subsidiary may be awarded options to purchase common stock that qualify as “incentive stock options” within the meaning of Section 422 of the Code, and any eligible recipient may be awarded options to purchase common stock that do not qualify as incentive stock options, referred to as “nonqualified stock options.” The exercise price to be paid by a participant at the time an option is exercised may not be less than 100% of the fair market value of one share of our common stock on the date of grant, unless the option is granted as a substitute award as described earlier. “Fair market value” under the 2017 Plan as of any date means the closing sale price of a share of our common stock on NASDAQ on that date. As of March 24, 2017, the closing sale price of a share of our common stock on the NASDAQ Global Select Market was $148.25.

The total purchase price of the shares to be purchased upon exercise of an option will be paid by the participant in cash unless the Committee allows exercise payments to be made, in whole or in part, (i) by means of a broker-assisted sale and remittance program, (ii) by delivery to us (or attestation as to ownership) of shares of common stock already owned by the participant, or (iii) by a “net exercise” of the option in which a portion of the shares otherwise issuable upon exercise of the option are withheld by us. Any shares delivered or withheld in payment of an exercise price will be valued at their fair market value on the exercise date.

An option will vest and become exercisable at such time, in such installments and subject to such conditions as may be determined by the Committee, and no option may have a term greater than 10 years from its date of grant. No dividends or dividend equivalents may be paid or credited with respect to shares subject to an option award.

The aggregate fair market value of shares of our common stock with respect to which incentive stock options granted to any participant may first become exercisable during any calendar year may not exceed $100,000. Any incentive stock options that become exercisable in excess of this amount will be treated as nonqualified stock options. The maximum number of shares that may be issued upon the exercise of incentive stock option awards under the 2017 Plan is 2,250,000, subject to adjustment for changes in our corporate structure or shares, as described above.

Stock Appreciation Rights (SARs). A SAR award provides the right to receive a payment from us, in the form of

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shares of our common stock, cash or a combination of both, equal to the difference between (i) the fair market value of a specified number of shares of our common stock on the date of exercise of the SAR, and (ii) the aggregate exercise price under the SAR of that number of shares. SARs will be subject to such terms and conditions, consistent with the other provisions of the 2017 Plan, as may be determined by the Committee. The Committee will have the sole discretion to determine the form in which payment of SARs will be made to a participant.

The exercise price per share of a SAR award will be determined by the Committee, but may not be less than 100% of the fair market value of one share of our common stock on the date of grant, unless the SAR is granted as a substitute award as described earlier. A SAR award will vest and become exercisable at such time, in such installments and subject to such conditions as may be determined by the Committee, and no SAR award may have a term greater than 10 years from its date of grant. No dividends or dividend equivalents may be paid or credited with respect to shares subject to a SAR award.

Restricted Stock Awards. A restricted stock award is an award of our common stock that vests at such times and in such installments as may be determined by the Committee. Until an award vests, the shares subject to the award are subject to restrictions and the possibility of forfeiture. The Committee may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that the participant remain continuously employed by, or in the service of, us or a subsidiary of ours for a certain period or that we, or any of our subsidiaries or business units or the participant satisfy specified performance criteria.

Any dividends or distributions payable with respect to shares that are subject to the unvested portion of a restricted stock award will be subject to the same restrictions and risk of forfeiture as the shares to which such dividends or distributions relate. Participants are entitled to vote restricted shares prior to the time they vest.

Stock Unit Awards. A stock unit award is a right to receive the fair market value of a specified number of shares of our common stock, payable in cash, shares, or a combination of both, that vests at such times and in such installments as may be determined by the Committee. Until it vests, a stock unit award is subject to restrictions and the possibility of forfeiture. Stock unit awards will be subject to such terms and conditions, consistent with the other provisions of the 2017 Plan, as may be determined by the Committee. The Committee may provide for the payment of dividend equivalents on stock unit awards and other stock-based awards, but any such dividend equivalents will be subject to the same restrictions and risk of forfeiture as the underlying units or other share equivalents to which such dividend equivalents relate.

Other Stock-Based Awards. The Committee may grant awards of common stock and other awards that are valued by reference to and/or payable in shares of our common stock under the 2017 Plan. The Committee has discretion in determining the terms and conditions of such awards.

Cash Incentive Awards. Cash incentive awards are dollar-denominated performance-based awards the payment of which will be contingent upon the degree to which one or more specified performance goals are achieved over the specified performance period. Cash incentive awards may be granted upon the terms and at the times determined by the Committee.

Effective Date and Term of the 2017 Plan

The 2017 Plan will be effective on the date it is approved by our shareholders. No awards will be made under the 2017 Plan prior to its effective date. If the company’s shareholders fail to approve the 2017 Plan by June 30, 2017, the 2017 Plan will be of no further force or effect. Unless terminated earlier, the 2017 Plan will terminate on the tenth anniversary of the effective date. Awards outstanding under the 2017 Plan at the time it is terminated will continue in accordance with their terms and the terms of the 2017 Plan unless otherwise provided in the applicable agreements. Our board of directors may suspend or terminate the 2017 Plan at any time.

Amendment of the Plan

Our board of directors may amend the 2017 Plan from time to time, but no amendments to the 2017 Plan will be effective without shareholder approval if such approval is required under applicable laws, regulations or stock exchange rules, including shareholder approval for any amendment that seeks to modify the prohibition on underwater option or SAR re-pricing discussed above.

Termination, suspension or amendment of the 2017 Plan will not adversely affect any outstanding award without the consent of the affected participant, except for amendments necessary to comply with applicable laws or stock exchange rules.

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Transferability of Awards

In general, no right or interest in any award under the 2017 Plan may be assigned, transferred, exchanged or encumbered by a participant, voluntarily or involuntarily, except by will or the laws of descent and distribution. However, the Committee may provide that an award (other than an incentive stock option) may be transferable by gift to a participant’s family member or pursuant to a domestic relations order. Any permitted transferee of such an award will remain subject to all the terms and conditions of the award applicable to the participant.

Performance-Based Compensation Under Section 162(m)

The Committee may grant full value awards or cash incentive awards under the 2017 Plan to employees who are or may be “covered employees” as defined in Section 162(m) of the Code, that are intended to be “performance-based compensation” within the meaning of Section 162(m) in order to preserve the deductibility of those awards for federal income tax purposes. Under current IRS interpretations, “covered employees” of a company are its chief executive officer and any other executive officer (other than the chief financial officer) who is among the three other most highly compensated executive officers employed by our company at a year end. Participants are entitled to receive payment for a Section 162(m) performance-based award for any given performance period only to the extent that pre-established performance goals set by the Committee for the performance period are satisfied. Options and SAR awards granted under the 2017 Plan need not be conditioned upon the achievement of performance goals in order to constitute performance-based compensation for Section 162(m) purposes.

The pre-established performance goals set by the Committee must be based on one or more of the following performance measures specified in the 2017 Plan: (i) revenue; (ii) net earnings; (iii) earnings before income taxes; (iv) earnings before one or more of interest, taxes, depreciation, amortization and other adjustments; (v) operating income; (vi) profitability as measured by return ratios (including, but not limited to, return on assets, return on equity, return on investment and return on revenue) or by the degree to which any of the foregoing earnings measures exceed a percentage of revenue; (vii) margins (including, but not limited to, one or more of gross, operating and net earnings margins); (viii) shareholders’ equity; (ix) share price; (x) total shareholder return; (xi) improvement in or attainment of cost and/or expense levels or cost and/or expense savings; (xii) cash flow; (xiii) market share; (xiv) same-store sale increases; (xv) increases in the number of store locations; (xvi) asset quality; (xvii) non-performing assets; (xviii) operating assets; (xix) operating expenses; (xx) economic value added; (xxi) improvement in or attainment of working capital levels, (xxii) employee retention; (xxiii) customer satisfaction; (xxiv) implementation or completion of critical projects; (xxv) balance of cash, cash equivalents and marketable securities; (xxvi) inventory levels; (xxvii) inventory or operating asset turnover; (xxviii) accounts receivable levels; and (xxix) net operating profit after taxes.

The Committee may select one measure or multiple measures for assessing performance, and the measurement may be based upon company-wide, subsidiary, business unit or individual performance, and may be expressed in absolute amounts, on a per share basis (basic or diluted), relative to one or more other performance measures, as a growth rate or change from preceding periods, or by relative comparison to the performance of other companies or other external measures. The Committee will define in an objective fashion the manner of calculating the performance goals based on the performance criteria it selects to use in any performance period, and will establish such performance goals within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m). In determining the actual amount to be paid with respect to an individual performance-based award for a performance period, the Committee may reduce (but not increase) the amount that would otherwise be payable as a result of satisfying the applicable performance goals.

Approval of the 2017 Plan at the Annual Meeting will be deemed to include, among other things, approval of the eligibility of executive officers and other employees to participate in the 2017 Plan, the performance measures upon which awards intended to be “performance-based compensation” under Section 162(m) may be made, and the qualification of option and SAR awards granted under the 2017 Plan as “performance-based compensation” for purposes of Section 162(m).

Change in Control

If a change in control of our company occurs, our board of directors or the Committee may, in its discretion, provide for one or more of the following with respect to awards under the 2017 Plan: (i) the continuation, assumption or replacement of outstanding awards; (ii) the acceleration of vesting and exercisability of outstanding awards; (iii) the cancellation of unvested and unexercised awards; or (iv) the cancellation of awards in exchange for payment to participants in cash equal to the difference, if any, between the fair market value of the consideration that would be received in the change of control transaction for the number of shares subject to the award and the aggregate exercise price (if any) of the shares subject to the award. For these purposes, a “change in control” generally occurs if (i) a person or group acquires 30% or more of our outstanding stock, (ii) our “continuing directors” cease to represent a majority of our board of directors, (iii) a sale or other disposition of all or substantially

2017 Annual Meeting of Shareholders   |   48

all of the assets of the company, or a merger, consolidation, share exchange or similar transaction involving the company, is consummated (unless the company’s outstanding stock immediately prior to the transaction continues to represent over 50% of the outstanding stock of the company or the surviving entity immediately after the transaction), or (iv) our shareholders approve a complete liquidation or dissolution of the company.

Effect of Termination of Employment

The effect of a termination of a participant’s service on any outstanding awards granted under the 2017 Plan will be as provided in the applicable award agreement. Under the 2017 Plan, “cause” is generally defined as (i) the commission of a felony or conviction of a criminal misdemeanor involving fraud, misrepresentation or theft; (ii) gross misconduct or any act of fraud, disloyalty or dishonesty related to a participant’s employment or otherwise likely to cause material harm to the company; (iii) a material violation of the company’s policies or codes of conduct; or (iv) the willful or material breach of any agreement between the participant and the company.

Deferral of Payouts

The Committee may permit or require the deferral by a participant of the receipt of shares or cash in settlement of any full value award under the 2017 Plan, and will prescribe the terms, conditions and procedures for such deferrals, which may include effecting a deferral in accordance with our existing deferred compensation plan. Shares to effect the settlement of any such deferral will be drawn from and charged against the 2017 Plan’s share reserve.

U.S. Federal Income Tax Consequences

The following is a summary of the principal United States federal income tax consequences to our company and to participants subject to U.S. taxation with respect to awards granted under the 2017 Plan, based on current statutes, regulations and interpretations.

Non-qualified Stock Options

If a participant is granted a non-qualified stock option under the 2017 Plan, the participant will not recognize taxable income upon the grant of the option. Generally, the participant will recognize ordinary income at the time of exercise in an amount equal to the difference between the fair market value of the shares acquired at the time of exercise and the exercise price paid. The participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the option was exercised. Any subsequent gain or loss will be taxable as a capital gain or loss. Our company will generally be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes as ordinary income.

Incentive Stock Options

If a participant is granted an incentive stock option under the 2017 Plan, the participant will not recognize taxable income upon grant of the option. Additionally, if applicable holding period requirements (a minimum of two years from the date of grant and one year from the date of exercise) are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares acquired at the time of exercise over the aggregate exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If shares acquired upon exercise of an incentive stock option are held for the holding period described above, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, and our company will not be entitled to any deduction. Except in the event of death, if the holding period requirements are not met, the incentive stock option will be treated as one that does not meet the requirements of the Code for incentive stock options and the tax consequences described for nonqualified stock options will generally apply.

Other Awards

The current federal income tax consequences of other awards authorized under the 2017 Plan generally follow certain basic patterns. An award of restricted stock results in income recognition by a participant in an amount equal to the fair market value of the shares received at the time the restrictions lapse and the shares vest, unless the participant elects under Code Section 83(b) to accelerate income recognition and the taxability of the award to the date of grant. Stock unit awards generally result in income recognition by a participant at the time payment of such an award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable. SAR awards result in income recognition by a participant at the time such an award is exercised in an amount equal to the amount paid in cash or the then-current fair market value of the shares received by the participant, as applicable. In each of the foregoing cases, our company will generally have a corresponding deduction at the time the participant recognizes ordinary income, subject to Code Section 162(m) with respect to covered employees.

2017 Annual Meeting of Shareholders   |   49

Section 162(m) of the Code

Code Section 162(m) denies a deduction to any publicly-held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to the covered employee exceeds $1,000,000, unless, among other exceptions, the compensation qualifies as “performance-based compensation.” The 2017 Plan is intended to meet the requirements of Section 162(m), but full value awards granted under the 2017 Plan will only be treated as qualified performance-based compensation under Section 162(m) if the awards and the procedures associated with them comply with all other requirements of Section 162(m), including that the maximum amount of compensation a covered employee may receive is based on the satisfaction of pre-established objective performance goals.

Section 409A of the Code

The foregoing discussion of tax consequences of awards under the 2017 Plan assumes that the award discussed is either not considered a “deferred compensation arrangement” subject to Section 409A of the Code, or has been structured to comply with its requirements. If an award is considered a deferred compensation arrangement subject to Section 409A but fails to comply, in operation or form, with the requirements of Section 409A, the affected participant would generally be required to include in income when the award vests the amount deemed “deferred,” would be required to pay an additional 20 percent income tax on such amount, and would be required to pay interest on the tax that would have been paid but for the deferral.

Awards Under the 2017 Plan

Because the 2017 Plan will not become effective until it is approved by our shareholders, the Committee has not yet approved any awards under, or subject to, the 2017 Plan. In addition, because all awards under the 2017 Plan are discretionary with the Committee, neither the number nor types of future 2017 Plan awards to be received by or allocated to particular participants or groups of participants is presently determinable.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
APPROVAL OF THE 2017 INCENTIVE COMPENSATION PLAN USING THE YELLOW PROXY CARD

2017 Annual Meeting of Shareholders   |   50

EXECUTIVE COMPENSATION DISCLOSURES

Summary Compensation Table

The following table contains compensation information for the last three fiscal years relating to the named executive officers identified for fiscal year 2016. Note that the CIP awards earned for each fiscal year are reported under the heading “Non-Equity Incentive Plan Compensation”. The values shown under the headings of “Stock Awards” and “Option Awards” are the grant date fair values of the awards received in each fiscal year. Refer to the footnotes below for further explanation of all the items included in the Summary Compensation Table.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2) ($)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total
Sally J. Smith	2016	$875,000	–	$1,587,490	$546,831	$374,605	–	$183,064	$3,566,990
Chief Executive Officer and President	2015	$841,346	–	$1,608,855	$546,837	$726,180	–	$171,766	$3,894,984
	2014	$736,538	–	$1,376,657	$468,758	$1,184,725	–	$161,634	$3,928,312

James M. Schmidt	2016	$526,538	–	$538,410	$185,454	$197,900	–	$101,171	$1,549,473
Chief Operating Officer	2015	$511,837	–	$530,247	$180,206	$372,100	–	$98,673	$1,693,063
	2014	$495,644	–	$517,279	$176,140	$627,553	–	$98,164	$1,914,780

Alexander H. Ware(7)	2016	$73,077	$100,000	$836,785	$386,502	–	–	$3,221	$1,399,585
Chief Financial Officer

Judith A. Shoulak	2016	$422,692	–	$354,710	$122,175	$132,300	–	$84,592	$1,116,469
Executive VP, President North America Buffalo Wild Wings	2015 2014	$409,817 $388,817	– –	$350,936 $334,133	$119,269 $113,762	$268,900 $468,846	– –	$86,928 $84,719	$1,235,850 $1,390,277

Emily C. Decker(8)	2016	$366,538	–	$268,393	$92,489	$106,400	–	$65,541	$899,361
Senior VP, General Counsel and Secretary

Jeffrey B. Sorum(9)	2016	$220,423	–	$145,189	$50,033	$53,700	–	$54,024	$523,369
Senior VP and Corporate Controller

Mary J. Twinem(10)	2016	$79,121	–	–	–	–	–	$30,755	$109,876
Former Executive VP and Chief Financial Officer	2015 2014	$447,308 $433,942	– –	$397,136 $387,683	$134,962 $131,981	$298,800 $499,268	– –	$101,728 $97,481	$1,379,934 $1,550,355

Kathleen M. Benning(11)	2016	$359,077	–	$300,412	$103,496	$126,500	–	$75,243	$964,728
Former EVP, Chief Strategy Officer and Business Development	2015 2014	$353,913 $341,990	– –	$301,077 $294,081	$102,332 $100,113	$230,700 $395,159	– –	$73,901 $72,848	$1,061,923 $1,204,191

(1)	The amount in this column for Mr. Ware represents a cash sign-on payment that was approved as part of his employment offer to join our company. The payment was made to Mr. Ware on March 3, 2017. If within one year of this payment Mr. Ware voluntarily terminates his employment with the company (except for resignation for good reason), he must fully repay the company for this cash sign-on payment.
(2)	The amounts that are shown reflect the grant date fair values of PRSUs granted during fiscal years 2014, 2015, and 2016 assuming target level performance against the specified performance goals, and the 2016 amount for Mr. Ware also includes the grant date fair value of a time-vested restricted stock unit award. These grant date fair values have been calculated in accordance with FASB ASC Topic 718. For a discussion of our valuation assumptions, see footnote 1(w) to our audited financial statements included in our Annual Report on Form 10-K for each respective fiscal year, filed with the Securities and Exchange Commission. If the PRSU amounts had instead been calculated assuming maximum level performance against the performance goals, the grant date fair values of the PRSU awards granted during fiscal 2016 would have been as follows: for Ms. Smith, $3,174,980; for Mr. Schmidt, $1,076,820; for Mr. Ware, $873,828; for Ms. Shoulak, $709,420; for Ms. Decker, $536,786; for Mr. Sorum, $290,378; and for Ms. Benning, $600,824. The PRSUs granted during fiscal year 2014, which were vested and earned following the end of fiscal 2016, are described in the “Compensation Discussion and Analysis” under “Equity Incentive Program” on page 37 and in the “Option Exercises and Stock Vested” table on page 55.
(3)	The amounts that are shown reflect the grant date fair value of stock options granted during fiscal years 2014, 2015, and 2016, with the valuation calculated in accordance with FASB ASC Topic 718. For a discussion of our valuation assumptions, see footnote 1(w) to our audited financial statements included in our Annual Report on Form 10-K for each respective fiscal year, filed with the Securities and Exchange Commission. Note that stock options are subject to vesting and are performance based, meaning that they will only have value if there is an increase in share price above the exercise price of the option.

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(4)	The amounts represent the annual cash incentive awards earned under the CIP for fiscal years 2014, 2015, and 2016. Our 2016 CIP is discussed in further detail in the “Compensation Discussion and Analysis” under “Cash Incentive Program” on page 34. The amounts earned for a fiscal year are actually paid out in the following year, pursuant to the terms of the CIP. Payment dates were as follows: the 2016 award was paid out on March 3, 2017, the 2015 award was paid on March 4, 2016, and the 2014 award was paid on March 6, 2015.
(5)	No amounts are shown under this heading because the company does not maintain a defined benefit pension plan and the Deferred Compensation Plan that covers the named executive officers does not provide earnings on deferral amounts that would be deemed to be “above-market” or preferential. The Deferred Compensation Plan has investment fund choices that are very similar to our 401(k) Plan and the earnings credited on deferred amounts will fluctuate with an investment fund’s actual market return. For further details, see “Deferred Compensation Plan” under “Other Benefits” on page 39 and the discussion on page 56 titled “Non-qualified Deferred Compensation.”
(6)	The following table shows the breakout of major items included in All Other Compensation for fiscal year 2016. For further details on perquisites and benefits provided during 2016, including the items in the table below, see “Other Benefits” on page 39 and the discussion on page 56 titled “Non-qualified Deferred Compensation.”

	Auto Lease	Financial Planning Services	Company Matching Contribution to 401(k) Plan	Company Contribution to the Deferred Compensation Plan
Sally J. Smith	$27,793	$25,295	$10,600	$109,375
James M. Schmidt	–	$18,960	$10,600	$65,781
Alexander H. Ware	–	$3,221	–	–
Judith A. Shoulak	–	$18,960	$6,000	$52,812
Emily C. Decker	–	$16,435	$10,600	$36,625

Jeffrey B. Sorum	–	$16,435	$10,600	$22,025
Mary J. Twinem	$1,894	$9,402	$9,398	$9,375
Kathleen M. Benning	–	$18,960	$10,600	$44,875

(7)	Mr. Ware began his employment with our company on October 31, 2016.
(8)	Ms. Decker first became a named executive officer in 2016.
(9)	Mr. Sorum served as interim Chief Financial Officer from March 1, 2016 to October 30, 2016.
(10)	Ms. Twinem retired from our company effective February 29, 2016.
(11)	Ms. Benning resigned as an executive officer of our company effective September 26, 2016, and her employment terminated effective December 31, 2016.

2017 Annual Meeting of Shareholders   |   52

Grants of Plan-Based Awards in 2016

The following table summarizes the non-equity incentive plan awards, the PRSU awards, the RSU award and the stock option awards made to our named executive officers in 2016. The amounts shown in the equity incentive plan awards columns are PRSUs which are only earned if the company achieves a threshold level of performance over a three-year period. The stock option awards reflected in the table will not provide value unless there is an increase in share price above the option exercise price during the term of the option.

		Estimated Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	Units(3) (#)	Options(4) (#)	Awards(5) (#)	Awards(6) ($)
Sally J. Smith	N/A	276,719	962,500	1,876,875	8,069
	3/28/2016					10,759	21,518				1,587,490
	3/28/2016							–	11,476	147.55	546,831

James M. Schmidt	N/A	129,519	450,500	878,475	2,736
	3/28/2016					3,649	7,298				538,410
	3/28/2016							–	3,892	147.55	185,454
					1,937
Alexander H. Ware	11/21/2016					2,583	5,166				436,914
	11/21/2016							2,364	–	–	399,871
	11/21/2016							–	2,912	169.15	136,556
	11/21/2016							–	5,981	169.15	249,946

Judith A. Shoulak	N/A	97,750	340,000	663,000	1,803
	3/28/2016					2,404	4,808				354,710
	3/28/2016							–	2,564	147.55	122,175

Emily C. Decker	N/A	63,825	222,000	432,900	1,364
	3/28/2016					1,819	3,638				268,393
	3/28/2016							–	1,941	147.55	92,489

Jeffrey B. Sorum	N/A	35,183	122,375	238,631	738
	3/28/2016					984	1,968				145,189
	3/28/2016							–	1,050	147.55	50,033

Mary J. Twinem	–

Kathleen M. Benning	N/A	82,800	288,000	561,600	1,527
	3/28/2016					2,036	4,072				300,412
	3/28/2016							–	2,172	147.55	103,496

(1)	These columns show the range of payouts for fiscal 2016 performance under our cash incentive program described in the section titled “Annual Cash Incentive Program” in the “Compensation Discussion and Analysis” on page 30. The actual cash incentive payments for 2016 performance have been made based on performance against the applicable goals and are shown in the column “Non-Equity Incentive Plan Compensation” of the “Summary Compensation Table” on page 51.
(2)	Amounts in these columns represent the potential number of PRSUs that could be earned depending on the degree to which the company achieves a cumulative net income goal over the three year performance period ending fiscal year 2018. These PRSUs are described further in the “Compensation Discussion and Analysis” under “Equity Incentive Program” on page 37.
(3)	The amount in this column represents the number of units subject to a special time vested Restricted Stock Unit (“RSU”) award granted to Mr. Ware as part of his employment offer to join the company. The RSU award vests ratably over three years at the end of each fiscal year, beginning with the fiscal year in which the RSUs were granted.
(4)	Amounts in this column represent the number of shares subject to stock options (either ISOs or NQSOs) granted during 2016. Stock options are described in the “Compensation Discussion and Analysis” under “Equity Incentive Program” on page 37. The stock options vest ratably over four years at the end of each fiscal year, beginning with the fiscal year in which the options were granted. The option grant for Mr. Ware involving 5,981 shares shown in this column vests ratably over three years at the end of each fiscal year, beginning with the fiscal year in which the option was granted. The stock options granted in 2016 expire on December 25, 2022.
(5)	The exercise price is equal to the closing market price of Buffalo Wild Wings stock on the grant date.
(6)	The amounts represent the grant date fair value of each of the long-term equity incentive awards computed in accordance with FASB ASC Topic 718, and described further in footnotes (2) and (3) to the “Summary Compensation Table”.

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Outstanding Equity Awards at 2016 Fiscal Year-End

The following table contains information on outstanding equity awards held by named executive officers as of December 25, 2016:

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Yet Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Shares, Units or Other Rights That Have not Vested(3) ($)
Sally J. Smith	3/28/2011	7,175	–	$53.75	12/31/2017
	3/26/2012	7,799	–	$94.42	12/30/2018
	4/1/2013	12,293	–	$87.53	12/29/2019
	3/31/2014	5,693	1,897	$147.52	12/27/2020
	3/30/2015	4,617	4,617	$182.97	12/26/2021	–	–	6,595	$1,055,819
	3/28/2016	2,869	8,607	$147.55	12/25/2022	–	–	8,069	$1,291,887

James M. Schmidt	4/1/2013	1,688	–	$87.53	12/29/2019
	3/31/2014	2,139	713	$147.52	12/27/2020
	3/30/2015	1,522	1,521	$182.97	12/26/2021	–	–	2,174	$347,977
	3/28/2016	973	2,919	$147.55	12/25/2022	–	–	2,737	$438,154

Alexander H. Ware	11/21/2016	2,721	6,172	$169.15	12/25/2022	2,364	$378,476	1,937	$310,154

Judith A. Shoulak	3/28/2011	1,984	–	$53.75	12/31/2017
	3/26/2012	2,180	–	$94.42	12/30/2018
	4/1/2013	2,859	–	$87.53	12/29/2019
	3/31/2014	1,382	460	$147.52	12/27/2020
	3/30/2015	1,007	1,007	$182.97	12/26/2021	–	–	1,439	$230,304
	3/28/2016	641	1,923	$147.55	12/25/2022	–	–	1,803	$288,660

Emily C. Decker	3/26/2012	583	–	$94.42	12/30/2018
	4/1/2013	1,050	–	$87.53	12/29/2019
	3/31/2014	765	255	$147.52	12/27/2020
	3/30/2015	749	749	$182.97	12/26/2021	–	–	1,070	$171,347
	3/28/2016	485	1,456	$147.55	12/25/2022	–	–	1,364	$218,416

Jeffrey B. Sorum	3/26/2012	559	–	$94.42	12/30/2018
	4/1/2013	1,264	–	$87.53	12/29/2019
	3/31/2014	565	188	$147.52	12/27/2020
	3/30/2015	406	405	$182.97	12/26/2021	–	–	579	$92,758
	3/28/2016	263	787	$147.55	12/25/2022	–	–	738	$118,154

Mary J. Twinem	3/30/2015					–	–	633	$101,343

Kathleen M. Benning	3/28/2011	2,913	–	$53.75	12/31/2017
	3/26/2012	1,842	–	$94.42	12/30/2018
	4/1/2013	2,511	–	$87.53	12/29/2019
	3/31/2014	1,216	405	$147.52	12/27/2020
	3/30/2015	864	864	$182.97	12/26/2021	–	–	1,234	$197,583
	3/28/2016	543	1,629	$147.55	12/25/2022	–	–	1,527	$244,473

(1)	Amounts in this column represent the unvested portions of stock options that vest ratably over four years at the end of each fiscal year, beginning with the fiscal year in which the options were granted. The expiration date for stock options is the end of the seventh fiscal year, including the fiscal year in which the options were granted.
(2)	The amount in this column represents the number of time-vested RSUs granted to Mr. Ware that vest ratably over three years at the end of each fiscal year, beginning with the fiscal year in which the RSUs were granted.
(3)	The amounts in this column are calculated based on the closing price of our Common Stock on December 23, 2016 of $160.10, which was the last trading day of fiscal year 2016.
(4)	Amounts in this column represent the number of PRSUs that are currently outstanding and have not yet vested. The PRSU awards granted on March 30, 2015 will be earned based on company performance over the three year period from fiscal 2015 to 2017. The PRSU awards granted on March 28, 2016 will be earned based on company performance over the three-year period from fiscal 2016 to 2018. The PRSU awards vest at the end of the performance period and are then paid out in the following fiscal year based on the percent of the PRSUs that were earned. The number of PRSUs shown represents the threshold number of PRSUs that can be earned for company performance. The actual number of PRSUs earned could be more and even zero if the performance threshold is not achieved. The PRSU awards are described further in the “Compensation Discussion and Analysis” under “Equity Incentive Program” on page 37.

2017 Annual Meeting of Shareholders   |   54

Option Exercises and Stock Vested in Fiscal 2016

The following table summarizes the stock option exercises and the stock awards (PRSUs) that vested for all named executive officers during fiscal 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)
Sally J. Smith	2,052	$230,952	10,806	$1,730,041

James M. Schmidt	1,088	$84,042	4,061	$650,166

Alexander H. Ware	–	–	–	–

Judith A. Shoulak	3,241	$283,847	2,623	$419,942

Emily C. Decker	–	–	1,453	$232,625

Jeffrey B. Sorum	1,664	$166,998	1,073	$171,787

Mary J. Twinem	1,093	$53,064	2,198	$351,900

Kathleen M. Benning	3,175	$292,100	2,308	$369,511

(1)	Amounts reflect the difference between the exercise price of the stock option and the market price of our Common Stock on the date of exercise.
(2)	These represent PRSUs granted on March 31, 2014 that were earned based on company performance over the three year period from fiscal 2014 to 2016. The PRSUs became vested on December 25, 2016 (end of fiscal 2016) and had a settlement date on February 17, 2017. Based on cumulative net income achieved for fiscal 2014, 2015 and 2016, 115.8% of the target number of PSRUs were earned. The amounts shown above represent the number of PRSUs that were earned. Under the terms of this PRSU award, the number of PRSUs earned by Ms. Twinem was prorated due to her retirement from the company on February 29, 2016. The PRSU awards are described further in the “Compensation Discussion and Analysis” under “Equity Incentive Program” on page 37.
(3)	This calculated market value is based on the closing price of our Common Stock on December 23, 2016 of $160.10, which was the last trading day of fiscal year 2016. The settlement value for tax purposes was based on the closing price of our Common Stock on February 17, 2017 of $159.05.

2017 Annual Meeting of Shareholders   |   55

Non-qualified Deferred Compensation

Named executive officers are eligible to participate in a nonqualified deferred compensation plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan is an unfunded plan that allows executives to defer up to 100% of their salary, CIP award, and/or PRSU payout. The company makes a monthly contribution to the plan on behalf of our named executive officers to provide additional retirement benefits and assist with retention. The company contribution for named executive officers is either 10.0% or 12.5% of base salary and vests ratably over five years from date of hire. Vesting may be accelerated for such events as death, disability, retirement, or change in control, as those terms are defined under the plan.

The Deferred Compensation Plan has investment fund choices that are very similar to our 401(k) Plan and the notional earnings credited on deferred amounts will fluctuate with an investment fund’s actual market return. Company contributions and any earnings are paid out in five annual installments following termination of employment, except in the case of death where it is a lump sum payment. For the executive’s deferrals and any earnings, the executive can elect to have deferred amounts paid at termination of employment or commencing at a specified date in the future. The payment form that can be elected is either lump sum or five annual installments.

The following table contains information about the contributions and balance for the Deferred Compensation Plan for the fiscal year ending December 25, 2016.

Name	Executive Contributions in Last Fiscal Year(1)	Company Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal year(3)	Aggregate Withdrawals/ Distributions in Last Fiscal Year	Aggregate Balance as of Last Fiscal Year End(4)
Sally J. Smith	–	$109,375	$93,443	–	$2,600,101
James M. Schmidt	–	$65,781	$26,833	–	$2,101,568
Alexander H. Ware	–	–	–	–	–
Judith A. Shoulak	–	$52,812	$38,386	–	$875,119
Emily C. Decker	–	$36,625	$2,504	–	$148,837

Jeffrey B. Sorum	$45,183	$22,025	$73,734	–	$1,180,800
Mary J. Twinem	–	$9,375	$160,008	$2,856,686	$863,270
Kathleen M. Benning	–	$44,875	$39,432	–	$690,418

(1)	The amount shown in this column includes a salary deferral by Mr. Sorum for $21,938 which was contributed to the Deferred Compensation Plan in the last fiscal year. This deferral amount was included in the salary column of the summary compensation table for 2016.
(2)	These are the monthly company contributions to the Deferred Compensation Plan that were made on behalf of our named executive officers for fiscal 2016. All of our named executive officers are fully vested in these contributions as a result of their years of service with the company. These amounts are included in All Other Compensation as disclosed in the Summary Compensation Table.
(3)	These amounts represent the total aggregate earnings for fiscal year 2016 for the executive’s deferral account under the Deferred Compensation Plan. These are notional earnings based on how the executive has elected to direct his or her plan balance, which includes both company contributions and any elective deferrals. The Deferred Compensation Plan has investment fund choices that are very similar to our 401(k) Plan and the earnings credited on deferred amounts will fluctuate with an investment fund’s actual market return. These earnings on deferral amounts are not deemed to be “above-market” or preferential and have not been included in the Summary Compensation Table. Future values are not guaranteed and will fluctuate based on changes in the market value of selected investment options.
(4)	This represents the aggregate market value of the executive’s deferral account under the Deferred Compensation Plan. Note that the aggregate earnings reported for this table in fiscal years 2014, 2015, and 2016 are not included in the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

This section describes the potential termination payments for the named executive officers under various termination of employment scenarios as if they occurred at the end of fiscal 2016 (as of December 25, 2016). The values shown in the table are calculated as of this date based on certain estimates or assumptions as described in the footnotes. The actual amounts received may differ materially from those shown in the table. The table does not include amounts already vested that the executive would receive if he or she left the company for any reason, such as the fully vested balance of an executive’s deferred compensation account (in the table above) or gain from outstanding options that are exercisable (page 54), nor does it reflect payments and benefits that are provided on a non-discriminatory basis to salaried employees generally upon termination.

Employment Agreements

The company has entered into employment agreements with each of our named executive officers who are current employees, other than Mr. Sorum. All of these agreements provide for an automatic extension for successive one-year periods, each ending on the last day of the fiscal year, unless the agreement is terminated earlier or either party gives the other a non-renewal notice, and the agreements have thus been extended. The agreements set forth the position and duties of the executive officer, and describe the compensation and benefits programs provided by the company.

2017 Annual Meeting of Shareholders   |   56

As provided in the agreements, the executives agree to restrictive provisions on the use of confidential information and intellectual property, and also agree to not compete with us and not hire or solicit our team members or customers, as those terms are defined, for one year following termination of employment. The agreements also provide for certain payments and benefits for certain termination of employment events. Upon an involuntary termination not for cause, the company’s failure to renew an employment agreement, or resignation for “good reason” (collectively referred to as “qualified terminations”), an executive is entitled to receive the following provided that the executive agrees to sign a release of claims against the company and honors the restrictive covenants of the agreement:

•	Base salary continuation for up to six months (subject to certain limits), plus a supplemental salary continuation for either six months (if less than five years of service) or twelve months (if five years of service or more).

•	Pro-rated annual cash incentive for the year of termination based on actual performance against established goals, with at least a target payout on Individual Performance.

•	Reimbursement for the company cost portion of medical benefits for the total period of salary continuation if the executive elects to continue coverage past termination.

•	Payment of salary continuation and pro-rated annual cash incentive will be in a lump sum if the qualified termination occurs within one year of a change in control.

Upon termination for “cause” (generally involving criminal conduct, gross misconduct, material violation of company policies or material breach of the employment agreements) or resignation without “good reason”, the executive would not be entitled to any additional payments or benefits, other than those earned or accrued but not yet paid at the date of termination.

Equity Award Agreements. The agreements pursuant to which equity awards are made to our named executive officers provide for accelerated vesting and exercisability of such awards under certain termination of employment scenarios as described in the footnotes to the following table.

	Voluntary Termination	For Cause Termination	Qualified Termination (No Change in Control)	Qualified Termination Following Change in Control	Termination Due to Death	Termination Due to Disability
Sally J. Smith
• Salary	–	–	$1,312,500	$1,312,500	–	–
• Annual Incentive(1)	–	–	–	–	–	–
• Unvested stock options(2)	$108,018		$108,018	$131,882	$108,018	$108,018
• Unvested PRSUs (3)	$1,512,678	–	$1,512,678	$3,130,275	–	–
• Executive Life or Disability (4)	–	–	–	–	$1,700,000	$847,392
• Health benefits(5)	–	–	$7,290	$7,290	–	–
Totals	$1,620,696	–	$2,940,486	$4,581947	$1,808,018	$955,410
James M. Schmidt
• Salary	–	–	$795,000	$795,000	–	–
• Annual Incentive(1)	–	–	–	–	–	–
• Unvested stock options(2)	$36,633	–	$36,633	$45,603	$36,633	$36,633
• Unvested PRSUs (3)	$504,048	–	$504,048	$1,048,175	–	–
• Executive Life or Disability (4)	–	–	–	–	$810,000	$942,063
• Health benefits(5)	–	–	$7,290	$7,290	–	–
Totals	$540,681	–	$1,342,972	$1,896,068	$846,633	$978,696
Alexander H. Ware
• Salary	–	–	$475,000	$475,000	–	–
• Annual Incentive(1)	–	–	–	–	–	–
• Unvested stock options(2)	–	–	–	–	–	–
• Unvested PRSUs or RSUs (3)	–	–	$378,476	$792,015	–	–
• Executive Life or Disability (4)	–	–	–	–	–	–
• Health benefits(5)	–	–	$4,860	$4,860	–	–
Totals	–	–	$858,336	$1,271,875	–	–
Judith A. Shoulak
• Salary	–	–	$637,500	$637,500	–	–
• Annual Incentive(1)	–	–	–	–	–	–
• Unvested stock options(2)	$24,134	–	$24,134	$29,920	$24,134	$24,134
• Unvested PRSUs (3)	$333,008	–	$333,008	$691,952	–	–
• Executive Life or Disability (4)	–	–	–	–	$435,000	$1,257,505
• Health benefits(5)	–	–	$7,290	$7,290	–	–
Totals	$357,142	–	$1,001,932	$1,366,662	$459,134	$1,281,639

2017 Annual Meeting of Shareholders   |   57

	Voluntary Termination	For Cause Termination	Qualified Termination (No Change in Control)	Qualified Termination Following Change in Control	Termination Due to Death	Termination Due to Disability
Emily C. Decker
• Salary	–	–	$555,000	$555,000	–	–
• Annual Incentive(1)	–	–	–	–	–	–
• Unvested stock options(2)	–	–	–	$21,481	$18,273	$18,273
• Unvested PRSUs (3)	–	–	–	$519,685	–	–
• Executive Life or Disability (4)	–	–	–	–	$500,000	$881,960
• Health benefits(5)	–	–	$7,290	$7,290	–	–
Totals	–	–	$562,290	$1,103,456	$518,273	$900,233
Jeffrey B. Sorum
• Salary	–	–	–	–	–	–
• Annual Incentive(1)	–	–	–	–	–	–
• Unvested stock options(2)	–	–	–	$12,242	$9,877	$9,877
• Unvested PRSUs (3)	–	–	–	$281,216	–	–
• Executive Life or Disability (4)	–	–	–	–	$465,000	$423,978
• Health benefits(5)	–	–	–	–	–	–
Totals	–	–	–	$293,458	$474,877	$433,855

(1)	Under the terms of the CIP, an executive officer becomes vested in the annual cash incentive award if they are employed on the last day of the fiscal year. As a result, there is no additional payment that is earned under all termination scenarios listed in the table above. The amount of the annual cash incentive award will be based on actual performance. The employment agreements for our named executive officers describe how the Individual performance component of the CIP is to be handled for involuntary termination not for cause and involuntary or good reason termination following a change in control. In these events, the Individual Performance component of the CIP will be paid out based on actual performance but not less than 50% of the maximum award opportunity for that component of CIP.

(2)	Starting with options granted in 2016, executives whose employment ends when they are at least 55 years old and have at least ten years of service, will have all of their outstanding options remain outstanding and continue to vest for up to three years after retirement, but for a period not to exceed the term of the option. For options granted in 2015, executives will have the vesting accelerated on a pro rata portion of their non-vested options that are scheduled to vest at the end of the fiscal year of termination. The pro rata calculation is based on the number of months worked during the fiscal year in which the termination of employment occurred. Also beginning with options granted in 2015, there is a full acceleration of non-vested options upon death or disability. For involuntary termination or termination for good reason within one year of a Change in Control, there is a full acceleration of vesting on all non-vested options. The table reflects the intrinsic value, if any, for the options in each of the termination events based on the December 23, 2016 closing market price of our stock.

(3)	Executives whose employment ends when they are at least 55 years old and have at least ten years of service will become vested in a pro rata portion of their outstanding PRSUs based on the time served in the performance period. Payout will occur at the same time as other participants, and will be based on actual results for the performance period. For involuntary termination or termination for good reason within one year of a Change in Control, executives with PRSUs granted starting in 2015 or time vested RSUs, the vesting is accelerated on all outstanding PRSUs or RSUs and is not prorated. Payout will be immediate and assumes target performance for the PRSUs was achieved. For termination due to death and disability, vesting is accelerated on all outstanding RSUs and on PRSUs that are scheduled to vest at the end of the fiscal year in which termination of employment occurred. Payout on PRSUs will occur at the same time as other participants, and will be based on actual results for the performance period. The table reflects the value of RSUs or PRSUs at target based on the December 23, 2016 closing market price of our stock.

(4)	The amounts represent the life insurance benefit payable under the executive life insurance policy (for termination due to death) or the present value of the executive disability benefit payable to age 65 at a discount rate of 3% per year (for termination due to disability).

(5)	For the involuntary termination not for cause or termination for good reason, the executive is reimbursed for the company portion of health care premiums for a period of up to 18 months after termination, as provided under their Employment Agreements.

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The two former executive officers who were NEOs for 2016 are not included in the above table. For Ms. Benning, our company entered into a transition and separation agreement with her on September 30, 2016. In exchange for her commitment to remain with our company until December 31, 2016 to facilitate an orderly transition and agreeing to certain other terms in the transition and separation agreement, we agreed to provide the following compensation and benefits to Ms. Benning following termination: (i) eligibility to participate in our 2016 Cash Incentive Program, (ii) a lump sum payment of $100,000 payable on the first regular payroll date after the six-month anniversary of her separation date, (iii) cash payment of $180,000 payable in equal installments over six months after her separation date in accordance with our regular payroll schedule, and (iv) medical insurance premium reimbursement for up to 18 months following her termination date. For Ms. Twinem, she retired effective February 29, 2016 and was eligible for retirement treatment as described above for her outstanding option and PRSU awards. She was not eligible to participate in our 2016 Cash Incentive Program

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 25, 2016, our fiscal year end.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	347,671 (1)	$129.89 (2)	803,072 (3)
Equity compensation plans not approved by security holders	—	—	—
Total	347,671	$129.89	803,072

(1)	Includes 202,047 shares underlying restricted stock units that may be issued upon achievement of performance goals for PRSUs or upon reaching vesting dates for time-based restricted stock units. Of this total, the PSRUs represent 195,052 shares and time-based restricted stock units represent 6,995 shares.
(2)	Weighted average exercise price of outstanding options excludes restricted stock units.
(3)	Includes 161,139 shares available for issuance under our Employee Stock Purchase Plan.

Section 16(a) beneficial ownership reporting compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished the company and written representations that no reports on Form 5 were required, to the best of our knowledge, during fiscal year 2016, all officers, directors, and greater than ten-percent beneficial owners complied with the applicable filing requirements on a timely basis, except Kathleen Benning, Andrew Block, Emily Decker, Lee Patterson, James Schmidt, Judith Shoulak, Sally Smith and Jeffrey Sorum each filed one late report on Form 4 relating to stock option awards received, and Jeffrey Sorum filed an additional late report on Form 4 relating to a stock option exercise.

Certain Relationships and Related Transactions

Our Board of Directors has adopted a written policy with respect to related party transactions, which policy sets out procedures pursuant to which related party transactions are reviewed and approved. The policy covers all transactions between us and any related party (including any transactions requiring disclosure under Item 404 of Regulation S-K), other than transactions generally available to all team members and transactions involving less than $5,000 when aggregated with all similar transactions. The Audit Committee is generally responsible for reviewing and assessing the adequacy of the policy and recommends to the Board revisions to such policy. The Audit Committee oversees administration of the policy. A related party transaction may be consummated if it is either (a) ratified or approved by the Audit Committee and is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party or (b) it is approved by the disinterested members of the Board.

Since the beginning of fiscal 2016, there have been no reportable transactions or business relationships, other than as may be disclosed herein, between us and our executive officers, directors, director nominees, and affiliates.

2017 Annual Meeting of Shareholders   |   59

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal #5)

The Board of Directors recommends that the shareholders ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017. KPMG LLP has served as our accountants since 1994. The Audit Committee may direct the appointment of new independent auditors at any time during the year without notice to, or the consent of, the shareholders, and the Audit Committee would do so if it were in our best interest and the interest of our shareholders. KPMG LLP provided services in connection with the audit of our financial statements for the year ended December 25, 2016, and consultation on matters relating to accounting and financial reporting. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2017 USING THE YELLOW PROXY CARD.

Audit Fees

We paid the following fees to KPMG LLP for fiscal years 2016 and 2015:

	2016	2015
Audit Fees	$680,000	$939,000
Audit-Related Fees	$40,000	$38,000
Tax Fees	–	–
All Other Fees	–	–
	$720,000	$977,000

Audit fees consist of fees billed or estimated to be billed to KPMG LLP for the audit of the annual financial statements included in our Annual Report on Form 10-K, review of financial statements included in the Quarterly Reports on Form 10-Q, and the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

Audit-related fees consist of fees billed for services in connection with the audit of financial statements of our team member benefit plans and national advertising fund as well as other services that are related to the performance of the audit of our financial statements and are not reported under Audit Fees.

Tax fees consist of fees for professional services, including tax consulting and tax compliance. There were no such fees incurred in fiscal years 2016 or 2015.

All other fees consist of fees billed for consulting or special projects.

The Audit Committee has considered whether provision of the above audit-related services is compatible with maintaining the registered public accounting firm’s independence and has determined that such services are compatible with maintaining registered public accounting firm’s independence.

Pre-Approval of Audit Fees

Pursuant to its written charter, the Audit Committee is responsible for pre-approving all audit and permitted non-audit services to be performed for Buffalo Wild Wings by its independent registered public accounting firm or any other auditing or accounting firm. 100% of the services provided by KPMG LLP for us during fiscal years 2015 and 2016 were pre-approved by the Audit Committee.

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Report of Audit Committee

The Board of Directors maintains an Audit Committee comprised of four of our outside directors. The Audit Committee’s current member composition satisfies the NASDAQ rule that governs audit committees, Rule 5605(c), including the requirement that audit committee members all be “independent directors” as that term is defined by applicable NASDAQ and SEC rules.

In accordance with its written charter adopted by the Board of Directors, which is available on Buffalo Wild Wings’ website at www.buffalowildwings.com, the Audit Committee assists the Board with fulfilling its oversight responsibility regarding the quality and integrity of our accounting, auditing and financial reporting practices. In performing its oversight responsibilities regarding the audit process, the Audit Committee:

(1)	reviewed and discussed the audited consolidated financial statements with management;

(2)	discussed with the independent registered public accounting firm the matters required to be discussed by the applicable Public Company Accounting Oversight Board (“PCAOB”) standards; and

(3)	received the written disclosures from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm such firm’s independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 25, 2016, as filed with the Securities and Exchange Commission.

Members of the Audit Committee
James M. Damian Andre J. Fernandez J. Oliver Maggard Harmit J. Singh, Chair

OTHER BUSINESS

Management knows of no other matters to be presented at the Annual Meeting. If any other matter properly comes before the Annual Meeting, the appointees named in the proxies will vote the proxies in accordance with their best judgment.

SHAREHOLDER PROPOSALS

Shareholder proposals (other than director nominations) that are submitted for inclusion in our proxy materials relating to our 2018 Annual Meeting of Shareholders must provide proof of ownership and follow the procedures set forth in SEC Rule 14a-8 and our Bylaws. To be timely, such proposals must be received by us at our principal executive office no later than      , 2017.

If a shareholder desires to propose an item of business for consideration without inclusion in our proxy materials or to nominate persons for election as a director at our annual meeting, then the shareholder must comply with all of the applicable requirements set forth in our Bylaws, including timely written notice of such proposal or nomination delivered to our Secretary at our principal executive office. To be timely under our Bylaws for the 2018 Annual Meeting of Shareholders, we must receive such notice not earlier than the close of business on           , 2018 and not later than the close of business on          , 2018.

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ANNUAL REPORT on FORM 10-K

Upon written request of any shareholder as of the record date, we will furnish, without charge, a copy of our annual report on Form 10-K for the fiscal year ended December 25, 2016, including the financial statements and a list of exhibits to such Form 10-K. We will furnish to any such person any exhibit described in the list accompanying the Form 10-K upon the advance payment of reasonable fees. Requests should be directed to Emily C. Decker, SVP, General Counsel and Secretary of Buffalo Wild Wings, Inc., 5500 Wayzata Boulevard, Suite 1600, Minneapolis, Minnesota 55416. In addition, you may review and print the Form 10-K and all exhibits from the SEC’s website at www.sec.gov.

BY ORDER OF THE BOARD OF DIRECTORS

Dated: , 2017	Sally J. Smith, President and Chief Executive Officer

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BUFFALO WILD WINGS, INC.

2017 INCENTIVE COMPENSATION PLAN

1.     Purpose. The purpose of the Buffalo Wild Wings, Inc. 2017 Incentive Compensation Plan is to attract and retain the best available personnel for positions of responsibility with the Company, to provide additional incentives to them and align their interests with those of the Company’s shareholders, and to thereby promote the Company’s long-term business success.

2.     Definitions. In this Plan, the following definitions will apply.

(a)     “Affiliate” means any entity that is a Subsidiary or Parent of the Company.

(b)     “Agreement” means the written or electronic agreement, notice or other document containing the terms and conditions applicable to each Award granted under the Plan. An Agreement is subject to the terms and conditions of the Plan.

(c)     “Award” means a grant made under the Plan in the form of Options, Stock Appreciation Rights, Restricted Stock, Stock Units, an Other Stock-Based Award or a Cash Incentive Award.

(d)     “Board” means the Board of Directors of the Company.

(e)     “Cash Incentive Award” means a cash-based performance-based Award as described in Section 11(b).

(f)     “Cause” means, unless otherwise defined in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate, a Participant’s: (i) commission of any act constituting a felony or conviction or guilty or no contest plea to any criminal misdemeanor involving fraud, misrepresentation or theft; (ii) gross misconduct or any act of fraud, disloyalty or dishonesty related to or connected with Participant’s employment by the Company or otherwise likely to cause material harm to the Company or its reputation; (iii) material violation of the Company’s policies or codes of conduct; or (iv) willful or material breach of any agreement between the Participant and the Company.

(g)     “Change in Control” means, unless otherwise defined in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate, one of the following:

(1)     An Exchange Act Person becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding Voting Securities, except that the following will not constitute a Change in Control:

(A)     any acquisition of securities of the Company by an Exchange Act Person from the Company for the purpose of providing financing to the Company;

(B)     any formation of a Group consisting solely of beneficial owners of the Company’s Voting Securities as of the effective date of this Plan;

(C)     any repurchase or other acquisition by the Company of its Voting

Securities that causes any Exchange Act Person to become the beneficial owner of 30% or more of the Company’s Voting Securities; or

(D)     with respect to any particular Participant, any acquisition of securities of the Company by the Participant, any Group including the Participant, or any entity controlled by the Participant or a Group including the Participant.

If, however, an Exchange Act Person or Group referenced in clause (A), (B) or (C) above acquires beneficial ownership of additional Company Voting Securities after initially becoming the beneficial owner of 30% or more of the combined voting power of the Company’s Voting Securities by one of the means described in those clauses, then a Change in Control will be deemed to have occurred.

(2)     Individuals who are Continuing Directors cease for any reason to constitute a majority of the members of the Board.

(3)     A Corporate Transaction is consummated, unless, immediately following such Corporate Transaction, all or substantially all of the individuals and entities who were the beneficial owners of the Company’s Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Securities of the surviving or acquiring entity resulting from such Corporate Transaction (including beneficial ownership through any Parent of such entity) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Company’s Voting Securities.

(4)     The Company’s shareholders approve a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, if and to the extent that any Award constitutes a deferral of compensation subject to Code Section 409A and provides for a change in the time or form of payment upon a Change in Control, then no Change in Control shall be deemed to have occurred for purposes of effecting such a change in the time or form of payment upon an event described in this Section 2(g) unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.

(h)     “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, and any successor or similar statutory provisions. For purposes of the Plan, references to sections of the Code shall be deemed to include any applicable regulations thereunder.

(i)     “Committee” means two or more Non-Employee Directors designated by the Board to administer the Plan under Section 3, each member of which shall be (i) an independent director within the meaning of the rules and regulations of the NASDAQ Stock Market, (ii) a non-employee director within the meaning of Exchange Act Rule 16b-3, and (iii) an outside director for purposes of Code Section 162(m).

(j)     “Company” means Buffalo Wild Wings, Inc., a Minnesota corporation, or any successor thereto.

(k)     “Continuing Director” means an individual (i) who is, as of the effective date of the Plan, a director of the Company, or (ii) who becomes a director of the Company after the effective date hereof and whose initial election, or nomination for election by the Company’s shareholders, was approved by at least a majority of the then Continuing Directors, but excluding, for purposes of this clause (ii), an

2

individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest relating to the election of directors.

(l)     “Corporate Transaction” means (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, share exchange or similar transaction involving the Company, regardless of whether the Company is the surviving corporation.

(m)     “Disability” means (i) any permanent and total disability under any long-term disability plan or policy of the Company or its Affiliates that covers the Participant, or (ii) if there is no such long-term disability plan or policy, “total and permanent disability” within the meaning of Code Section 22(e)(3).

(n)     “Employee” means an employee of the Company or an Affiliate.

(o)     “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.

(p)     “Exchange Act Person” means any natural person, entity or Group other than (i) the Company or any Affiliate; (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate; (iii) an underwriter temporarily holding securities in connection with a registered public offering of such securities; or (iv) an entity whose Voting Securities are beneficially owned by the beneficial owners of the Company’s Voting Securities in substantially the same proportions as their beneficial ownership of the Company’s Voting Securities.

(q)     “Fair Market Value” means the fair market value of a Share determined as follows:

(1)     If the Shares are readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be the closing sale price for a Share on the principal securities market on which it trades on the date for which it is being determined, or if no sale of Shares occurred on that date, on the next preceding date on which a sale of Shares occurred, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(2)     If the Shares are not then readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be determined by the Committee as the result of a reasonable application of a reasonable valuation method that satisfies the requirements of Code Section 409A.

(r)     “Full Value Award” means an Award other than an Option Award or Stock Appreciation Right Award or Cash Incentive Award.

(s)     “Grant Date” means the date on which the Committee approves the grant of an Award under the Plan, or such later date as may be specified by the Committee on the date the Committee approves the Award.

(t)     “Group” means two or more persons who act, or agree to act together, as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, voting or disposing of securities of the Company.

(u)     “Non-Employee Director” means a member of the Board who is not an Employee.

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(v)     “Option” means a right granted under the Plan to purchase a specified number of Shares at a specified price. An “Incentive Stock Option” or “ISO” means any Option designated as such and granted in accordance with the requirements of Code Section 422. A “Non-Qualified Stock Option” or “NQSO” means an Option other than an Incentive Stock Option.

(w)     “Other Stock-Based Award” means an Award described in Section 11(a) of this Plan.

(x)     “Parent” means a “parent corporation,” as defined in Code Section 424(e).

(y)     “Participant” means a Service Provider to whom a then-outstanding Award has been granted under the Plan.

(z)     “Performance-Based Compensation” means an Award to a person who is, or is determined by the Committee to likely become, a “covered employee” (as defined in Section 162(m)(3) of the Code) and that is intended to constitute “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code.

(aa)     “Plan” means this Buffalo Wild Wings, Inc. 2017 Incentive Compensation Plan, as amended and in effect from time to time.

(bb)     “Prior Plans” means the Buffalo Wild Wings, Inc. 2003 Equity Incentive Plan, as amended through December 4, 2008, and the Buffalo Wild Wings, Inc. 2012 Equity Incentive Plan (the “2012 Plan”).

(cc)     “Restricted Stock” means Shares issued to a Participant that are subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(dd)     “Service” means the provision of services by a Participant to the Company or any Affiliate in any Service Provider capacity. A Service Provider’s Service shall be deemed to have terminated either upon an actual cessation of providing services to the Company or any Affiliate or upon the entity to which the Service Provider provides services ceasing to be an Affiliate. Except as otherwise provided in this Plan or any Agreement, Service shall not be deemed terminated in the case of (i) any approved leave of absence; (ii) transfers among the Company and any Affiliates in any Service Provider capacity; or (iii) any change in status so long as the individual remains in the service of the Company or any Affiliate in any Service Provider capacity.

(ee)     “Service Provider” means an Employee, a Non-Employee Director, or any natural person who is a consultant or advisor, or is employed by a consultant or advisor retained by the Company or any Affiliate, and who provides services (other than in connection with (i) a capital-raising transaction or (ii) promoting or maintaining a market in Company securities) to the Company or any Affiliate.

(ff)     “Share” means a share of Stock.

(gg)     “Stock” means the common stock, $0.01 par value per Share, of the Company.

(hh)     “Stock Appreciation Right” or “SAR” means the right to receive, in cash and/or Shares as determined by the Committee, an amount equal to the appreciation in value of a specified number of Shares between the Grant Date of the SAR and its exercise date.

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(ii)     “Stock Unit” means a right to receive, in cash and/or Shares as determined by the Committee, the Fair Market Value of a Share, subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(jj)     “Subsidiary” means a “subsidiary corporation,” as defined in Code Section 424(f), of the Company.

(kk)     “Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines. The terms and conditions of a Substitute Award may vary from the terms and conditions set forth in the Plan to the extent that the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the award in substitution for which it has been granted.

(ll)     “Voting Securities” of an entity means the outstanding equity securities (or comparable equity interests) entitled to vote generally in the election of directors of such entity.

3.     Administration of the Plan.

(a)     Administration. The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section 3.

(b)     Scope of Authority. Subject to the terms of the Plan, the Committee shall have the authority, in its discretion, to take such actions as it deems necessary or advisable to administer the Plan, including:

(1)     determining the Service Providers to whom Awards will be granted, the timing of each such Award, the type of and the number of Shares covered by each Award, the terms, conditions, performance criteria, restrictions and other provisions of Awards, and the manner in which Awards are paid or settled;

(2)     cancelling or suspending an Award, accelerating the vesting or extending the exercise period of an Award, or otherwise amending the terms and conditions of any outstanding Award, subject to the requirements of Sections 6(b), 15(d) and 15(e);

(3)     adopting sub-plans or special provisions applicable to Awards, establishing, amending or rescinding rules to administer the Plan, interpreting the Plan and any Award or Agreement, reconciling any inconsistency, correcting any defect or supplying an omission in the Plan or any Agreement, and making all other determinations necessary or desirable for the administration of the Plan;

(4)     granting Substitute Awards under the Plan;

(5)     taking such actions as are provided in Section 3(c) with respect to Awards to foreign Service Providers; and

(6)     requiring or permitting the deferral of the settlement of an Award, and establishing the terms and conditions of any such deferral.

(c)     Awards to Foreign Service Providers. The Committee may grant Awards to Service Providers who are foreign nationals, who are located outside of the United States or who are not

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compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory requirements of countries outside of the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to comply with applicable foreign laws and regulatory requirements and to promote achievement of the purposes of the Plan. In connection therewith, the Committee may establish such subplans and modify exercise procedures and other Plan rules and procedures to the extent such actions are deemed necessary or desirable, and may take any other action that it deems advisable to obtain local regulatory approvals or to comply with any necessary local governmental regulatory exemptions.

(d)     Acts of the Committee; Delegation. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and any act of a majority of the members present at any meeting at which a quorum is present or any act unanimously approved in writing by all members of the Committee shall be the act of the Committee. Any such action of the Committee shall be valid and effective even if one or more members of the Committee at the time of such action are later determined not to have satisfied all of the criteria for membership in clauses (i), (ii) and (iii) of Section 2(i). To the extent not inconsistent with applicable law or stock exchange rules, the Committee may delegate all or any portion of its authority under the Plan to any one or more of its members or, as to Awards to Participants who are not subject to Section 16 of the Exchange Act, to one or more directors or executive officers of the Company or to a committee of the Board comprised of one or more directors of the Company. The Committee may also delegate non-discretionary administrative responsibilities in connection with the Plan to such other persons as it deems advisable.

(e)     Finality of Decisions. The Committee’s interpretation of the Plan and of any Award or Agreement made under the Plan and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein.

(f)     Indemnification. Each person who is or has been a member of the Committee or of the Board, and any other person to whom the Committee delegates authority under the Plan, shall be indemnified by the Company, to the maximum extent permitted by law, against liabilities and expenses imposed upon or reasonably incurred by such person in connection with or resulting from any claims against such person by reason of the performance of the individual’s duties under the Plan. This right to indemnification is conditioned upon such person providing the Company an opportunity, at the Company’s expense, to handle and defend the claims before such person undertakes to handle and defend them on such person’s own behalf. The Company will not be required to indemnify any person for any amount paid in settlement of a claim unless the Company has first consented in writing to the settlement. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person or persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise.

4.     Shares Available Under the Plan.

(a)     Maximum Shares Available. Subject to Section 4(b) and to adjustment as provided in Section 12(a), the number of Shares that may be the subject of Awards and issued under the Plan shall be equal to 2,250,000 less the number of Shares by which the share reserve of the 2012 Plan has been decreased as the result of awards granted under the 2012 Plan after December 25, 2016 but before the effective date of this Plan. No awards may be made under the Prior Plans after the effective date of this Plan, and Shares remaining available for future grants under the Prior Plans on the effective date of this Plan (other than any Shares attributable to awards under the Prior Plans that expired or were forfeited, canceled or settled in cash between December 25, 2016 and the effective date of this Plan) will not be

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used to supplement the Plan’s share reserve. Shares issued under the Plan may come from authorized and unissued shares. In determining the number of Shares to be counted against the Plan’s share reserve in connection with any Award, the following rules shall apply:

(1)     Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against the share reserve as one Share for every one Share granted.

(2)     Shares that are subject to Full Value Awards shall be counted against the share reserve as 2.0 Shares for every one Share granted.

(3)     Where the number of Shares subject to an Award is variable on the Grant Date, the number of Shares to be counted against the share reserve shall be the maximum number of Shares that could be received under that particular Award, until such time as it can be determined that only a lesser number of shares could be earned or received.

(4)     Where two or more types of Awards are granted to a Participant in tandem with each other, such that the exercise of one type of Award with respect to a number of Shares cancels at least an equal number of Shares of the other, the number of Shares to be counted against the share reserve shall be the largest number of Shares that would be counted against the share reserve under either of the Awards.

(5)     Shares subject to Substitute Awards shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(6)     Awards that may be settled solely in cash shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(b)     Effect of Forfeitures and Other Actions. Any Shares subject to an Award, or to an award granted under either of the Prior Plans that is outstanding on or after December 26, 2017 (a “Prior Plan Award”), that expires, is cancelled or forfeited or is settled for cash shall, to the extent of such cancellation, forfeiture, expiration or cash settlement, become available for Awards under this Plan, and the share reserve under Section 4(a) shall be correspondingly supplemented or replenished as provided in Section 4(c) below. The following Shares shall not, however, again become available for Awards or supplement or replenish the share reserve under Section 4(a): (i) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company in payment of the exercise price of a stock option issued under this Plan or either of the Prior Plans, (ii) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an award under this Plan or either of the Prior Plans, (iii) Shares repurchased by the Company with proceeds received from the exercise of a stock option issued under this Plan or either of the Prior Plans, and (iv) Shares subject to a stock appreciation right award issued under this Plan or either of the Prior Plans that are not issued in connection with the stock settlement of that award upon its exercise.

(c)     Counting Shares Again Available. Each Share that becomes available for Awards as provided in Section 4(b) shall correspondingly increase the share reserve under Section 4(a) by (i) one Share if such Share was subject to an Option or Stock Appreciation Right Award under the Plan or to a stock option or stock appreciation right under either of the Prior Plans, and (ii) 2.0 Shares if such Share was subject to a Full Value Award under the Plan or to an award other than a stock option or stock appreciation right award under the 2012 Plan.

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(d)     Effect of Plans Operated by Acquired Companies. If a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall supplement the Share reserve under Section 4(a). Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non-Employee Directors prior to such acquisition or combination.

(e)     No Fractional Shares. Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number. No fractional Shares may be issued under the Plan, but the Committee may, in its discretion, adopt any rounding convention it deems suitable or pay cash in lieu of any fractional Share in settlement of an Award.

(f)     Individual Option and SAR Limit. The aggregate number of Shares subject to Option and/or Stock Appreciation Right Awards granted during any calendar year to any one Participant shall not exceed 300,000 Shares (subject to adjustment as provided in Section 12(a)).

(g)     Performance-Based Compensation Limit. With respect to Awards of Performance-Based Compensation, (i) the maximum number of Shares that may be the subject of Full Value Awards that are denominated in Shares or Share equivalents and that are granted to any Participant during any calendar year shall not exceed 200,000 Shares (subject to adjustment as provided in Section 12(a)); and (ii) the maximum amount payable with respect to Full Value Awards and Cash Incentive Awards that are denominated other than in Shares or Share equivalents and that are granted to any one Participant during any calendar year shall not exceed $5,000,000.

5.     Eligibility. Participation in the Plan is limited to Service Providers. Incentive Stock Options may only be granted to Employees.

6.     General Terms of Awards.

(a)     Award Agreement. Each Award shall be evidenced by an Agreement setting forth the amount of the Award together with such other terms and conditions applicable to the Award (and not inconsistent with the Plan) as determined by the Committee. An Award to a Participant may be made singly or in combination with any form of Award. Two types of Awards may be made in tandem with each other such that the exercise of one type of Award with respect to a number of Shares reduces the number of Shares subject to the related Award by at least an equal amount.

(b)     Vesting and Term. Each Agreement shall set forth the period until the applicable Award is scheduled to expire (which shall not be more than ten years from the Grant Date), and the applicable vesting conditions and any applicable performance period.

(c)     Transferability. Except as provided in this Section 6(c), (i) during the lifetime of a Participant, only the Participant or the Participant’s guardian or legal representative may exercise an Option or SAR, or receive payment with respect to any other Award; and (ii) no Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 6(c) shall be of no

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effect. The Committee may, however, provide in an Agreement or otherwise that an Award (other than an Incentive Stock Option) may be transferred pursuant to a domestic relations order or may be transferable by gift to any “family member” (as defined in General Instruction A.1(a)(5) to Form S-8 under the Securities Act of 1933) of the Participant. Any Award held by a transferee shall continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer thereof. For purposes of any provision of the Plan relating to notice to a Participant or to acceleration or termination of an Award upon the death or termination of Service of a Participant, the references to “Participant” shall mean the original grantee of an Award and not any transferee.

(d)     Designation of Beneficiary. To the extent permitted by the Committee, a Participant may designate a beneficiary or beneficiaries to exercise any Award or receive a payment under any Award that is exercisable or payable on or after the Participant’s death. Any such designation shall be on a form approved by the Company and shall be effective upon its receipt by the Company.

(e)     Termination of Service. The effect of a termination of a Participant’s Service on any outstanding Awards shall be as provided in the applicable Award Agreement.

(f)     Rights as Shareholder. No Participant shall have any rights as a shareholder with respect to any Shares covered by an Award unless and until the date the Participant becomes the holder of record of the Shares, if any, to which the Award relates.

(g)     Performance-Based Awards. Any Award may be granted as a performance-based Award if the Committee establishes one or more measures of corporate, business unit or individual performance which must be attained, and the performance period over which the specified performance is to be attained, as a condition to the grant, vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award. In connection with any such Award, the Committee shall determine the extent to which performance measures have been attained and other applicable terms and conditions have been satisfied, and the degree to which the grant, vesting, exercisability, lapse of restrictions and/or settlement of such Award has been earned. Any performance-based Award that is intended by the Committee to qualify as Performance-Based Compensation shall additionally be subject to the requirements of Section 16 of this Plan. Except as provided in Section 16 with respect to Performance-Based Compensation, the Committee shall also have the authority to provide, in an Agreement or otherwise, for the modification of a performance period and/or adjustments or waivers of the achievement of performance goals under specified circumstances such as (i) the occurrence of events that are unusual in nature or infrequently occurring, such as a Change in Control, acquisitions, divestitures, restructuring activities, recapitalizations, or asset write-downs, (ii) a change in applicable tax laws or accounting principles, (iii) the impact of foreign exchange gains or losses, (iv) a change in the Company’s fiscal year, or (v) the Participant’s death or Disability.

(h)     Deferrals of Full Value Awards or Cash Incentive Awards. The Committee may, in its discretion, permit or require the deferral by a Participant of the issuance of Shares or payment of cash in settlement of any Full Value Award or Cash Incentive Award, subject to such terms, conditions, rules and procedures as it may establish or prescribe for such purpose and with the intention of complying with the applicable requirements of Code Section 409A. The terms, conditions, rules and procedures for any such deferral shall be set forth in writing in the relevant Agreement or in such other agreement, plan or document as the Committee may determine, including the Company’s Executive Nonqualified Excess Plan, as amended, or any successor plan thereto (the “NQDC Plan”), or some combination of such documents. The terms, conditions, rules and procedures for any such deferral shall address, to the extent relevant, matters such as: (i) the amount of compensation that may or must be deferred (or the method for calculating the amount); (ii) the permissible time(s) and form(s) of payment of deferred amounts; (iii) the

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terms and conditions of any deferral elections by a Participant or of any deferral required by the Company; and (iv) the crediting of interest or dividend equivalents on deferred amounts. To the extent that any such deferral is effected in accordance with the NQDC Plan, the Share equivalents credited to the NQDC Plan account of a Participant shall be deemed Stock Units for purposes of this Plan, and if settled in Shares, such Shares shall be drawn from and charged against the Plan’s share reserve.

(i)     Dividends and Dividend Equivalents. No dividends, dividend equivalents or distributions will be paid with respect to Shares subject to an Option or SAR Award. Any dividends or distributions payable with respect to Shares that are subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions and risk of forfeiture as the Shares to which such dividends or distributions relate. In its discretion, the Committee may provide in an Award Agreement for a Stock Unit Award or an Other Stock-Based Award that the Participant will be entitled to receive dividend equivalents, based on dividends actually declared and paid on outstanding Shares, on the units or other Share equivalents subject to the Stock Unit Award or Other Stock-Based Award, and such dividend equivalents will be subject to the same restrictions and risk of forfeiture as the underlying units or other Share equivalents to which such dividend equivalents relate. The additional terms of any such dividend equivalents will be as set forth in the applicable Agreement, including the time and form of payment and whether such dividend equivalents will be credited with interest or deemed to be reinvested in additional units or Share equivalents. Any Shares issued or issuable during the term of this Plan as the result of the reinvestment of dividends or the deemed reinvestment of dividend equivalents in connection with an Award or a Prior Plan Award shall be counted against, and replenish upon any subsequent forfeiture, the Plan’s share reserve as provided in Section 4.

(j)     Extension of Termination Date. If a Participant would otherwise be precluded from exercising an Option or SAR Award prior to the expiration of its scheduled term or prior to its termination following the termination of the Participant’s Service solely because the issuance of the Shares upon such exercise would violate applicable registration requirements under the Securities Act, then the Committee may provide that the period during which the Option or SAR Award may be exercised and the termination date of the Option or SAR Award shall be extended until the date that is 30 days after the exercise of the Option or SAR Award would no longer violate the registration requirements of the Securities Act.

7.     Stock Option Awards.

(a)     Type and Exercise Price. The Agreement pursuant to which an Option Award is granted shall specify whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option. The exercise price at which each Share subject to an Option Award may be purchased shall be determined by the Committee and set forth in the Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A and, in the case of Incentive Stock Options, Code Section 424).

(b)     Payment of Exercise Price. The purchase price of the Shares with respect to which an Option Award is exercised shall be payable in full at the time of exercise. The purchase price may be paid in cash or in such other manner as the Committee may permit, including by payment under a broker-assisted sale and remittance program, by withholding Shares otherwise issuable to the Participant upon exercise of the Option or by delivery to the Company of Shares (by actual delivery or attestation) already owned by the Participant (in each case, such Shares having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased).

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(c)      Exercisability and Expiration. Each Option Award shall be exercisable in whole or in part on the terms provided in the Agreement. No Option Award shall be exercisable at any time after its scheduled expiration. When an Option Award is no longer exercisable, it shall be deemed to have terminated.

(d)      Incentive Stock Options.

(1)      An Option Award will constitute an Incentive Stock Option Award only if the Participant receiving the Option Award is an Employee, and only to the extent that (i) it is so designated in the applicable Agreement and (ii) the aggregate Fair Market Value (determined as of the Option Award’s Grant Date) of the Shares with respect to which Incentive Stock Option Awards held by the Participant first become exercisable in any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000 or such other amount specified by the Code. To the extent an Option Award granted to a Participant exceeds this limit, the Option Award shall be treated as a Non-Qualified Stock Option Award. The maximum number of Shares that may be issued upon the exercise of Incentive Stock Option Awards under the Plan shall be the number specified in the first sentence of Section 4(a), subject to adjustment as provided in Section 12(a).

(2)      No Participant may receive an Incentive Stock Option Award under the Plan if, immediately after the grant of such Award, the Participant would own (after application of the rules contained in Code Section 424(d)) Shares possessing more than 10% of the total combined Voting Power of all classes of stock of the Company or an Affiliate, unless (i) the per Share exercise price for such Award is at least 110% of the Fair Market Value of a Share on the Grant Date and (ii) such Award will expire no later than five years after its Grant Date.

(3)      For purposes of continued Service by a Participant who has been granted an Incentive Stock Option Award, no approved leave of absence may exceed three months unless reemployment upon expiration of such leave is provided by statute or contract. If reemployment is not so provided, then on the date six months following the first day of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Qualified Stock Option.

(4)      If an Incentive Stock Option Award is exercised after the expiration of the exercise periods that apply for purposes of Code Section 422, such Option shall thereafter be treated as a Non-Qualified Stock Option.

(5)      The Agreement covering an Incentive Stock Option Award shall contain such other terms and provisions that the Committee determines necessary to qualify the Option Award as an Incentive Stock Option Award.

8.	Stock Appreciation Right Awards.

(a)      Nature of Award. An Award of Stock Appreciation Rights shall be subject to such terms and conditions as are determined by the Committee, and shall provide a Participant the right to receive upon exercise of the SAR Award all or a portion of the excess of (i) the Fair Market Value as of the date of exercise of the SAR Award of the number of Shares as to which the SAR Award is being exercised, over (ii) the aggregate exercise price for such number of Shares. The per Share exercise price for any SAR Award shall be determined by the Committee and set forth in the applicable Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A).

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(b)      Exercise of SAR. Each SAR Award may be exercisable in whole or in part at the times, on the terms and in the manner provided in the Agreement. No SAR Award shall be exercisable at any time after its scheduled expiration. When a SAR Award is no longer exercisable, it shall be deemed to have terminated. Upon exercise of a SAR Award, payment to the Participant shall be made at such time or times as shall be provided in the Agreement in the form of cash, Shares or a combination of cash and Shares as determined by the Committee. The Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or Shares) may be made in the event of the exercise of a SAR Award.

9.	Restricted Stock Awards.

(a)      Vesting and Consideration. Shares subject to a Restricted Stock Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the grant of a Restricted Stock Award, and may correspondingly provide for Company reacquisition or repurchase rights if such additional consideration has been required and some or all of a Restricted Stock Award does not vest.

(b)      Shares Subject to Restricted Stock Awards. Unvested Shares subject to a Restricted Stock Award shall be evidenced by a book-entry in the name of the Participant with the Company’s transfer agent or by one or more Stock certificates issued in the name of the Participant. Any such Stock certificate shall be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the Participant, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby. Any book-entry shall be subject to comparable restrictions and corresponding stop transfer instructions. Upon the vesting of Shares of Restricted Stock, and the Company’s determination that any necessary conditions precedent to the release of vested Shares (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, such vested Shares shall be made available to the Participant in such manner as may be prescribed or permitted by the Committee. Except as otherwise provided in the Plan or an applicable Agreement, a Participant with a Restricted Stock Award shall have all the rights of a shareholder, including the right to vote the Shares of Restricted Stock.

10.	Stock Unit Awards.

(a)      Vesting and Consideration. A Stock Unit Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion. If vesting of a Stock Unit Award is conditioned on the achievement of specified performance goals, the extent to which they are achieved over the specified performance period shall determine the number of Stock Units that will be earned and eligible to vest, which may be greater or less than the target number of Stock Units stated in the Agreement. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the settlement of a Stock Unit Award.

(b)      Payment of Award. Following the vesting of a Stock Unit Award, and the Company’s determination that any necessary conditions precedent to the settlement of the Award (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, settlement of the Award and payment to the Participant shall be made at such time or times in the form of cash, Shares (which may themselves be considered Restricted Stock under the Plan) or a combination of cash and Shares as determined by the Committee.

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11.	Other Awards.

(a)      Other Stock-Based Awards. The Committee may from time to time grant Shares and other Awards that are valued by reference to and/or payable in whole or in part in Shares under the Plan. The Committee shall determine the terms and conditions of such Awards, which shall be consistent with the terms and purposes of the Plan. The Committee may direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions that are consistent with the terms and conditions of the Award to which the Shares relate.

(b)      Cash Incentive Awards. A Cash Incentive Award shall be considered a performance-based Award for purposes of, and subject to, Section 6(g), the payment of which shall be contingent upon the degree to which one or more specified performance goals have been achieved over the specified performance period. Cash Incentive Awards may be granted to any Participant in such dollar-denominated (or foreign currency equivalent) amounts and upon such terms and at such times as shall be determined by the Committee. Following the completion of the applicable performance period and the vesting of a Cash Incentive Award, payment of the settlement amount of the Award to the Participant shall be made at such time or times in the form of cash, Shares or other forms of Awards under the Plan (valued for these purposes at their grant date fair value) or a combination of cash, Shares and other forms of Awards as determined by the Committee and specified in the applicable Agreement.

12.	Changes in Capitalization, Corporate Transactions, Change in Control.

(a)      Adjustments for Changes in Capitalization. In the event of any equity restructuring (within the meaning of FASB ASC Topic 718) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Committee shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of Shares or other securities issued or reserved for issuance under the Plan, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the exercise price of outstanding Options and SARs, and (iv) any maximum limitations prescribed by the Plan with respect to certain types of Awards or the grants to individuals of certain types of Awards. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants.  In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan.  No adjustment shall be made pursuant to this Section 12(a) in connection with the conversion of any convertible securities of the Company, or in a manner that would cause Incentive Stock Options to violate Section 422(b) of the Code or cause an Award to be subject to adverse tax consequences under Section 409A of the Code.

(b)      Change in Control Consequences. Unless otherwise provided in an Agreement, in the event of a Change in Control, the Board or the Committee may take one or more of the following actions with respect to outstanding Awards, which actions may vary among individual Participants and among Awards held by an individual Participant, and are conditioned in each case upon the closing or completion of the Change in Control:

(1)      Provide for the continuance by the Company, or the assumption or replacement by the surviving or successor corporation (or its Parent) in the Change in Control, of Awards that were outstanding as of the date of the Change in Control. For purposes of this paragraph 12(b)(1), an Award shall be considered assumed or replaced if, in connection with the Change in Control and in a manner consistent with Code Section 409A (and Code Section 424 if the Award is an ISO), either (i) the

13

contractual obligations represented by the Award are expressly assumed by the surviving or successor entity (or its Parent) with appropriate adjustments to the number and type of securities subject to the Award and the exercise price thereof that preserves the intrinsic value of the Award existing at the time of the Change in Control, or (ii) the Participant has received a comparable award that preserves the intrinsic value of the Award existing at the time of the Change in Control and is subject to substantially similar terms and conditions as the Award.

(2)      Equitably accelerate (i) the vesting and exercisability of any outstanding Option and SAR Awards and (ii) the vesting and corresponding lapse of forfeiture conditions and other restrictions on any other outstanding Awards. In the case of a performance-based Award, the amount of the Award subject to such accelerated vesting shall (i) be based on a determination by the Board or Committee of the degree to which any performance-based vesting or payment conditions have been satisfied prior to the Change in Control, or (ii) if such a determination is not practicable, be based on an assumed target level of performance over the performance period. The Board or Committee may, in its discretion, pro rate the portion of an Award subject to accelerated vesting based on the portion of the performance or vesting period that has elapsed prior to the Change in Control. The Board or Committee shall provide written notice of the period of accelerated exercisability of Option and SAR Awards to all affected Participants.

(3)      Terminate this Plan, cancel outstanding Option and SAR Awards not exercised prior to a date specified by the Board or Committee (which date shall give Participants a reasonable period of time in which to exercise the Option or SAR Awards prior to the effectiveness of such Change in Control), and cancel any other outstanding Awards that have not vested and for which the forfeiture conditions have not lapsed.

(4)      Provide for the cancellation of any outstanding Option or SAR Award in exchange for a cash payment to the Participant holding such Award in an amount equal to the difference, if any, between (i) the fair market value (as determined in good faith by the Committee) of the consideration that would otherwise be received in the Change in Control transaction for the number of Shares subject to the Award as of the effective date of such Change in Control, or, if no consideration is to be received by holders of Shares in the Change in Control transaction, the Fair Market Value of such number of Shares on the date immediately preceding the effective date of the Change in Control, and (ii) the aggregate exercise price of the Shares subject to such Award. If the amount determined pursuant to the preceding sentence is not a positive number with respect to any Award, such Award may be canceled without payment of any kind to the affected Participant.

(5)      Provide for the cancellation of any outstanding Full Value Award in exchange for a cash payment to the Participant holding such Award in an amount equal to the fair market value (as determined in good faith by the Committee) of the consideration that would otherwise be received in the Change in Control transaction for the number of Shares subject to the Award as of the effective date of such Change in Control, or, if no consideration is to be received by holders of Shares in the Change in Control transaction, the Fair Market Value of such number of Shares on the date immediately preceding the effective date of the Change in Control. In the case of a performance-based Full Value Award, the number of Shares subject to such Award for purposes of this Section 12(b)(5) shall be determined in the manner specified in the second sentence of Section 12(b)(2).

(6)      Payment of any amount under Section 12(b)(4) or 12(b)(5) shall be made in such form, on such terms and subject to such conditions as the Committee determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company’s shareholders in connection with the Change in Control transaction, and may, in the Committee’s discretion, include subjecting such payments to vesting conditions comparable to those of the Award

14

canceled, subjecting such payments to escrow or holdback terms comparable to those imposed upon the Company’s shareholders under the Change in Control transaction, or calculating and paying the present value of payments that would otherwise be subject to escrow or holdback terms. The Board or Committee may, in lieu of such cash payments, distribute to such Participant Shares or shares of stock of any corporation succeeding the Company (or of its Parent) by reason of such Change in Control, such shares having a Fair Market Value as of the date immediately preceding the effective date of such Change in Control equal to the amount of the cash payment provided for in Section 12(b)(4) or 12(b)(5), as applicable.

The grant of an Award pursuant to the Plan shall not limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, exchange or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

13.       Plan Participation and Service Provider Status. Status as a Service Provider shall not be construed as a commitment that any Award will be made under the Plan to that Service Provider or to eligible Service Providers generally. Nothing in the Plan or in any Agreement or related documents shall confer upon any Service Provider or Participant any right to continued Service with the Company or any Affiliate, nor shall it interfere with or limit in any way any right of the Company or any Affiliate to terminate the person’s Service at any time with or without Cause or change such person’s compensation, other benefits, job responsibilities or title.

14.       Tax Withholding. The Company or any Affiliate, as applicable, shall have the right to (i) withhold from any cash payment under the Plan or any other compensation owed to a Participant an amount sufficient to cover any required withholding taxes related to the grant, vesting, exercise or settlement of an Award, and (ii) require a Participant or other person receiving Shares under the Plan to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares. In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Committee may permit the Participant to satisfy all or any part of the required tax withholding obligations (but not to exceed the maximum individual statutory tax rate in each applicable jurisdiction) by authorizing the Company to withhold a number of the Shares that would otherwise be delivered to the Participant pursuant to the Award, or by transferring to the Company Shares already owned by the Participant, with the Shares so withheld or delivered having a Fair Market Value on the date the taxes are required to be withheld equal to the amount of taxes to be withheld.

15.	Effective Date, Duration, Amendment and Termination of the Plan.

(a)      Effective Date. The Plan shall become effective on the date it is approved by the Company’s shareholders, which shall be considered the date of its adoption for purposes of Treasury Regulation §1.422-2(b)(2)(i). No Awards shall be made under the Plan prior to its effective date. If the Company’s shareholders fail to approve the Plan by June 30, 2017, the Plan will be of no further force or effect.

(b)      Duration of the Plan. The Plan shall remain in effect until all Shares subject to it are distributed, all Awards have expired or terminated, the Plan is terminated pursuant to Section 15(c), or the tenth anniversary of the effective date of the Plan, whichever occurs first (the “Termination Date”). Awards made before the Termination Date shall continue to be outstanding in accordance with their terms and the terms of the Plan unless otherwise provided in the applicable Agreements.

(c)      Amendment and Termination of the Plan. The Board may at any time terminate, suspend

15

or amend the Plan. The Company shall submit any amendment of the Plan to its shareholders for approval only to the extent required by applicable laws or regulations or the rules of any securities exchange on which the Shares may then be listed. No termination, suspension, or amendment of the Plan may materially impair the rights of any Participant under a previously granted Award without the Participant’s consent, unless such action is necessary to comply with applicable law or stock exchange rules.

(d)      Amendment of Awards. Subject to Section 15(e), the Committee may unilaterally amend the terms of any Agreement evidencing an Award previously granted, except that no such amendment may materially impair the rights of any Participant under the applicable Award without the Participant’s consent, unless such amendment is necessary to comply with applicable law or stock exchange rules or any compensation recovery policy as provided in Section 17(i).

(e)      No Option or SAR Repricing. Except as provided in Section 12, no Option or Stock Appreciation Right Award granted under the Plan may be (i) amended to decrease the exercise price thereof, (ii) cancelled in conjunction with the grant of any new Option or Stock Appreciation Right Award with a lower exercise price, (iii) cancelled in exchange for cash, other property or the grant of any Full Value Award at a time when the per share exercise price of the Option or Stock Appreciation Right Award is greater than the current Fair Market Value of a Share, or (iv) otherwise subject to any action that would be treated under accounting rules as a “repricing” of such Option or Stock Appreciation Right Award, unless such action is first approved by the Company’s shareholders.

16.	Performance-Based Compensation.

(a)      Designation of Awards. If the Committee determines at the time a Full Value Award or Cash Incentive Award is granted to a Participant that such Participant is, or is likely to be, a “covered employee” for purposes of Code Section 162(m) as of the end of the tax year in which the Company would ordinarily claim a tax deduction in connection with such Award, then the Committee may provide that this Section 16 will be applicable to such Award, which shall be considered Performance-Based Compensation.

(b)      Compliance with Code Section 162(m). If an Award is subject to this Section 16, then the grant of the Award, the vesting and lapse of restrictions thereon and/or the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement over the applicable performance period of one or more performance goals based on one or more of the performance measures specified in Section 16(c). The Committee will select the applicable performance measure(s) and specify the performance goal(s) based on those performance measures for any performance period, specify in terms of an objective formula or standard the method for calculating the amount payable to a Participant if the performance goal(s) are satisfied, and certify the degree to which applicable performance goals have been satisfied and any amount that vests and is payable in connection with an Award subject to this Section 16, all within the time periods prescribed by and consistent with the other requirements of Code Section 162(m). In specifying the performance goals applicable to any performance period, the Committee may provide that one or more objectively determinable adjustments shall be made to the performance measures on which the performance goals are based, which may include adjustments that would cause such measures to be considered “non-GAAP financial measures” within the meaning of Rule 101 under Regulation G promulgated by the Securities and Exchange Commission, including adjustments for events that are unusual in nature or infrequently occurring, such as a Change in Control, acquisitions, divestitures, restructuring activities or asset write-downs, or for changes in applicable tax laws or accounting principles. The Committee may also adjust performance measures for a performance period to the extent permitted by Code Section 162(m) in connection with an

16

event described in Section 12(a) to prevent the dilution or enlargement of a Participant’s rights with respect to Performance-Based Compensation. The Committee may adjust downward, but not upward, any amount determined to be otherwise payable in connection with an Award subject to this Section 16. The Committee may also provide, in an Agreement or otherwise, that the achievement of specified performance goals in connection with an Award subject to this Section 16 may be waived upon the death or Disability of the Participant or under any other circumstance with respect to which the existence of such possible waiver will not cause the Award to fail to qualify as “performance-based compensation” under Code Section 162(m).

(c)      Performance Measures. For purposes of any Full Value Award or Cash Incentive Award considered Performance-Based Compensation subject to this Section 16, the performance measures to be utilized shall be limited to one or a combination of two or more of the following performance measures: (i) revenue; (ii) net earnings; (iii) earnings before income taxes; (iv) earnings before one or more of interest, taxes, depreciation, amortization and other adjustments; (v) operating income; (vi) profitability as measured by return ratios (including, but not limited to, return on assets, return on equity, return on investment and return on revenue) or by the degree to which any of the foregoing earnings measures exceed a percentage of revenue; (vii) margins (including, but not limited to, one or more of gross, operating and net earnings margins); (viii) shareholders’ equity; (ix) share price; (x) total shareholder return; (xi) improvement in or attainment of cost and/or expense levels or cost and/or expense savings; (xii) cash flow; (xiii) market share; (xiv) same-store sale increases; (xv) increases in the number of store locations; (xvi) asset quality; (xvii) non-performing assets; (xviii) operating assets; (xix) operating expenses; (xx) economic value added; (xxi) improvement in or attainment of working capital levels, (xxii) employee retention; (xxiii) customer satisfaction; (xxiv) implementation or completion of critical projects; (xxv) balance of cash, cash equivalents and marketable securities; (xxvi) inventory levels; (xxvii) inventory or operating asset turnover; (xxviii) accounts receivable levels; and (xxix) net operating profit after taxes. Any performance goal based on one or more of the foregoing performance measures may be expressed in absolute amounts, on a per share basis (basic or diluted), relative to one or more other performance measures, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies, indices or other external measures, and may relate to one or any combination of Company, Affiliate, business unit or individual performance.

17.	Other Provisions.

(a)      Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant. To the extent any person has or acquires a right to receive a payment in connection with an Award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.

(b)      Limits of Liability. Except as may be required by law, neither the Company nor any member of the Board or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3(c) of the Plan) in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

(c)      Compliance with Applicable Legal Requirements and Company Policies. No Shares distributable pursuant to the Plan shall be issued and delivered unless and until the issuance of the Shares

17

complies with all applicable legal requirements, including compliance with the provisions of applicable state and federal securities laws, and the requirements of any securities exchanges on which the Shares may, at the time, be listed. During any period in which the offering and issuance of Shares under the Plan is not registered under federal or state securities laws, Participants shall acknowledge that they are acquiring Shares under the Plan for investment purposes and not for resale, and that Shares may not be transferred except pursuant to an effective registration statement under, or an exemption from the registration requirements of, such securities laws.  Any stock certificate or book-entry evidencing Shares issued under the Plan that are subject to securities law restrictions shall bear or be accompanied by an appropriate restrictive legend or stop transfer instruction. Notwithstanding any other provision of this Plan, the acquisition, holding or disposition of Shares acquired pursuant to the Plan shall in all events be subject to compliance with applicable Company policies, including those relating to insider trading, pledging or hedging transactions, minimum post-vesting holding periods and stock ownership guidelines, and to forfeiture or recovery of compensation as provided in Section 17(i).

(d)      Other Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.

(e)      Governing Law. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Minnesota without regard to its conflicts-of-law principles and shall be construed accordingly.

(f)      Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(g)      Code Section 409A. It is intended that (i) all Awards of Options, SARs and Restricted Stock under the Plan will not provide for the deferral of compensation within the meaning of Code Section 409A and thereby be exempt from Code Section 409A, and (ii) all other Awards under the Plan will either not provide for the deferral of compensation within the meaning of Code Section 409A, or will comply with the requirements of Code Section 409A, and Awards shall be structured and the Plan administered and interpreted in accordance with this intent. The Plan and any Agreement may be unilaterally amended by the Company in any manner deemed necessary or advisable by the Committee or Board in order to maintain such exemption from or compliance with Code Section 409A, and any such amendment shall conclusively be presumed to be necessary to comply with applicable law. Notwithstanding anything to the contrary in the Plan or any Agreement, with respect to any Award that constitutes a deferral of compensation subject to Code Section 409A:

(1)      If any amount is payable under such Award upon a termination of Service, a termination of Service will be deemed to have occurred only at such time as the Participant has experienced a “separation from service” as such term is defined for purposes of Code Section 409A;

(2)      If any amount shall be payable with respect to any such Award as a result of a Participant’s “separation from service” at such time as the Participant is a “specified employee” within

18

the meaning of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (i) the date that is six months after the Participant’s separation from service or (ii) the Participant’s death. Unless the Committee has adopted a specified employee identification policy as contemplated by Code Section 409A, specified employees will be identified in accordance with the default provisions specified under Code Section 409A.

None of the Company, the Board, the Committee nor any other person involved with the administration of this Plan shall (i) in any way be responsible for ensuring the exemption of any Award from, or compliance by any Award with, the requirements of Code Section 409A, (ii) have any obligation to design or administer the Plan or Awards granted thereunder in a manner that minimizes a Participant’s tax liabilities, including the avoidance of any additional tax liabilities under Code Section 409A, and (iii) shall have any liability to any Participant for any such tax liabilities.

(h)      Rule 16b-3. It is intended that the Plan and all Awards granted pursuant to it shall be administered by the Committee so as to permit the Plan and Awards to comply with Exchange Act Rule 16b-3. If any provision of the Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 17(h), that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid the conflict. To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed void as applied to Participants subject to Section 16 of the Exchange Act to the extent permitted by law and in the manner deemed advisable by the Committee.

(i)      Forfeiture and Compensation Recovery.

(1)      The Committee may specify in an Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture or recovery by the Company upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include termination of Service for Cause; violation of any material Company or Affiliate policy; breach of noncompetition, non-solicitation or confidentiality provisions that apply to the Participant; a determination that the payment of the Award was based on an incorrect determination that financial or other criteria were met or other conduct by the Participant that is detrimental to the business or reputation of the Company or its Affiliates.

(2)      Awards and any compensation associated therewith may be made subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law. Any Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

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Appendix B

Buffalo Wild Wings, Inc. is referred to in this Appendix B as “we,” “us,” “our,” and the “company.”

The following tables (“Directors and Nominees” and “Officers and Employees”) set forth the name and business address of our directors and nominees, and the name, present principal occupation and business address of our officers and employees who, under the rules of the Securities and Exchange Commission, are considered to be “participants” in our solicitation of proxies from our shareholders in connection with our 2017 Annual Meeting of Shareholders.

Directors and Nominees

The principal occupations of our directors and nominees who are considered "participants" in our solicitation are set forth under the section above titled “Election of Directors (Proposal #1)” of the Proxy Statement for our 2017 Annual Meeting of Shareholders (the “Proxy Statement”). The name and business addresses, and address of the organization of employment, of our directors and nominees are as follows:

Name	Business Address	Address of Organization of Employment
Jerry R. Rose	c/o Buffalo Wild Wings, Inc. 5500 Wayzata Blvd., Suite 1600 Minneapolis, MN 55416	—
James M. Damian	c/o Buffalo Wild Wings, Inc. 5500 Wayzata Blvd., Suite 1600 Minneapolis, MN 55416	—
Cynthia L. Davis	c/o Buffalo Wild Wings, Inc. 5500 Wayzata Blvd., Suite 1600 Minneapolis, MN 55416	—
Andre J. Fernandez	c/o Buffalo Wild Wings, Inc. 5500 Wayzata Blvd., Suite 1600 Minneapolis, MN 55416	CBS RADIO 1271 Avenue of the Americas New York, NY 10020
Janice L. Fields	c/o Buffalo Wild Wings, Inc. 5500 Wayzata Blvd., Suite 1600 Minneapolis, MN 55416	—
Michael P. Johnson	c/o Buffalo Wild Wings, Inc. 5500 Wayzata Blvd., Suite 1600 Minneapolis, MN 55416	—
Harry A. Lawton	c/o Buffalo Wild Wings, Inc. 5500 Wayzata Blvd., Suite 1600 Minneapolis, MN 55416	eBay, Inc. 2025 Hamilton Avenue San Jose, CA 95125
J. Oliver Maggard	c/o Buffalo Wild Wings, Inc. 5500 Wayzata Blvd., Suite 1600 Minneapolis, MN 55416	Caymus Equity Partners, LLC 641 Lexington Avenue, 17th Floor New York, NY 10022
Sam B. Rovit	c/o Buffalo Wild Wings, Inc. 5500 Wayzata Blvd., Suite 1600 Minneapolis, MN 55416	CTI Foods, LLC 22303 Highway 95 Wilder, ID 83676
Harmit J. Singh	c/o Buffalo Wild Wings, Inc. 5500 Wayzata Blvd., Suite 1600 Minneapolis, MN 55416	Levi Strauss & Co. 1155 Battery Street San Francisco, CA 94111
Sally J. Smith	Buffalo Wild Wings, Inc. 5500 Wayzata Blvd., Suite 1600 Minneapolis, MN 55416	Buffalo Wild Wings, Inc. 5500 Wayzata Blvd., Suite 1600 Minneapolis, MN 55416

Officers and Employees

The principal occupations of our executive officers and employees who are considered “participants” in our solicitation of proxies are set forth below. The principal occupation refers to such person’s position with Buffalo Wild Wings, Inc., and the business address for each person is Buffalo Wild Wings, Inc., 5500 Wayzata Blvd., Suite 1600, Minneapolis, MN 55416.

Name	Principal Occupation
Sally J. Smith	Chief Executive Officer and President
Alexander H. Ware	Chief Financial Officer
James M. Schmidt	Chief Operating Officer
Judith A. Shoulak	Executive Vice President, President, Buffalo Wild Wings North America
Lee R. Patterson	Senior Vice President, Enterprise Strategy, Brand and Innovation
Andrew M. Block	Senior Vice President, Talent and Organizational Performance
Emily C. Decker	Senior Vice President, General Counsel and Secretary
Santiago M. Abraham	Chief Information Officer
Jeffrey B. Sorum	Senior Vice President, Corporate Controller
Heather L. Pribyl	Director, Investor Relations

Information Regarding Ownership of Buffalo Wild Wings, Inc. Securities by Participants

The number of shares of our common stock held by our directors and named executive officers as of March 24, 2017 is set forth under the “Security Ownership of Certain Beneficial Owners and Management” section of the Proxy Statement. The following table sets forth the number of shares beneficially owned as of March 24, 2017 by our other employees who are “participants.”

Name	Shares of Common Stock Beneficially Owned
Lee Patterson	7,365
Andrew M. Block	7,517
Santiago M. Abraham	2,700
Heather L. Pribyl	634

Shares of our common stock owned of record by each of our directors, named executive officers and other participants are beneficially owned by such person.

Information Regarding Transactions in Buffalo Wild Wings, Inc. Securities by Participants

The following table sets forth information regarding purchases and sales of our securities by each of the participants listed above under “Directors and Nominees” and “Officers and Employees” during the past two years. Unless otherwise indicated, all transactions were in the public market or pursuant to our equity compensation plans and none of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Shares of Common Stock Purchased or Sold (3/1/2015 – 3/24/2017)

Name	Date	# of Shares	Transaction Description
Jerry R. Rose	05/08/2015	576	Acquisition—Vesting of restricted stock units
	05/13/2016	707	Acquisition—Vesting of restricted stock units
James M. Damian	05/08/2015	576	Acquisition—Vesting of restricted stock units
	05/13/2015	(325)	Disposition—Open market sale
	02/18/2016	(300)	Disposition—Open market sale
	05/13/2016	707	Acquisition—Vesting of restricted stock units
	07/28/2016	(547)	Disposition—Open market sale
	02/16/2017	(200)	Disposition—Open market sale
Cynthia L. Davis	05/01/2015	315	Acquisition—Open market purchase
	05/08/2015	576	Acquisition—Vesting of restricted stock units
	05/13/2016	707	Acquisition—Vesting of restricted stock units
Andre J. Fernandez	—	—	—
Janice L. Fields	—	—	—
Michael P. Johnson	05/08/2015	576	Acquisition—Vesting of restricted stock units
	05/13/2016	707	Acquisition—Vesting of restricted stock units
Harry A. Lawton	—	—	—
J. Oliver Maggard	05/08/2015	576	Acquisition—Vesting of restricted stock units
	05/20/2015	(400)	Disposition—Open market sale
	05/13/2016	707	Acquisition—Vesting of restricted stock units

Name	Date	# of Shares	Transaction Description
	05/19/2016	(700)	Disposition—Open market sale
	08/04/2016	(300)	Disposition—Open market sale
Sam B. Rovit	—	—	—
Harmit J. Singh	—	—	—
Sally J. Smith	03/06/2015	(15,303)	Disposition—Settlement of restricted stock units
	03/06/2015	15,303	Acquisition—Settlement of restricted stock units
	03/06/2015	(7,377)	Disposition—Surrender of shares for tax withholding
	03/12/2015	(5,415)	Disposition—Surrender of shares for tax withholding
	03/30/2015	9,234	Acquisition—Grant of stock option
	05/07/2015	(935)	Disposition—Gift
	06/16/2015	(2,000)	Disposition—Open market sale
	05/01/2015	30	Acquisition—Purchases of stock under employee stock purchase plan
	07/15/2015	(2,000)	Disposition—Open market sale
	08/17/2015	(2,000)	Disposition—Open market sale
	09/15/2015	(800)	Disposition—Open market sale
	09/15/2015	(1,200)	Disposition—Open market sale
	03/31/2014	7,590	Acquisition—Grant of stock option
	10/15/2015	(666)	Disposition—Open market sale
	10/15/2015	(1,334)	Disposition—Open market sale
	11/16/2015	(8,359)	Disposition—Exercise of stock option
	11/16/2015	(6,155)	Disposition—Exercise of stock option
	11/16/2015	8,359	Acquisition—Exercise of stock option
	11/16/2015	6,155	Acquisition—Exercise of stock option
	11/16/2015	(1,000)	Disposition—Open market sale
	11/16/2015	(2,000)	Disposition—Open market sale
	11/16/2015	(6,580)	Disposition—Open market sale
	11/16/2015	(3,500)	Disposition—Open market sale
	11/16/2015	(1,700)	Disposition—Open market sale
	11/16/2015	(2,734)	Disposition—Open market sale
	12/15/2015	(2,000)	Disposition—Open market sale
	12/30/2015	(2,052)	Disposition—Exercise of stock option
	12/30/2015	2,052	Acquisition—Exercise of stock option
	12/30/2015	(1,600)	Disposition—Gift
	10/30/2015	130	Acquisition—Purchases of stock under employee stock purchase plan
	01/15/2016	(1,000)	Disposition—Open market sale
	02/16/2016	(1,000)	Disposition—Open market sale
	02/16/2016	(2,000)	Disposition—Open market sale
	02/25/2016	30,602	Acquisition—Grant of restricted stock units
	03/02/2016	(30,602)	Disposition—Settlement of restricted stock units
	03/02/2016	30,602	Acquisition—Settlement of restricted stock units
	03/02/2016	(14,490)	Disposition—Surrender of shares for tax withholding
	03/15/2016	(2,000)	Disposition—Open market sale
	03/28/2016	11,476	Acquisition—Grant of stock option
	04/15/2016	(1,000)	Disposition—Open market sale
	06/15/2016	(1,500)	Disposition—Open market sale
	07/15/2016	(1,500)	Disposition—Open market sale
	04/29/2016	162	Acquisition—Purchases of stock under employee stock purchase plan
	08/15/2016	(2,000)	Disposition—Open market sale
	09/15/2016	(1,800)	Disposition—Open market sale
	09/15/2016	(200)	Disposition—Open market sale
	10/17/2016	(1,150)	Disposition—Open market sale
	10/17/2016	(350)	Disposition—Open market sale
	11/15/2016	(2,000)	Disposition—Open market sale

Name	Date	# of Shares	Transaction Description
	12/15/2016	(2,000)	Disposition—Open market sale
	12/16/2016	(1,500)	Disposition—Gift
	01/17/2017	(1,500)	Disposition—Open market sale
	02/15/2017	(2,000)	Disposition—Open market sale
	02/17/2017	10,806	Acquisition—Grant of restricted stock units
	03/03/2017	(10,806)	Disposition—Settlement of restricted stock units
	03/03/2017	10,806	Acquisition—Settlement of restricted stock units
	03/03/2017	(4,626)	Disposition—Surrender of shares for tax withholding
	03/15/2017	(2,000)	Disposition—Open market sale
Alexander H. Ware	11/21/2016	5,981	Acquisition—Grant of stock option
	11/21/2016	2,912	Acquisition—Grant of stock option
	11/21/2016	2,364	Acquisition—Grant of restricted stock units
James M. Schmidt	03/06/2015	(5,423)	Disposition—Settlement of restricted stock units
	03/06/2015	5,423	Acquisition—Settlement of restricted stock units
	03/06/2015	(2,614)	Disposition—Surrender of shares for tax withholding
	03/12/2015	(1,354)	Disposition—Surrender of shares for tax withholding
	04/06/2015	(1,000)	Disposition—Open market sale
	03/30/2015	3,043	Acquisition—Grant of stock option
	05/05/2015	(1,000)	Disposition—Open market sale
	06/05/2015	(1,000)	Disposition—Open market sale
	07/06/2015	(1,000)	Disposition—Open market sale
	08/05/2015	(1,000)	Disposition—Open market sale
	08/20/2015	(1,380)	Disposition—Exercise of stock option
	08/20/2015	(831)	Disposition—Exercise of stock option
	08/20/2015	(958)	Disposition—Exercise of stock option
	08/20/2015	(1,546)	Disposition—Exercise of stock option
	08/20/2015	(2,086)	Disposition—Exercise of stock option
	08/20/2015	1,380	Acquisition—Exercise of stock option
	08/20/2015	831	Acquisition—Exercise of stock option
	08/20/2015	958	Acquisition—Exercise of stock option
	08/20/2015	1,546	Acquisition—Exercise of stock option
	08/20/2015	2,086	Acquisition—Exercise of stock option
	08/20/2015	(3,000)	Disposition—Open market sale
	08/20/2015	(3,000)	Disposition—Open market sale
	08/20/2015	(801)	Disposition—Open market sale
	09/08/2015	(1,000)	Disposition—Open market sale
	03/31/2014	2,852	Acquisition—Grant of stock option
	09/25/2015	(1,352)	Disposition—Exercise of stock option
	9/25/2015	(2,528)	Disposition—Exercise of stock option
	09/25/2015	(2,044)	Disposition—Exercise of stock option
	09/25/2015	(526)	Disposition—Exercise of stock option
	09/25/2015	1,352	Acquisition—Exercise of stock option
	09/25/2015	2,528	Acquisition—Exercise of stock option
	09/25/2015	2,044	Acquisition—Exercise of stock option
	09/25/2015	526	Acquisition—Exercise of stock option
	10/05/2015	(1,000)	Disposition—Open market sale
	11/05/2015	(1,000)	Disposition—Open market sale
	12/07/2015	(1,000)	Disposition—Open market sale
	02/25/2016	10,383	Acquisition—Grant of restricted stock units
	03/01/2016	(750)	Disposition—Open market sale
	03/02/2016	(10,383)	Disposition—Settlement of restricted stock units
	03/02/2016	10,383	Acquisition—Settlement of restricted stock units
	03/02/2016	(5,005)	Disposition—Surrender of shares for tax withholding
	03/28/2016	3,892	Acquisition—Grant of stock option
	04/01/2016	(750)	Disposition—Open market sale

Name	Date	# of Shares	Transaction Description
	08/01/2016	(750)	Disposition—Open market sale
	09/01/2016	(750)	Disposition—Open market sale
	11/14/2016	(5,000)	Disposition—Open market sale
	11/21/2016	(397)	Disposition—Exercise of stock option
	11/21/2016	(691)	Disposition—Exercise of stock option
	11/21/2016	397	Acquisition—Exercise of stock option
	11/21/2016	691	Acquisition—Exercise of stock option
	12/01/2016	(750)	Disposition—Open market sale
	01/03/2017	(750)	Disposition—Open market sale
	02/17/2017	4,061	Acquisition—Grant of restricted stock units
	03/03/2017	(4,061)	Disposition—Settlement of restricted stock units
	03/03/2017	4,061	Acquisition—Settlement of restricted stock units
	03/03/2017	(1,958)	Disposition—Surrender of shares for tax withholding
Judith A. Shoulak	03/06/2015	(4,278)	Disposition—Settlement of restricted stock units
	03/06/2015	4,278	Acquisition—Settlement of restricted stock units
	03/06/2015	(2,197)	Disposition—Surrender of shares for tax withholding
	03/30/2015	2,014	Acquisition—Grant of stock option
	05/19/2015	(500)	Disposition—Open market sale
	05/01/2015	49	Acquisition—Purchases of stock under employee stock purchase plan
	07/31/2015	(667)	Disposition—Exercise of stock option
	07/31/2015	(1,389)	Disposition—Exercise of stock option
	07/31/2015	667	Acquisition—Exercise of stock option
	07/31/2015	1,389	Acquisition—Exercise of stock option
	07/31/2015	(5,037)	Disposition—Open market sale
	03/31/2014	1,842	Acquisition—Grant of stock option
	09/30/2015	(4,762)	Disposition—Exercise of stock option
	09/30/2015	4,762	Acquisition—Exercise of stock option
	02/08/2016	(334)	Disposition—Gift
	10/30/2015	112	Acquisition—Purchases of stock under employee stock purchase plan
	02/18/2016	(337)	Disposition—Open market sale
	02/25/2016	7,117	Acquisition—Grant of restricted stock units
	03/02/2016	(7,117)	Disposition—Settlement of restricted stock units
	03/02/2016	7,117	Acquisition—Settlement of restricted stock units
	03/02/2016	(3,655)	Disposition—Surrender of shares for tax withholding
	03/28/2016	2,564	Acquisition—Grant of stock option
	05/16/2016	(1,470)	Disposition—Open market sale
	07/25/2016	(1,992)	Disposition—Open market sale
	04/29/2016	146	Acquisition—Purchases of stock under employee stock purchase plan
	10/07/2016	(3,241)	Disposition—Grant of stock option
	10/07/2016	3,241	Acquisition—Grant of stock option
	11/04/2016	(317)	Disposition—Open market sale
	02/17/2017	2,623	Acquisition—Grant of restricted stock units
	03/03/2017	(2,623)	Disposition—Settlement of restricted stock units
	03/03/2017	2,623	Acquisition—Settlement of restricted stock units
	03/03/2017	(1,265)	Disposition—Surrender of shares for tax withholding
Lee R. Patterson	03/06/2015	(2,121)	Disposition—Settlement of restricted stock units
	03/06/2015	2,121	Acquisition—Settlement of restricted stock units
	03/06/2015	(1,047)	Disposition—Surrender of shares for tax withholding
	03/30/2015	1,477	Acquisition—Grant of stock option
	08/03/2015	(1,100)	Disposition—Open market sale
	03/31/2014	1,068	Acquisition—Grant of stock option
	10/14/2015	(589)	Disposition—Exercise of stock option

Name	Date	# of Shares	Transaction Description
	10/14/2015	589	Acquisition—Exercise of stock option
	02/25/2016	4,092	Acquisition—Grant of restricted stock units
	03/02/2016	(4,092)	Disposition—Settlement of restricted stock units
	03/02/2016	4,092	Acquisition—Settlement of restricted stock units
	03/02/2016	(2,020)	Disposition—Surrender of shares for tax withholding
	03/28/2016	1,836	Acquisition—Grant of stock option
	05/16/2016	(1,285)	Disposition—Open market sale
	11/14/2016	(520)	Disposition—Open market sale
	11/22/2016	(200)	Disposition—Exercise of stock option
	11/22/2016	(1,001)	Disposition—Exercise of stock option
	11/22/2016	200	Acquisition—Exercise of stock option
	11/22/2016	1,001	Acquisition—Exercise of stock option
	02/17/2017	1,521	Acquisition—Grant of restricted stock units
	03/03/2017	(1,521)	Disposition—Settlement of restricted stock units
	03/03/2017	1,521	Acquisition—Settlement of restricted stock units
	03/03/2017	(707)	Disposition—Surrender of shares for tax withholding
Andrew M. Block	03/06/2015	(2,121)	Disposition—Settlement of restricted stock units
	03/06/2015	2,121	Acquisition—Settlement of restricted stock units
	03/06/2015	(1,111)	Disposition—Surrender of shares for tax withholding
	03/30/2015	1,329	Acquisition—Grant of stock option
	05/12/2015	(378)	Disposition—Exercise of stock option
	05/12/2015	378	Acquisition—Exercise of stock option
	05/01/2015	76	Acquisition—Purchases of stock under employee stock purchase plan
	07/23/2015	(300)	Disposition—Open market sale
	07/29/2015	(1,300)	Disposition—Open market sale
	03/31/2014	985	Acquisition—Grant of stock option
	02/25/2016	3,856	Acquisition—Grant of restricted stock units
	03/02/2016	(3,856)	Disposition—Settlement of restricted stock units
	03/02/2016	3,856	Acquisition—Settlement of restricted stock units
	03/02/2016	(2,019)	Disposition—Surrender of shares for tax withholding
	10/30/2015	84	Acquisition—Purchases of stock under employee stock purchase plan
	04/01/2016	1,705	Acquisition—Grant of stock option
	06/20/2016	(250)	Disposition—Open market sale
	04/29/2016	96	Acquisition—Purchases of stock under employee stock purchase plan
	07/25/2016	(250)	Disposition—Open market sale
	07/27/2016	(250)	Disposition—Open market sale
	07/27/2016	(250)	Disposition—Open market sale
	10/05/2016	(1,080)	Disposition—Exercise of stock option
	10/05/2016	(1,162)	Disposition—Exercise of stock option
	10/05/2016	1,080	Acquisition—Exercise of stock option
	10/05/2016	1,162	Acquisition—Exercise of stock option
	02/17/2017	1,403	Acquisition—Grant of restricted stock units
	03/03/2017	(1,403)	Disposition—Settlement of restricted stock units
	03/03/2017	1,403	Acquisition—Settlement of restricted stock units
	03/03/2017	(664)	Disposition—Surrender of shares for tax withholding
Emily C. Decker	03/06/2015	(1,145)	Disposition—Settlement of restricted stock units
	03/06/2015	1,145	Acquisition—Settlement of restricted stock units
	03/06/2015	(552)	Disposition—Surrender of shares for tax withholding
	03/30/2015	1,498	Acquisition—Grant of stock option
	08/11/2015	(421)	Disposition—Exercise of stock option
	08/11/2015	421	Acquisition—Exercise of stock option
	05/01/2015	76	Acquisition—Purchases of stock under employee stock purchase plan

Name	Date	# of Shares	Transaction Description
	02/25/2016	2,614	Acquisition—Grant of restricted stock units
	03/02/2016	(2,614)	Disposition—Settlement of restricted stock units
	03/02/2016	2,614	Acquisition—Settlement of restricted stock units
	03/02/2016	(1,260)	Disposition—Surrender of shares for tax withholding
	10/30/2015	86	Acquisition—Purchases of stock under employee stock purchase plan
	03/28/2016	1,941	Acquisition—Grant of stock option
	04/01/2016	(100)	Disposition—Open market sale
	08/01/2016	(100)	Disposition—Open market sale
	04/29/2016	151	Acquisition—Purchases of stock under employee stock purchase plan
	09/01/2016	(100)	Disposition—Open market sale
	12/01/2016	(100)	Disposition—Open market sale
	11/01/2016	12	Acquisition—Purchases of stock under employee stock purchase plan
	01/03/2017	(100)	Disposition—Open market sale
	02/01/2017	(100)	Disposition—Open market sale
	02/17/2017	1,453	Acquisition—Grant of restricted stock units
	03/03/2017	(1,453)	Disposition—Settlement of restricted stock units
	03/03/2017	1,453	Acquisition—Settlement of restricted stock units
	03/03/2017	(699)	Disposition—Settlement of restricted stock units
Santiago M. Abraham	12/27/2016	2,700	Acquisition—Grant of restricted stock units
	12/27/2016	1,670	Acquisition—Grant of stock option
Jeffrey B. Sorum	03/01/2016	888	Acquisition—Grant of stock option
	03/01/2016	559	Acquisition—Grant of stock option
	03/01/2016	1,264	Acquisition—Grant of stock option
	03/01/2016	753	Acquisition—Grant of stock option
	03/01/2016	778	Acquisition—Grant of stock option
	03/01/2016	33	Acquisition—Grant of stock option
	03/01/2016	3,148	Acquisition—Grant of restricted stock units
	03/02/2016	(3,148)	Disposition—Settlement of restricted stock units
	03/02/2016	3,148	Acquisition—Settlement of restricted stock units
	03/02/2016	(1,058)	Disposition—Surrender of shares for tax withholding
	03/28/2016	1,050	Acquisition—Grant of stock option
	07/27/2016	(888)	Disposition—Exercise of stock option
	07/27/2016	888	Acquisition—Exercise of stock option
	07/27/2016	(800)	Disposition—Open market sale
	04/29/2016	95	Acquisition—Purchases of stock under employee stock purchase plan
	02/17/2017	1,073	Acquisition—Grant of restricted stock units
	02/17/2017	(1,000)	Disposition—Open market sale
	03/03/2017	(1,073)	Disposition—Settlement of restricted stock units
	03/03/2017	1,073	Acquisition—Settlement of restricted stock units
	03/03/2017	(368)	Disposition—Surrender of shares for tax withholding
Heather L. Pribyl	03/30/2015	258	Acquisition—Grant of restricted stock units
	05/01/2015	45	Acquisition—Purchases of stock under employee stock purchase plan
	08/05/2015	47	Acquisition—Purchases of stock under employee stock purchase plan
	11/01/2015	54	Acquisition—Purchases of stock under employee stock purchase plan
	11/25/2015	45	Acquisition—Purchases of stock under employee stock purchase plan
	03/04/2016	(235)	Disposition—Settlement of restricted stock units

Name	Date	# of Shares	Transaction Description
	03/07/2016	235	Acquisition—Settlement of restricted stock units
	03/07/2016	(92)	Disposition—Surrender of shares for tax withholding
	03/28/2016	342	Acquisition—Grant of restricted stock units
	05/01/2016	30	Acquisition—Purchases of stock under employee stock purchase plan
	02/17/2017	(73)	Disposition—Open market sale
	03/02/2017	179	Acquisition—Settlement of restricted stock units
	03/02/2017	(131)	Disposition—Cancellation due to performance factor
	03/02/2017	(70)	Disposition—Surrender of shares for tax withholding

Miscellaneous Information Concerning Participants

Other than as set forth in this Appendix B or the Proxy Statement, none of the participants or their associates (i) beneficially owns, directly or indirectly, any shares or other securities of Buffalo Wild Wings, Inc. or any of our subsidiaries or (ii) has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the annual meeting other than, with respect to each director nominee, such nominee’s interest in election to our Board of Directors. In addition, except as set forth below, neither we nor any of the participants listed above has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies.

Other than as set forth in this Appendix B or the Proxy Statement, neither we nor any of the participants listed above or any of their associates have or will have (i) any arrangements or understandings with any person with respect to any future employment by us or our affiliates or with respect to any future transactions to which we or any of our affiliates will or may be a party or (ii) a direct or indirect material interest in any transaction or series of similar transactions since the beginning of our last fiscal year or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet – QUICK ☐ ☐ ☐ EASY

IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

BUFFALO WILD WINGS, INC.

As a shareholder of Buffalo Wild Wings, Inc., you have the option of voting your shares electronically through the Internet, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet must be received by 7:00 p.m., Eastern Time, on

INTERNET/MOBILE –

Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

☐ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ☐

PROXY	Please mark your votes like this

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE DIRECTOR NOMINEES IDENTIFIED BELOW, “FOR” PROPOSALS 2, 4, & 5 AND “ONE YEAR” FOR PROPOSAL 3.

1. Election of Directors, thereby setting the number of directors at nine		FOR ALL	WITHHOLD FOR ALL	FOR ALL EXCEPT

1.	Cynthia L. Davis

2.	Andre Fernandez

3.	Janice L. Fields

4.	Harry A. Lawton

5.	J. Oliver Maggard

6.	Jerry R. Rose

7.	Sam B. Rovit

8.	Harmit J. Singh

9.	Sally J. Smith
		FOR	AGAINST	ABSTAIN

2.	Advisory vote to approve the compensation of our named executive officers as disclosed in the company's 2017 Proxy Statement.

		FOR	AGAINST	ABSTAIN

3.	Advisory vote on the requency of future votes to approve named executive officer compensation.

		1 YEAR	2 YEARS	3 YEARS	ABSTAIN
4.	Approve the 2017 Incentive Compensation Plan.

		FOR	AGAINST	ABSTAIN
5.	Ratify the appointment of KPMG LLP.

6.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

INSTRUCTION (To withhold authority to vote for any individual nominee, mark an X in “FOR ALL EXCEPT” and strike a line through the nominee’s name in the list above)	COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature	Signature, if held jointly	Date	, 2017.

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

PRELIMINARY PROXY CARD — SUBJECT TO COMPLETION

BUFFALO WILD WINGS, INC.

5500 WAYZATA BOULEVARD, SUITE 1600

MINNEAPOLIS, MINNESOTA 55416

Important Notice Regarding the Availability of Proxy Materials for

The Annual Meeting of Shareholders:

The Notice, Proxy Statement, Form of Proxy and Annual Report on Form 10-K are

Available at:

☐ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ☐

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

BUFFALO WILD WINGS, INC.

ANNUAL MEETING OF SHAREHOLDERS

The undersigned appoints Sally J. Smith and Alexander Ware and each of them, as proxies, each with the power to appoint his or her substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Buffalo Wild Wings, Inc. held of record by the undersigned at the close of business on           at the Annual Meeting of Shareholders of Buffalo Wild Wings, Inc. to be held at           , or at any adjournment thereof, at           .

This proxy will be voted as directed herein. If no direction is given, this proxy will be voted FOR each of the director nominees and FOR proposals 2 and 4 and 5, and will be voted ONE YEAR on proposal 4, and will be voted in the discretion of the proxies on any other matters as may properly come before the annual meeting and any adjournments or postponements thereof. This proxy revokes any previously executed proxy with respect to all proposals.

(Continued, and to be marked, dated and signed, on the other side)